As filed with the Securities and Exchange Commission of September 15, 2021

Registration No. 333-257293

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 5

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aspire Global Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	2111	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14 Jian’an Road

Tangwei Fuyong Town

Bao’an District, Shenzhen

Guangdong Province, China
Tel: + 86 75581499783
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Jinfei Zhang, Esq.	Meng Ding, Esq.
Sidley Austin LLP
	787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300	9/F Two International Finance Centre Central, Hong Kong SAR Tel: +852.2509.7888

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.0001 per share(2)	17,250,000	$9.00	$155,250,000	$16,937.78
Underwriters’ Warrants (3)
Ordinary shares, par value $0.0001 per share, issuable upon exercise of the Underwriters’ Warrants(3)	1,035,000	11.25	11,643,750	1,270.34
Ordinary shares, par value $0.0001 per shares(4)	3,750,000	10.00	37,500,000	4,091.25
Total			$204,393,750	$22,299.37	(6)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Includes 2,250,000 ordinary shares issuable upon exercise of the underwriters’ over-allotment option.

(3)

Warrants to be issued to the Underwriters. No separate registration fee required pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the underwriters, upon closing of the offering, warrants to purchase the number of ordinary shares (the “Underwriters’ Warrants”) in the aggregate equal to 6% of the number of offered shares sold in the offering. The exercise price of the Underwriters’ Warrants is equal to 125% of the public offering price per share in the offering. The Underwriters’ Warrants are exercisable, with a cashless provision, for a period of five (5) years from the commencement of the offering.

(4)	Represents ordinary shares held by Reliance Lead Company Limited that is being offered for resale at an estimated offering price of $10.00 per share.

(5)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated September 15, 2021

15,000,000 Ordinary Shares

Aspire Global Inc.

Ordinary Shares

This is the initial public offering of 15,000,000 ordinary shares on a firm commitment basis.  The estimated initial public offering price is expected to be in the range of $7.00 to $9.00 per share. Currently, no public market exists for our ordinary shares.  We intend to apply to have our ordinary shares listed on the Nasdaq Global Market, or Nasdaq, under the symbol “ASPG.”

We have granted the Underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 2,250,000 shares from us at the initial public offering price less the underwriting discount and commissions to cover over-allotments.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Emerging Growth Company Status.” We will be deemed to be a “controlled company” under the Nasdaq listing rules. See “Prospectus Summary — Controlled Company.”

Investing in our ordinary shares is highly speculative and involves a significant degree of risk.  We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, or the PRC, primarily our variable interest entity and its subsidiary, collectively, the VIE. Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, we do not have any equity ownership of our VIE, instead we control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company that maintains service agreements with the associated operating companies. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate Structure” on page 55. See also “Risk Factors - Risks Related to our VIE Agreements” and “Risk Factors - Risks Related to our Corporate Structure.” See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$		$
Underwriting discount and commissions (1)	$		$
Proceeds to us, before expenses	$		$

(1)	The Underwriters will receive compensation in addition to the underwriting discount and commission, as set forth in the section entitled “Underwriting” beginning on page 120 upon the closing of this offering. We have also agreed to reimburse Underwriters for certain expenses incurred by it and to issue to the Underwriters upon closing of this offering, warrants (the “Underwriters’ Warrants”) to purchase the number of ordinary shares in the aggregate equal to 6% of the number of shares sold in the offering. See “Underwriting” for additional information.

If the Underwriters exercise the over-allotment option in full, the total underwriting discounts and commissions payable will be $ , and the total proceeds to us, before expenses, will be $ .

This prospectus also relates to the public offering of an aggregate of 3,750,000 ordinary shares which may be sold from time to time by the selling shareholder named in this prospectus. The selling shareholder will not sell any shares pursuant to this prospectus until such time as our ordinary shares are traded on Nasdaq. We will not receive any proceeds from the sale by the selling shareholder of its ordinary shares. The selling shareholder has not engaged any underwriter in connection with the sale of its ordinary shares. The selling shareholder may sell ordinary shares in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling shareholder may also sell its ordinary shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

The Underwriters expect to deliver the ordinary shares to purchasers in the offering on or about [●], 2021.

Tiger Brokers	EF HUTTON division of Benchmark Investments, LLC
TFI Securities and Futures Limited	China Merchants Securities (HK)

The date of this prospectus is [●], 2021.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until              , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

All references to “we,” “us,” “our,” “the Company,” or similar terms used in this prospectus refer to Aspire Global Inc., a Cayman Islands exempted company with limited liability, including its consolidated subsidiaries, the variable interest entity (“VIE”) and the VIE’s subsidiary, unless the context otherwise indicates.

“Aspire” refers to Aspire Global Inc. and its consolidated subsidiaries but excluding the VIE.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau.

“RMB” or “Renminbi” refers to the legal currency of China.

“VIE” or “consolidated VIE” is a variable interest entity whose financial statements are included in our consolidated financial statements as a result of a series of agreements which give us, through our WFOE, control of the entity and gives us effective ownership of its assets. Our VIE is Shenzhen Yi Jia Technology Co., Limited, which we refer to as Shenzhen Yi Jia. References to our VIE and to Shenzhen Yi Jia include Shenzhen Yi Jia Technology Co., Limited and its wholly-owned subsidiary, Dongguan Enliqi Electronic Technology Co., Limited.

“WFOE” or “PRC Subsidiary,” which is a wholly foreign owned entity and is a corporation organized under the laws of the PRC which is wholly owned by us, through our subsidiaries. Our WFOE is Eigate (Shenzhen) Electronic Technology Co., Limited which we refer to as Eigate (Shenzhen).

“$,” “US$” or “U.S. Dollars” refers to the legal currency of the United States.

“share capital” or “shares in the capital of” or similar expressions include a reference to shares in a company that does not have a share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares.

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our reporting currency is the US$. The functional currency of our entities located in China is the RMB. The functional currency of our entities located in Hong Kong is the Hong Kong Dollar ("HKD"). For the entities whose functional currency is the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into US$ are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currencies at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The information presented in this prospectus that relates to the industry has been derived from an industry report dated January 22, 2021 and commissioned by us and prepared by Euromonitor International Limited, or Euromonitor, an independent research firm, to provide information regarding our industry and our market position. Neither we, the Underwriters nor any other party involved in this offering has independently verified such information, and neither we, the Underwriters nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the PRC, including our VIE. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. We use a VIE structure due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, and the Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company, and, as a shareholder of Aspire, you will have an equity interest in an entity which does not have ownership of the VIE, which manufactures the products and generates a significant portion of the consolidated revenue. Because we do not have ownership of Shenzhen Yi Jia, we must rely on the shareholders of Shenzhen Yi Jia, with our chief executive officer being a 95% shareholders of Shenzhen Yi Jia, to comply with their contractual obligations. The approval of PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we may not be able to obtain such approval. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors - Risks Related to Our Corporate Structure” and “Risk Factors - Risks Related to Doing Business in China.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Consolidating Financial Statements” for information relating to the extent that the VIE’s financial statements represent a significant portion of our consolidated financial statements.

We are a vertically integrated business engaged in the research and development, design, commercialization, manufacturing, sales, marketing and distribution of branded and, to a significantly lesser extent, OEM and ODM e-cigarette vaporizing technology products. The manufacturing operations are conducted in China by Shenzhen Yi Jia.

Effect of Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, which was signed into law on December 18, 2020, requires a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. These developments could add uncertainties to our offering, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.

Our Corporate Structure

The chart below shows our corporate structure, including our subsidiaries and our VIE and its subsidiary as of the date of this prospectus. As shown on the chart, we do not have any direct ownership interest in our VIE, which is the principal manufacturer of our products and which accounted for almost all of our revenue in the years ended June 30, 2019 and 2020 and the six months ended December 31, 2020. Our control over our VIE results from our contractual arrangements with the shareholders of our VIE, who are our chief executive officer, who has a 95% interest in our VIE, and his cousin, who holds the remaining 5%. These agreements are intended to give us the power, rights and obligations equivalent in all material respects to those that our subsidiary, Eigate (Shenzhen) Electronic Technology Co., Limited (“Eigate (Shenzhen)”), would possess as the equity holder of Shenzhen Yi Jia, including the control rights and the rights in the assets, property and revenue of Shenzhen Yi Jia, to (i) exercise effective control over Shenzhen Yi Jia, (ii) receive substantially all of the economic benefits of Shenzhen Yi Jia, and (iii) have an exclusive option to purchase or designate any third party to purchase all or part of the equity interests in and assets of Shenzhen Yi Jia when and to the extent permitted by PRC law. These agreements are an exclusive business cooperation agreement, pursuant to which Eigate (Shenzhen) provides services to the VIE for which it receives a fee, an exclusive option agreement, pursuant to which Eigate (Shenzhen) received an option to purchase all of the equity of Shenzhen Yi Jia, an equity interest pledge agreement, pursuant to which the shareholders of Shenzhen Yi Jia pledged 100% of the equity in Shenzhen Yi Jia as security for the performance of all the contractual obligations by the shareholders and Shenzhen Yi Jia of their obligations, and an irrevocable power of attorney, pursuant to which the shareholders appointed Eigate (Shenzhen) to act on behalf of the shareholders in all matters concerning their shareholdings. These agreements are collectively referred to as the “VIE Agreements.” There are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including those relating to VIEs. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. In addition, since we do not have any direct equity interest in our VIE, we must rely upon the shareholders of our VIE to comply with their obligations under the VIE Agreements and our ability to enforce our contractual rights in the Chinese courts, and we cannot give any assurance as to our ability to enforce the VIE Agreements. See “Our Organization and Structure” and “Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders.”

Aspire Global Inc.
(Cayman Islands)
100%
100%
Aspire North American LLC
(California)
Aspire Global Holdings, Limited
(British Virgin Islands)
100%
100%
100%
DEC (HK) Technology Co., Limited
(HK)
Aspire International Hong Kong Limited
(HK)
Aspire Science and Technology Limited
(HK)
Outside China
Inside China
100%
Eigate (Shenzhen) Electronic Technology Co., Limited
(PRC)
VIE contractual relationship
Shenzhen Yi Jia Technology Co., Limited
(PRC)
100%
Dongguan Enliqi Electronic Technology Co., Limited
(PRC)

Government Regulations

We are potentially subject to significant regulation by various agencies of the Chinese government. Our WFOE and our VIE and its subsidiary are required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. In addition, our VIE is required to have, and has, a food operations license also issued by the PRC State Administration for Market Regulation and its local counterparts. The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Although we believe, based on advice of counsel, that CSRC’s approval is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, we cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above, however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and it is unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

Transfer of Cash Through our Organization

Our manufacturing operations are conducted by Shenzhen Yi Jia in China. Shenzhen Yi Jia sells products to third party customers as well as to Aspire or one of its subsidiaries, including our Eigate (Shenzhen), which is our WFOE. In addition to funds generated from sales of product, Shenzhen Yi Jia’s operations are financed by loans from Eigate (Shenzhen), which received funds from Aspire, through either capital contributions or loans through its subsidiaries to Eigate (Shenzhen), our WFOE, which would, in turn, make loans to Shenzhen Yi Jia. Funds from Shenzhen Yi Jia to Aspire are made as service fees to Eigate (Shenzhen) pursuant to the business cooperation agreement, and Eigate (Shenzhen) in turn makes distributions or pays dividends to the Hong Kong subsidiary and the BVI subsidiary to Aspire.

Investment in Chinese companies, which are governed by the Foreign Investment Law, and the dividends and distributions from Eigate (Shenzhen) are subject to regulations and restrictions on dividends and payment to parties outside of China are subject to restrictions. Applicable PRC law permits payment of dividends to Aspire by our PRC subsidiary only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC subsidiary in China and Shenzhen Yi Jia and its subsidiary are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong operating subsidiaries are able to transfer cash without any limitation to the British Virgin Islands or the Cayman Islands under normal circumstances.

The following table shows the nature of the flow of funds from Aspire to its subsidiaries and to the VIE and from the VIE to the PRC Subsidiary to Aspire.

Our Business

Our tobacco vaping products are sold through a distribution network of more than 150 distributors in 30 countries. In December 2020, we commenced the marketing of cannabis vaping technology products in the United States. Vaping refers to the practice of inhaling and exhaling the vapor produced by an electronic vaping device. Our tobacco vaping technology products are marketed under the Aspire brand name and our cannabis vaping technology products are marketed under the ISPIRE brand name.

There are generally two types of vaping systems – open system and closed system.

The term open system generally refers to vaping devices consisting of tanks, which include heating coils, and mods, which include the battery packs. Open system vaping devices allow end consumers to refill the tanks with their own liquid by themselves. With open systems, consumers have great flexibility in mixing different coils, mods, and e-liquid to create a more personalized experience. Our open system vaping devices are sold under our own brands, including “Aspire,” “Nautilus,” and “Zestquest.”

The term closed system generally refers to vaping devices that consisting of cartridges, which include a heating core (sometimes referred to as atomizers) and is filled with e-liquid, and batteries, which power the cartridges. The closed system vaping devices include rechargeable closed system vaping devices and disposable closed system vaping devices. The cartridge can last from a few days to two weeks, depending upon the frequency of use. We market a line of closed systems. Unlike the open system, the closed system includes the coils and liquid. We believe that the market for closed systems is increasing rapidly and it is becoming the dominant form of vaping.

Through our global distributor network of more than 150 distributors, our Aspire tobacco vaporizer technology products are marketed and sold in 30 countries. Sales of our ISPIRE cannabis vaping technology products commenced in December 2020 in the United States, and have not been significant through January 31, 2021.

The following table sets forth our revenue percentage by region for the years ended June 30, 2019 and 2020 and the six months ended December 31, 2019 and 2020 based on information provided to us by our distributors.

	Year ended June 30		Six Months Ended December 31,
	2019	2020	2019	2020
Europe	57.9%	61.0%	60.0%	58.1%
North America	41.1%	22.6%	21.6%	15.0%
PRC	0.9%	6.8%	9.7%	15.6%
Asia Pacific – Other than PRC	0.1%	9.5%	8.6%	11.2%
Others	0.0%	0.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%	100.0%

The largest markets for our products are Europe and North America. Based on information from our distributors, some of whom market to both Europe and North America, approximately $120.8 million, or 99.0% of our sales in the year ended June 30, 2019, approximately $66.1 million, or 83.6%, of our sales in the year ended June 30, 2020, approximately $33.4 million, or 81.6% of our sales in the six months ended December 31, 2019 and approximately $32.4 million, or 73.1% or our sales for the six months ended December 31, 2020 were sales in Europe and North America.  In the year ended June 30, 2020, approximately $5.4 million (6.8% of sales) and approximately $7.5 million (9.5% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively.  In the six months ended December 31, 2020, approximately $6.9 million (15.6% of sales) and approximately $4.9 million (11.2% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively. The decline in revenue from North America reflects the effect of changes in regulations in the United States as a result of which we are currently only able to sell one product line in the United States.

Set forth below is selected consolidating statements of income and cash flows for the years ended June 30, 2019 and 2020 and selected balance sheet information as of June 30, 2019 and 2020 showing financial information for Aspire (excluding the VIE), the VIE, eliminating entries and consolidated information (dollars in thousands).

Consolidating Statements of Income Information

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Eliminations	Consolidated	Aspire	VIE	Elimination	Consolidated
Revenue	$3,310	$118,857	$-	$122,167	$7,744	$71,282	$-	$79,026
Cost of revenue	-	(61,906)	-	(61,906)	-	(45,762)	-	(45,762)
Gross profit	3,310	56,951	-	60,261	7,744	25,520	-	33,264
Operating Expenses	(1,321)	(9,079)	-	(10,400)	(3,975)	(10,144)	-	(14,119)
Income from operations	1,989	47,872	-	49,861	3,769	15,376	-	19,145
Other income, net	1,027	251	-	1,278	2,025	2,751	-	4,776
Income before income taxes	3,016	48,123	-	51,139	5,794	18,127	-	23,921
Net income	$2,394	$39,830	$-	$42,224	$4,589	$14,556	$-	$19,145

Consolidating Balance Sheets Information

	June 30, 2019				June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
Assets	$90,687	$94,253	$(18,138)	$166,802	$115,991	$108,313	$(40,316)	$183,988
Current assets	90,678	92,820	(18,138)	165,360	115,985	105,917	(40,316)	181,586
Working capital	399	68,662	-	69,061	792	57,892	-	58,684
Retained earnings	330	61,451	-	61,781	1,087	50,878	-	51,965
Shareholders’ equity	409	70,094	-	70,503	797	60,289	-	61,086

Consolidating Cash Flows Information

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
Net cash (used in)/provided by operating activities	$12,198	$24,513	$-	$36,711	$23,738	$(3,516)	$-	$20,222
Net cash (used in)/provided by investing activities	$(80,002)	$(10,562)	$-	$(90,564)	$82,018	$(1,087)	$-	$80,931
Net cash used in/provided by financing activities	$6,925	$(19,036)	$-	$(12,111)	$(978)	$(4,801)	$-	$(5,779)
Net (decrease) increase in cash and cash equivalents	$(60,882)	$(4,981)	$-	$(65,863)	$104,780	$(10,768)	$-	$94,012

Industry Developments

Historically, combustible tobacco products, primarily cigarettes and cigars, have been, and continue to be, the principal tobacco products used by adult smokers. Diverse customer demands are driving the innovation in the tobacco industry. During the past few decades, a number of alternatives to combustible tobacco products have entered the market. These products can be classified in three categories – smokeless (including moist snuff and chewing tobacco), e-vapor products and heated tobacco.

Vapor devices are distinguished from traditional combustible tobacco products by their production of vapor through a process of heating rather than the burning associated with the consumption of cigarettes, cigars, cigarillos or smoking tobacco. In their current form, vapor devices usually include electronic circuitry and a power source supplying energy to the heating mechanism. Vapor products are not distinguished by the absence of tobacco. While the majority of current devices (e-cigarettes) are intended for use with a tobacco-derived nicotine containing liquid the category includes tobacco products where it is heated and not combusted, such as heat-not-burn devices. Closed vaping systems designed to look like a cigarette are referred to as cigalikes.

Our products are vapor devices, which are categorized as closed system vaping devices (non-cigalikes), vaping components, and open system vaping devices.

Over the past ten years, both technological advances and consumer demand resulting in large part from a desire to obtain the effects of smoking without the adverse health effects resulting from smoking cigarettes, have led to both an increase in the global popularity of vaping along with the application of anti-tobacco legislation and regulation to electronic products, including vaping. Innovation in battery and other component technologies have greatly improved product functionality and reliability. Many consumers are attracted to the discreetness that vaporizers provide in terms of size and ease of use, style/fashion, and the perception that vaping is less detrimental to health than cigarettes. As a result, the market for vaping devices has been growing rapidly over the past few years.

Our Strength

We believe that we have the ability to evaluate the market need for vaping products and develop products to meet the need. We believe that we have implemented systems of quality control that cover the key steps of supply chain management to provide high-quality products to adult smokers in a consistent manner. We strictly uphold our extensive internal standards for various aspects of our products, and conduct thorough quality assurance and control practices throughout the entire production cycle.

Our Strategy

Our strategy is to implement a multi-prong growth strategy directed at increasing our e-cigarette vaporizer technology products and developing our cannabis vaporizer technology products.

We are expanding into the OEM and ODM business. OEM generally means making and selling the products as we design them, but putting customers’ logos on the products. For OEM products, cost is important to the customer. ODM generally involves the design and customization of core products to meet each brand’s unique image and needs. For ODM products, technology, performance and uniqueness are often more important, with cost generally being a secondary consideration.

Historically, we have focused on building and growing our own branded business, with OEM and ODM sales accounting for a minor portion of our revenue for the years ended June 30, 2019 and 2020 and the six months ended December 31, 2020. As we have continued to innovate in the last decade and have been recognized as a leading innovator in the vaping industry, we have been sought after by other brands on the OEM and ODM front. OEM/ODM will represent a key growth area for us in the future.

In the fourth quarter of 2020, we completed the development of our super cotton core technology and, during the first half of 2021, we launched our ODM-oriented technology product, Sensit, which uses this technology. This super cotton core technology is based on our cotton core technology that we developed and used in our Aspire-branded open-system products. We developed the super cotton core technology for closedsystem products. We believe that it addresses several key weaknesses of the existing cotton core technology in closed-system products, such as oil leakage and cotton burn. We plan to use this technology both for our own closed-system products and for ODM services. We have begun discussions with e-cigarette brands seeking to provide ODM services, leveraging our super cotton core technology. As of the date of this prospectus, we have signed six ODM contracts and have commenced production for three of these projects.

We plan to increase sales of our e-cigarette vaporizer technology products by increasing the number of distributors and regions as well as increasing sales to existing customers. We believe that our brands have a reputation for high quality products in the marketplace. We will seek to introduce new products to meet customer needs based on our assessment of the direction of the market.

We will continue to expand our technology leadership by investing in vaporizer and similar technology research and development. Our research and development activities will be oriented to focus on both medical and recreational usages of cannabis products. We recognize that industry trends can change rapidly. We believe that our products must be at the forefront of technology if we are going to prosper. The cannabis vaping business is in its early stages and we will seek to develop a strong and leading position in this market. This market is currently largely in the United States, and we plan to be in the forefront as this market and other markets develop.

Through extensive research and development, we developed our patented DuCoil technology that enables our cannabis vaporizer products to heat cannabis oil to the optimal temperature without burning it, which is the first true leak-proof patented design, which enables the consumer to get the full flavor experience of the cannabis.

Besides growing organically, we may consider strategic acquisitions, investments and business relationships if we believe it would help further our business strategy.

Effects of COVID-19 Pandemic

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. During 2020, the disease spread to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in much of the world. Since our products are sold worldwide, the COVID-19 outbreak has materially adversely affected our business operations and financial condition and operating results for 2020, resulting in a material negative impact to our revenue.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of our product live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, social distancing, and securing the supply of materials that are essential to our production process. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees, customers, and business relationships.

From the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, our factory production was slowed down due to the COVID-19 pandemic in China. This slowdown in production resulted in a near-total stoppage of our business during this nearly 4-month time period, including most sales activities. In addition, since our products are generally sold in stores such as grocery stores, convenience stores and tobacco stores, to the extent that either the stores are closed as a result of government actions or consumers are reluctant to go shopping because of the COVID-19 pandemic, retail sales of our products would suffer.

The extent to which the COVID-19 impacts our operations on an ongoing basis is highly uncertain. It will depend on various factors including the duration and severity of the outbreak and variants, such as the delta variant, which may develop, and new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. See “Risk Factors—Risks Related to Our Business and Industry—Outbreaks of communicable diseases, natural disasters or other events may materially and adversely affect our business, results of operations and financial condition.”

Our Organization and Structure

Aspire Global Inc. was incorporated under the laws of the Cayman Islands on January 30, 2020 as an exempted company with limited liability.

Aspire owns a 100% equity interest in Aspire Global Holdings Limited (“Aspire Holdings”), a British Virgin Islands corporation which was incorporated on February 13, 2020, and Aspire North America LLC (“Aspire North America”), a California limited liability company, which was formed on February 22, 2020 and the formal ownership of Aspire North America was transferred to Aspire on September 23, 2020.

Aspire Holdings owns a 100% equity interest in three subsidiaries -- DEC (HK) Technology Co., Limited, a Hong Kong corporation, which was incorporated on March 15, 2012, Aspire International Hong Kong Limited (“Aspire Hong Kong”), a Hong Kong corporation, which was incorporated on July 6, 2020, and Aspire Science and Technology Limited, a Hong Kong corporation, which was incorporated on December 9, 2016.

Aspire Hong Kong owns a 100% equity interest in Eigate (Shenzhen) Electronic Technology Co., Limited (“Eigate (Shenzhen)”), a PRC corporation formed on September 30, 2020, which is a Wholly Foreign-Owned Enterprise (“WFOE”).

Shenzhen Yi Jia Technology Co., Limited (“Shenzhen Yi Jia”) was incorporated in China on June 8, 2010.  Shenzhen Yi Jia is engaged in e-cigarette manufacturing.

Shenzhen Yi Jia owns a 100% equity interest in Dongguan Enliqi Electronic Technology Co., Limited (“Dongguan Enliqi”), which was incorporated in China on October 24, 2019.  Dongguan Enliqi provides material processing services to Shenzhen Yi Jia.

Aspire does not engage in any active operations and merely acts as a holding company.

Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders

On September 30, 2020, Eigate (Shenzhen) entered into a series of contractual arrangements with Shenzhen Yi Jia and the shareholders of Shenzhen Yi Jia who collectively held 100% of the shares in Shenzhen Yi Jia, including an exclusive business cooperation agreement, an exclusive option agreement, an equity interest pledge agreement, and power of attorney (collectively “VIE Agreements”). Our chief executive officer, Tuanfang Liu, holds a 95% equity interest in Shenzhen Yi Jia and his cousin, Yuli Liu, holds the remaining 5% in Shenzhen Yi Jia.

Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, neither we nor our subsidiaries own any equity interest in Shenzhen Yi Jia. Instead, we control and receive the economic benefits of Shenzhen Yi Jia’s business operations through the VIE Agreements. Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders entered into the VIE Agreements on September 30, 2020. The VIE Agreements are designed to provide Eigate (Shenzhen) with the power, rights, and obligations equivalent in all material respects to those it would possess as the equity holder of Shenzhen Yi Jia, including absolute control rights and the rights in the assets, property and revenue of Shenzhen Yi Jia, to (i) exercise effective control over Shenzhen Yi Jia, (ii) receive substantially all of the economic benefits of Shenzhen Yi Jia, and (iii) have an exclusive option to purchase or designate any third party to purchase all or part of the equity interests in and assets of Shenzhen Yi Jia when and to the extent permitted by PRC law.

As a result of our direct ownership in Eigate (Shenzhen)and the contractual arrangements with Shenzhen Yi Jia, we are regarded as the primary beneficiary of Shenzhen Yi Jia, and we treat Shenzhen Yi Jia as our consolidated VIE under U.S. GAAP, which generally refers to an entity in which we do not have any equity interests but whose financial results are consolidated into our consolidated financial statements in accordance with U.S. GAAP because we have a controlling financial interest in, and thus are the primary beneficiary of, that entity. We have consolidated the financial results of Shenzhen Yi Jia and its subsidiary in our consolidated financial statements in accordance with U.S. GAAP. See “Corporate Structure.”

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors and the audit committee, compensation committee and nominating and corporate governance committee requirements, the requirement to disclose third party director and nominee compensation and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules shall disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions.

Controlled Company

A controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We are a controlled company because Mr. Tuanfang Liu, our chief executive officer, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

•	our board of directors is not required to be comprised of a majority of independent directors.

•	our board of directors is not subject to the compensation committee requirement; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We intend to take advantage of certain of these exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive offices in China are located at 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province. Our telephone number at this address is +86 75581499783. Our registered agent in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.aspireglobal.inc. The information contained on, or that can be accessed through, our website or any other website, is not a part of this prospectus.

Share Distribution

On May 12, 2021, we effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share and per share information in this prospectus retroactively reflects the share distribution.

Conventions that Apply to this Prospectus

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the Underwriters or any of our affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside China.

We use the U.S. dollar as the reporting currency in our consolidated financial statements. The functional currency of our entities located in China is the Renminbi (“RMB”). The functional currency of our entities located in Hong Kong is the Hong Kong Dollar (“HKD”). For the entities whose functional currency is the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into US Dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currencies at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translations of amounts from RMB and HKD into U.S. dollars were made at the following exchange rates for the respective dates and periods:

	Year ended June 30,		Six months ended December 31,
	2019	2020	2019	2020
Consolidated balance sheets:
RMB to $1.00	6.8747	7.0795	6.9762	6.5249
HKD to $1.00	7.8152	7.7504	7.7879	7.7526

Consolidated statements of operations and comprehensive income:
RMB to $1.00	6.8182	7.0198	7.0086	6.7729
HKD to $1.00	7.8404	7.7953	7.8269	7.7512

Certain amounts and percentage figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentages may not represent the arithmetic summation or calculation of the figures that accompany them.

In addition, unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriters of their over-allotment option.

The Offering

Shares being offered:	15,000,000 ordinary shares (or 17,250,000 ordinary shares if the Underwriters exercises their over-allotment option in full) on a firm commitment basis.

Initial offering price:	$ per share.

Number of ordinary shares outstanding before the offering:	150,000,000[1] of our ordinary shares are outstanding as of the date of this prospectus.

Number of ordinary shares outstanding after the offering:	165,000,000[1] ordinary shares (or 167,250,000[1] ordinary shares if the Underwriters exercise their over-allotment option in full).

Underwriter over-allotment option:	We have granted the Underwriters an option for a period of up to 45 days to purchase up to 2,250,000 additional ordinary shares to cover aver-allotments.

Use of proceeds:

We estimate that we will receive net proceeds from this offering of approximately $108.6 million (or approximately $125.4 million if the Underwriters exercise their over-allotment option in full), after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial offering price of $8.00 per share, the midpoint of the proposed offering price range.

We plan to use the net proceeds of this offering as follows:

●     approximately 30% to expand and automate our manufacturing operations in both China and the United State;

●     approximately 25% for research and development activities, which include our efforts to develop new products and new vaping technology

●     approximately 15% for the marketing and promotion of or branded products;

●     the balance of approximately  30%, together with any proceeds from the over-allotment option, for general administration and working capital.

See “Use of Proceeds.”

Lock-up:	We, all of our directors and officers and certain shareholders have agreed with the Underwriters not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six (6) months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing:	We intend to apply to have our ordinary shares listed on the Nasdaq Global Market, or Nasdaq. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

Proposed Nasdaq symbol:	ASPG

Risk factors:	Investing in our ordinary shares is highly speculative and involves a significant degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section.

[1]	Does not include up to 15,000,000 ordinary shares issuable pursuant to our 2021 Equity Incentive Plan.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors”, which you should read in its entirety.

●	Existing laws, regulations and policies as well as changes in existing laws, regulations and policies and the issuance of new laws, regulations, policies and any other entry barriers in relation to the e-vapor industry have materially and adversely affected and may further materially and adversely affect our business operations.

●	Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.

●	As a result of regulations in the United States, we are only able to sell in the United States one product line, the Nautilus Prime, which accounted for less than 11% of our United States revenues for the year ended June 30, 2020, with the result that we are no longer able to sell in the United States products which accounted for more than 89% of our United States revenue in the year ended June 30, 2020, with the inability to sell such products in the United States resulting in a decline in United States sales in the six months ended December 31, 2020. The recent amendments to the Prevent All Cigarette Trafficking (“PACT”) Act extend the PACT Act to include e-cigarette and all vaping products, which may include cannabis as well as tobacco products, and place significant burdens on sellers of vaping products in the United States which may make it difficult to operate profitably in the United States.

●	If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our shares.

●	Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors.

●	We conduct a significant percentage of our operations through VIE, which is established in the PRC, and we rely on contractual arrangements with our consolidated VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

●

Any failure by our consolidated VIE or its shareholders, who are our chief executive officer and his cousin, to perform their contractual obligations, primarily the failure on their part to transfer the equity interest in the consolidated VIE to our WFOE or its designee when our WFOE elects to exercise the purchase option pursuant to the contractual arrangements, would have a material adverse effect on our business.

●	The market for cannabis vaping products has not developed, with the vast majority of sales being in the United States, with no assurance that a significant market will develop either in the United States or worldwide or that, if a market develops we will be able to compete successfully with other companies that may enter the market as well as other legal and illegal forms of cannabis.

●	If it is determined or perceived that the usage of e-vapor tobacco or cannabis products poses long-term health risks, the use of e-vapor products may decline significantly, which would materially and adversely affect our business, financial condition and results of operations.

●	Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape, medical discovery and market acceptance of vaping devices.

●	We are exposed to product liabilities and user complaints arising from the products we sell, which could have a material adverse impact on us.

●	Outbreaks of communicable diseases, natural disasters or other events may materially and adversely affect our business, results of operations and financial condition, including the effects of the COVID-19 pandemic and steps taken by governments to address the pandemic, which resulted in a four-month slowdown of our production during 2020 leading to a decline in revenue and net income for the year ended June 30, 2020.

●	Misuse or abuse of our products may lead to potential adverse health effects, subjecting us to complaints, product liability claims and negative publicity.

●	We face competition from companies in the e-vapor industry, including companies which are larger, better known and have a significantly larger market share than we do, and we may fail to compete effectively.

●	Misconduct, including illegal, fraudulent or collusive activities, by our employees, distributors, retailers or suppliers, may harm our brand and reputation and adversely affect our business and results of operations.

●	If we fail to fully comply with Advertising Law and related regulations, rules and measures applicable to advertising in countries and regions where our products are being sold, including but not limited to PRC, our business and results of operations may be adversely affected.

●	Our business and the ability of our stock to be listed on Nasdaq may be affected by recently adopted and proposed regulations in China as well as laws and regulations adopted by the United States and any future laws or regulations that may be adopted by the United States and China.

●	We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

●	Our intellectual property rights are critical to our success. Infringement of our intellectual property rights by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively.

●	The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	Because we are a controlled company, as defined by Nasdaq’s rules, and a foreign private issuer we can take advantage of exemptions from certain Nasdaq corporate governance requirements, and, to the extent that we take advantage of these exemptions, you will not have the corporate governance protections normally provided to shareholders of a Nasdaq-listed company.

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

●	We may be liable for improper use or appropriation of personal information provided by our customers.

●	The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.

●	Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at anytime, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

●	We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies.

●	Our business may be affected in the event that we fail to comply with PRC regulations relating to our business, including, but not limited to, laws and regulations relating to environmental protection, labor laws, the registration of our leases and cybersecurity, among other aspects of our business.

●

The sale or the anticipation of the sale by the selling shareholder may have an adverse effect upon the market price of our ordinary shares and the Underwriters’ stabilization activities and the exercise of the Underwriters’ over-allotment option.

●	There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Existing laws, regulations and policies and the issuance of new or more stringent laws, regulations, policies and any other restrictions or limitations in relation to the e-vapor industry have and can materially and adversely affect our business operations.

As e-vapor products have become more and more popular in recent years, government authorities worldwide have imposed laws, regulations and policies to regulate such products and the e-vapor industry and may impose more stringent laws either as changes in existing laws or regulations or impositions of new laws or regulations or interpretations of existing laws or regulations. Some governments have prohibited the usage of e-vapor products in certain areas or imposed specific taxes on e-vapor products or imposed restrictions, in certain areas such as product advertising, flavorings or nicotine concentration. Governments, primarily state and municipal, have imposed restrictions or prohibitions on smoking in public and on public transportation, such as on trains, airplanes and busses. Such prohibitions have been or may in the future be extended to e-cigarettes and such restrictions may be imposed by local, regional or national governments.

We cannot assure you that government authorities will not impose further restrictions on e-vapor products in the future, including but not limited to requirements to obtain and maintain licenses, approvals or permits for relevant business operation. Such restrictions, if any, may adversely affect supplies of raw materials, production and sales activities, taxation or other aspects of our business operation. We may not be able to comply with any or all changes in existing laws and regulations or any new laws and regulations and may incur significant compliance cost. All of the above may affect our production or market demand for e-vapor products and thus adversely affect our business, financial condition and results of operations. To the extent that we grow in scale and significance, we expect to face increased scrutiny, which may result in increased investment in compliance and related capabilities.

The World Health Organization (“WHO”) and the United State Centers for Disease Control and Prevention (“CDC”) have been clear in their view of the harmful effects of nicotine. Although they recognize that e-cigarettes may expose users to fewer harmful chemicals than burned cigarettes, which are considered very dangerous, and that any tobacco product, including e-cigarettes, is unsafe particularly for young people and pregnant women.

Countries have taken different steps to address the dangers of nicotine and to consider the difference between e-cigarettes and burned cigarettes. However, instances of death or serious illness resulting or perceived to result from the use of e-cigarettes as well as significant reported use by certain populations, including adolescents as well as nicotine-naïve individuals, may spur governments at all levels to increase restrictions on vaping products. We cannot assure you that the actions taken by municipal, state or provincial and national government will not materially and adversely affect the market for vaping products generally and our business in particular.

On March 22, 2021, the Ministry of Industry and Information Technology, or the MIIT, issued the Decision to Amend the Implementation Regulations of the Tobacco Monopoly Law of the People’s Republic of China (Draft for Comment), or the Draft Amendment, which proposed to add another article to the Implementation Regulations as Article 65, that is, “the regulation for next-generation tobacco products including e-cigarettes shall make reference to the relevant regulations for cigarettes under the Implementation Regulations.” The public comments to the Draft Amendment solicited by the MIIT were cut off on April 22, 2021, and the relevant regulatory rules are in the process of being formulated. If the Draft Amendment is approved and promulgated as it is, our e-vapor products may be subject to further regulation as tobacco products, which may increase our compliance burden and thus adversely affect our business, financial condition and results of operations. We cannot assure you that government authorities will not impose further restrictions on e-vapor products in the future, including but not limited to requirements to obtain and maintain licenses, approvals or permits for relevant business operation. Such restrictions, if any, may adversely affect supplies of raw materials, production and sales activities, taxation or other aspects of our business operation. We may not be able to comply with any or all changes in existing laws and regulations or any new laws and regulations and may incur significant compliance cost. It is uncertain how government authorities in China will regulate e-vapor products or harm-reduction products in general and what additional regulations we may be subject to. All of the above may affect our production or market demand for e-vapor products, and thus adversely affect our business, financial condition and results of operations. As we continue to grow in scale and significance, we expect to face increased scrutiny, which may result in increased investment in compliance and related capabilities.

The recent implementation of regulations relating to e-cigarettes may impair our ability to generate revenue from the United States, and the failure to comply with these regulations could result in regulatory or enforcement action, including penalties.

The United States Food and Drug Administration (“FDA”) has authority to regulate e-liquids, e-cigarettes, and other vaping products that contain (or are used to consume e-liquid containing) tobacco-derived ingredients (e.g., nicotine) as “tobacco products” under the federal Food, Drug and Cosmetic Act (the “Food, Drug and Cosmetic Act”), as amended by Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”). Via the issuance of the “Deeming Regulation” that became effective on August 8, 2016, the FDA began regulating e-liquids, e-cigarettes, and other vaping products that qualify as “tobacco products” under the Food, Drug and Cosmetic Act’s requirements added by the Tobacco Control Act. The Deeming Regulations extended the FDA's “tobacco products” authorities to apply to most previously unregulated products that meet the statutory definition of “tobacco product,” including e-liquids, e-cigarettes, and other vaping products that contain (or are used to consume e-liquid containing) tobacco-derived ingredients (“Deemed Tobacco Products”). Beginning August 8, 2016, Deemed Tobacco Products became subject to all existing statutory controls initially applicable only to cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco (including components, parts, and accessories of such products) as well as some existing and some new FDA regulations related to the sale and distribution of tobacco products. As a result, Deemed Tobacco Products are now subject to various federal restrictions and requirements, including without limitation:

•	a prohibition on sales to those younger than 21 years of age and requirements for verification by means of photographic identification by purchasers under 27;

•	requirements to include addictiveness warnings on product packages and in advertisements;

•	a ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time;

•	requirements for owners and operators of domestic tobacco product manufacturing establishments to register their establishments with the FDA and submit listings of products manufactured at those establishments to the FDA;

•	requirements for submission of health documents, ingredient listings, and listings of the quantities of harmful and potentially harmful constituents in products and their emissions;

•	a prohibition on marketing of “new tobacco products” (i.e., products not commercially marketed in the United States “as of” February 15, 2007, or modified in any physical respect since) without prior FDA authorization;

•	a prohibition on making direct and implied claims of reduced risk such as through the use of “light,” “low,” and “mild” descriptors unless the FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health; and

•	a ban on the distribution of free samples.

The Food, Drug and Cosmetic Act requires that any Deemed Tobacco Product that was not commercially marketed as of the “grandfather” date of February 15, 2007, obtain premarket authorization before it can be marketed in the United States. However, the FDA has announced a compliance policy for certain Deemed Tobacco Products that qualify as “new tobacco products” under which the agency presently will not enforce these requirements. As modified by orders issued by the United States District Court for the District of Maryland, the current compliance policy generally allows companies to market Deemed Tobacco Products that qualify as “new tobacco products” but that were on the U.S. market on August 8, 2016, until September 9, 2020, and the continued marketing of such products without otherwise-required authorization for up to one year during the FDA’s review of a pending marketing application submitted by September 9, 2020. The current compliance policy does not apply to flavored, cartridge-based e-liquid products, other than tobacco- or menthol-flavored products, which we do not market in the United States. The current compliance policy also does not apply to otherwise-eligible products (i) for which the manufacturer has failed to take (or is failing to take) adequate measures to prevent minors’ access and (ii) that are targeted to minors or with marketing that is likely to promote use by minors. In the absence of this policy, we would have had to obtain prior authorization from the FDA to market any of our products after August 8, 2016. Accordingly, through September 9, 2020, we had marketed our products in the United States pursuant to the FDA’s current compliance policy based on evidence that they were on the U.S. market on August 8, 2016, and had not been physically modified since.

FDA authorization to introduce a “new tobacco product” (or to continue marketing a “new tobacco product” covered by the current compliance policy for Deemed Tobacco Products that were on the U.S. market on August 8, 2016) could be obtained via any of the following three authorization pathways: (1) submission of a premarket tobacco product application (“PMTA”) and receipt of a marketing authorization order; (2) submission of a substantial equivalence report and receipt of a substantial equivalence order; or (3) submission of a request for an exemption from substantial equivalence requirements and receipt of a substantial equivalence exemption determination.

Since there were few, if any, e-liquid, e-cigarette, or other vaping products on the market as of February 15, 2007, there is no way to utilize the less onerous substantial equivalence or substantial equivalence exemption pathways that traditional tobacco companies can utilize for cigarettes, smokeless tobacco, and other traditional tobacco products. In order to obtain marketing authorizations, manufacturers of practically all e-liquid, e-cigarette, or other vaping products would have to use the PMTA pathway, which could potentially cost hundreds of thousands of dollars or even millions of dollars per application. Furthermore, the Deeming Regulation created a significant barrier to entry for any new e-liquid, e-cigarette, or other vaping product seeking to enter the market after August 8, 2016, since any such product would require an FDA marketing authorization through one of the aforementioned pathways.

We filed a PMTA for our Nautilus Prime open system vaping products on September 9, 2020, and we can presently sell the Nautilus Prime systems in the United States under the FDA’s current compliance policy. The PMTA application process is very expensive, and we did not submit a PMTA for any other product. The Nautilus Prime System is an enhancement of our earlier developed Nautilus line, for which we did not submit a PMTA. The Nautilus Prime system accounted for less than 11% of our United States revenue for the year ended June 30, 2020. As a result, we can sell only the Nautilus Prime product line in the United States, and we cannot sell the products that accounted for more than 89% of our United States revenue for the year ended June 30, 2020. We cannot assure you that our pending PMTA (or any other PMTA filed in the future) will ultimately result in the FDA’s timely issuance of marketing orders for the Nautilus Prime product line (or other products), and thus we may ultimately have to cease marketing the line in the United States, which could materially and adversely affect our business, financial condition, and results of operations.

Further, although we can limit our sales to the United States market of products covered by the FDA’s current compliance policy, and we can contractually prohibit our distributors from selling in the United States market vaping products that do not, in the event that those of our products not covered by the FDA’s current compliance policy are sold in the United States market, we cannot assure you that we will not be subject to regulatory or enforcement action as a result of such products’ being sold in the United States. Relatedly, we may face regulatory or enforcement action from the FDA for certain of our products that remained distributed in the United States between September 9, 2020 and April 30, 2021 and for which we did not file a PMTA by the September 9, 2020, deadline. While we have taken steps intended to ensure that no such distribution reoccurs, we cannot assure you that, should the FDA prioritize these violations for regulatory action, the FDA will follow its standard of approach of issuing a public warning letter and seeking voluntary corrective action rather than initiating an enforcement action under its various Food, Drug, and Cosmetic Act authorities. Such a result could materially and adversely affect our business, financial condition, and results of operations.

On March 17, 2021, the FDA issued letters to four companies operating in the e-cigarette industry, including Aspire North America LLC, requesting documents related to their social media marketing practices. Specifically, the FDA requested the documents “to further understand the relationship between rising youth exposure to online [e-cigarette] marketing and youth [e-cigarette] use,” and the FDA asserted in each letter that each recipient had “active brand pages on multiple popular social media platforms, a large number of followers, and did not use age restriction tools to prevent youth exposure.” Under its Food, Drug, and Cosmetic Act authority requiring industry members to produce certain documents upon request, the FDA requested that we respond within 60 days but granted us a 30-day extension. On June 15, 2021, Aspire North American provided the required information to the FDA. However, we cannot assure you that the FDA will consider our response adequate and will not initiate regulatory or enforcement action based on an alleged failure to comply with the request or that the FDA will not initiate regulatory or enforcement action on other grounds based on the contents of the documents produced in our response. Either result could materially and adversely affect our business, financial condition, and results of operations.

The high cost of filing a PMTA may limit the products that we can sell in the United States.

The process for filing a PMTA is very detailed and expensive. Under the Food Drug and Cosmetic Act, a PMTA must include:

•         Full reports of all information published or known to, or which should reasonably be known to, the applicant concerning investigations which have been made to show the health risks of such tobacco product and whether such tobacco product presents less risk than other tobacco products

•        Full statement of the components, ingredients, additives, and properties, and of the principle or principles of operation.

•        Full description of the methods used in, and the facilities and controls used for, the manufacture, processing, and when relevant, packing and installation.

•         An identifying reference to any tobacco product standard, if applicable. If so, either provide (i) adequate information to show that such aspect of such tobacco product fully meets such tobacco product standard, or (ii) adequate information to justify any deviation from such standard.

•         Samples of the tobacco product as required.

•         Specimens of proposed labeling.

The cost of a PMTA can equal or exceed $1.0 million, although the cost of our PMTA for Nautilus Prime was less than that amount, and the process is time consuming. Because of the cost and the time and management effort to prepare the materials, we may not seek to file a PMTA for a product unless we are reasonably confident that a sufficiently large market for the product can be developed in the United States, and we cannot give any assurance that the FDA will issue a marketing order in response to any PMTA we have filed or may file or that we will generate sufficient sales in the United States to justify the cost.

Recently enacted legislation in the United States may make it more difficult to sell vaping products in the United States.

Provisions of the 2021 Appropriations Act subjected e-cigarettes and other vaping devices (including potentially certain cannabis vaping devices), as well as e-liquids products, to the provisions of the Prevent All Cigarette Trafficking Act of 2009 (the “PACT Act”), which imposes stringent rules on interstate shippers and, in particular, online sellers. Under the PACT Act, interstate shippers must register with the U.S. Attorney General and the tobacco tax administrator of each jurisdiction into which they ship products as well as submit monthly reports to such tobacco tax administrators. In addition, online retailers making delivery sales to consumers must also (i) verify the age of customers using a commercially available database, (ii) use private shipping services that collect an adult signature and verify the recipient’s age using government-issued identification at the point of delivery, (iii) if shipping to jurisdictions that tax vaping products, collect and remit all applicable local and state taxes and comply with all applicable licensing requirements of the recipient’s jurisdiction, (iv) comply with shipping-package quantity restrictions and labeling requirements, and (v) maintain records for five years of any delivery interrupted because the carrier or delivery service determines or has reason to believe that the person ordering the delivery is in violation of the PACT Act. Shippers and delivery sellers who do not comply with the PACT Act are subject to civil and criminal penalties. Accordingly, compliance with the requirements of the PACT Act may significantly increase the costs of our and our customers’ online businesses, increasing the prices of our products sold online and making them less attractive to consumers as compared to products sold at local retailers. In addition, failure to comply with the PACT Act could expose us to significant penalties that could materially adversely affect our business and our financial condition and results of operations. Further, upon the issuance of final regulations implementing the PACT Act amendments by the United States Postal Service (the “USPS”), the USPS will generally prohibit the mailing of such products, subject to potential exceptions already applicable to combusted cigarettes and smokeless tobacco (e.g., for shipments between legally operating businesses). The USPS could issue these final regulations at any time and has indicated that they will take immediate effect. The USPS has not issued the final regulations, and so the general prohibition on mailing ENDS products has yet to take effect.  On April 19, 2021, the USPS issued “guidance” on use of potential exceptions that the USPS proposed to apply to the category.  However, that document confirmed that, “[u]ntil the final rule is issued, ENDS are not subject to the [general mailing prohibition of the] PACT Act, although they may be nonmailable for other reasons” pursuant to preexisting law.  We understand that the USPS received numerous substantive comments on the proposed rule and, since the USPS has to review and substantively address relevant comments in the preamble to the final rule, this has caused some delay in the issuance of the final rule. Further, the most commonly used carriers, Federal Express and United Parcel Service (UPS), have recently announced that they would cease all deliveries of vapor products. These anticipated restrictions on use of the USPS to ship our products and the decisions by private carriers not to deliver vapor products in the United States could materially impair our ability to sell products in the United States which would adversely affect our business, financial condition and results of operations.

The policies of the PRC may affect the market for e-cigarette products and or business.

It is uncertain how government authorities in China will regulate e-vapor products or harm-reduction products in general and what additional regulations to which we are or may be subject. The vaping devices and vaping components manufactured by the Company were not specifically defined as ‘‘tobacco products’’ under the tobacco monopoly license system of the PRC, thus the production, marketing and import and export of the Company’s products are not under the administration of tobacco monopoly and do not violate relevant laws and regulations relating to tobacco monopoly. In China, there are currently no clear and specific national laws, regulations, rules or standards for the sale of e-cigarettes, including e-vapor products, other than the announcements regarding prohibition on the sale of e-cigarettes to the underage as well as online advertisement and sale through the internet. On August 28, 2018, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued Announcement on Prohibition of Selling E-Cigarettes Products to the Underage, or the August 2018 Announcement, which specifically prohibits all sales of e-cigarettes to the underage. On October 30, 2019, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting the Underage from E-Cigarettes, or the October 2019 Announcement, to further strengthen the protection of the physical and mental health of the underage and prevent the underage from buying e-cigarettes through the internet and using them. The October 2019 Announcement urged (i) e-cigarette producers and sellers to shut down their online sales websites or online sales application programs and to withdraw the advertisements published on the internet; and (ii) e-commerce platform operators to close e-cigarette online shops and take e-cigarettes off shelves. We sold some of our products online prior to the issuance of the October 2019 Announcement, but such sales were not significant and we ceased online operations and online marketing activities in China since the implementation of the October 2019 Announcement.

The August 2018 Announcement and the October 2019 Announcement, as well as any laws, regulations or governmental announcements that regulate the sale and use of e-cigarettes, may continue to adversely affect our business, growth and prospects. For example, the Notice of Maintaining Civil Aviation Order to Ensure Air Transportation Security promulgated by Civil Aviation Administration of China states that the usage of e-cigarettes would be treated as smoking and is therefore prohibited in aircrafts. In addition, some cities, such as Shenzhen, Hangzhou, Chengdu, Xi'an, Nanning and Chongqing, have banned the use of e-cigarettes in public places, which include, among others, public transportation and indoor workspace. Such prohibition may also affect the usage of our products, which may in turn adversely affect the sales of our products. Further, sales of e-cigarettes in China are also subject to relevant PRC laws and regulations that are generally applicable to the sales of goods, such as the PRC Civil Code and the Product Quality Law of the PRC. See "Regulation”

Although we do not sell products at retail in China, our Chinese distributors sell either to wholesaler or to retail outlets. To the extent that China’s policies on e-cigarette affect sales by our distributors, our sales to the distributors could be impacted. We have instructed our Chinese distributors on the prohibition of internet sales and sales to minors and we will not sell products to distributors that do not adhere to these requirements. In addition, we cannot assure you that none of our products will be sold online by our distributors or resold by downstream customers since the promulgation of the October 2019 Announcement, in which case we may be subject to negative consequences imposed by the PRC governmental authorities due to, especially, the lack of clear laws, regulations or policies of the culpable parties and consequences in connection with the actual online sale of our products. Therefore, we cannot assure you that the implementation of the Chinese policy will not materially affect our business or that any failure of our distributors to comply with the Chinese policy will not materially and adversely affect our business.

We cannot assure you that PRC government authorities will not impose further restrictions on e-vapor products in the future, including but not limited to requirements to obtain and maintain licenses, approvals or permits for relevant business operation. Such restrictions, if any, may adversely affect supplies of raw materials, production and sales activities, taxation or other aspects of our business operation. We may not be able to comply with any or all changes in existing laws and regulations or any new laws and regulations and may incur significant compliance cost. It is uncertain how government authorities in China will regulate e-vapor products and what additional regulations we may be subject to. All of the above may affect our production and thus adversely affect our business, financial condition and results of operations. As we continue to grow in scale and significance, we expect to face increased scrutiny, which may result in increased investment in compliance and related capabilities.

If it is determined or perceived that the usage of e-vapor products poses long-term health risks, the use of e-vapor products may decline significantly, which may materially and adversely affect our business, financial condition and results of operations.

Since e-vapor products were only introduced to the market in the last two decades and are rapidly evolving, studies relating to the long-term health effects of e-vapor product usage are still ongoing. Currently, there remain uncertainties regarding whether e-vapor products are sufficiently safe for their intended use, and health risks associated with the usage of e-vapor products have been under scrutiny. According to the WHO, there is no conclusive evidence that the use of e-vapor products facilitates smoking cessation. The WHO recommended governments to strengthen relevant laws and regulations on the sale of e-vapor products, including to, among others, prohibit marketing strategies targeting the underage and the non-smoking population.

Negative publicity on the health consequences of e-vapor products or other similar devices may also adversely affect the usage of e-vapor products. For example, the FDA and the CDC, issued a joint statement on August 30, 2019 linking a number of cases of respiratory illnesses to e-vapor product use. On November 8, 2019, the CDC announced that it had preliminarily linked cases of severe respiratory illness to the presence of Vitamin E acetate, which was found in certain cannabis-derived tetrahydrocannabinol-containing e-vapor cartridges e-vapor devices not intended for use with nicotine-containing e-liquids that may have been obtained illegally. However, evidence is not sufficient to rule out the contribution of other chemicals of concern, including chemicals in either cannabis or non-cannabis products. In January 2020, after further research, the FDA and CDC recommended against the use of cannabis-containing e-vapor products, especially those from unofficial sources, and that the underage, pregnant women and adults who do not currently use tobacco products should not start using e-vapor products. On February 25, 2020, the CDC issued a final update, stating that the number of cases of severe respiratory illnesses had declined to single digits as of February 9, 2020. The CDC also reconfirmed that (i) Vitamin E acetate, which was found in some cannabis-derived e-vapor cartridges that were mostly obtained illegally, was strongly linked to and indicated to be the primary cause of the severe respiratory illnesses, and (ii) cannabis-derived e-vapor products from illicit sources were linked to most cases of severe respiratory illnesses. Furthermore, there have been recent claims that users of e-vapor products may suffer a greater risk of more serious COVID-19 complications. However, it remained unclear whether the exposure to toxic chemicals through e-vapor product usage will increase the risk of COVID-19.

Research regarding the actual causes of these illnesses is still ongoing. If e-vapor product usage is determined or perceived to pose long-term health risks or to be linked to illnesses, the usage of e-vapor products may significantly decline, which would have a material adverse effect on our business, financial condition and results of operations.

Any perceived correlation between cannabis and Vitamin E acetate may adversely affect the public’s perception of e-vapor products in general, regardless of whether such products contain cannabis and/or Vitamin E acetate.

The market for e-vaping cannabis products is in the development stages, with no assurance that a market for our cannabis vapor technology product can or will develop or that we will be able to successfully market our cannabis vapor technology products.

We started marketing cannabis vapor technology products in December 2020, and our sales of these products have not been significant. The market for vaping products is a developing market, and we cannot assure you that the market can or will develop in a manner such that we can generate significant revenue and gross profit from the business. At present, the market is largely in those states in the United States where cannabis can legally be sold for recreational use by adults.

However, cannabis and its derivatives containing more than 0.3% delta-9 tetrahydrocannabinol on a dry weight basis remain Schedule I controlled substances under U.S. federal law, meaning that federal law generally prohibits their manufacture and distribution. United States federal law also deems it unlawful to sell, offer for sale, transport in interstate commerce, import, or export “drug paraphernalia,” which includes “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance” the possession of which federal law prohibits, including Schedule I “marihuana.” Limited exemptions exist, most notably when state or local law authorizes these items’ manufacture, possession, or distribution. For example, California law purports to authorize the manufacture, possession, and distribution of “cannabis accessories” for purposes of this exemption.

The development of a market is dependent upon a number of factors, including, but not limited to the following:

•	In many countries, the use of cannabis is illegal, and our products cannot be sold in those countries. We cannot assure you that cannabis will become legal in countries where it is not legal or that it will remain legal in countries, states or provinces where it is presently legal.

•	In the United States, federal or state governments could assert under current law that our cannabis vapor technology products qualify as illegal drug paraphernalia or, under the Food, Drug, and Cosmetic Act (or state analogs), unapproved drug-delivery devices, including by detaining them or refusing them entry to the United States when offered for importation.

•	In countries or states in which cannabis is legal, the government may impose taxes on the use of cannabis products, which may affect the market for our products.

•	The sale of cannabis products to minors may be prohibited, and liability may be imposed for sales to minors.

•	Regulations may restrict the amount and purity of cannabis used in products that are legalized.

•	Regulations may restrict the nature of cannabis products, and vaping products may not be a permitted cannabis product.

•	The method of packaging, advertising and promoting cannabis may be restricted.

•	There may be limitations on the nature of the retail outlet which legally sells cannabis products, and the retailer may have to hold a license to sell cannabis products.

•	We may be required to obtain a license or obtain regulatory approval to sell cannabis products, in a manner similar to the requirements for selling vaping tobacco products in the United States.

•	Before countries and states legalized cannabis, there was an underground market for cannabis in various forms, which was readily available, despite its illegality, and that market may continue, and we will have to compete with both legal and illegal suppliers of cannabis products. To the extent that taxes and other restrictions result in an increase in the price of our cannabis products, consumers may prefer other products, including products that are not legal.

•	If the market develops, other companies, including companies that are much better known and capitalized than we are, may enter the market and take a dominant market share.

•	We will compete against a wide range of legal and illegal forms of cannabis, including cannabis cigarettes, smoking flower, concentrates, cannabis-infused food or drink products, including, but not limited, to, baked goods, chocolate bars, popcorn, cooking oils and butter, gummies, mints and beverages, tinctures, created by steeping cannabis in alcohol, and cannabis-infused products like lotions, balms, sprays, transdermal patches, or salves meant to be applied directly to the skin, as well as other cannabis vaping products.

•	We may not be able to obtain adequate product liability insurance to cover potential risks of liability from cannabis products.

To be successful, we will need to develop a product that can be legally sold in the states and countries in which we plan to sell our products and offer a range of products to meet the taste needs of the adult cannabis consumer, recognizing that the consumer tastes and preferences can change without advance notice, and such changes may result from a legal or illegal competitor offering a preferable product.

The general risks in the Risk Factor section that relate to tobacco products also relate to cannabis products.

We operate in a market, which may develop more slowly or differently than we expect.

The e-vapor market worldwide has experienced rapid growth through 2019. However, the growth rate decreased in 2020, in part, we believe, because of the steps taken be governments worldwide to address the COVID pandemic, which is reflected in our decrease in revenue in the year ended June 30, 2020. The growth rate may decrease or decline due to uncertainties with respect to the acceptance of e-vapor technologies and products, health studies relating to e-vapor product use, general economic conditions, disposable income growth, and pace of development of technologies and other factors. There can be no assurance that the penetration of e-vapor products among adult smokers will further deepen, or that the e-vapor market will grow at a pace that we expect. Additionally, vapor market development is subject to the uncertainty of overall regulatory landscape for such products, which may have a material impact on the market development of e-vapor products. There can be no assurance that the regulatory regime will be favorable to e-vapor products in general and us. It is also uncertain whether our products and services will achieve and sustain high levels of market acceptance and meet users' expectation. Our ability to increase the sales of our e-vapor products depends on several factors, some of which may be beyond our control, including users' receptiveness towards and adoption of e-vapor technologies and products, market awareness of our brand, the market acceptance of our products and services, the “word-of-mouth” effects of our products and services, our ability to attract, retain and effectively train customer representatives, our ability to develop effective relationships with distributors and expand our distribution networks and the cost, performance and functionality of our products and services and meeting consumer trends. The market has recently seen a change in consumer preference as closed systems are overtaking open systems in market share. If we are not successful in implementing our business strategies, developing our e-vapor products, anticipating consumer trends or reaching adult smokers, or if these users do not accept our e-vapor products, the market for our products may not develop or may develop more slowly than we expect, any of which could materially and adversely affect our profitability and growth prospects.

We are exposed to product liabilities and user complaints arising from the products we sell, which could have a material adverse impact on us.

Currently, we primarily sell our products to our distributors, who then supply our products to wholesale companies that in turn sell to retail outlets. The retail market is dominated by stores, primarily grocery stores, convenience stores and tobacco stores. Even though we generally do not sell our products directly to users, we may nevertheless be liable for defects in our products pursuant to general laws on product liabilities, and we are a defendant in a lawsuit brought by a user who claimed the battery in our pod exploded in his pants, even though the battery was manufactured by another company. We are exposed to potential product liability claims from users of our products in the event that the use of our products results in any personal injury, property damage or health and safety issues.

There is no assurance that we can succeed in defending ourselves, and we may be required to pay significant amounts of damages for product liability claims and, to the extent that we are able to obtain product liability coverage, product liability insurance may not provide sufficient coverage against claims of injury based on the fact that they are inhaling a nicotine product. Further, product liability claims against us, whether or not successful, are costly and time-consuming to defend. These claims, whether against us or another manufacturer, may result in negative publicity that could severely damage our reputation and affect the marketability of our products, and could result in substantial costs and diversion of our resources and management's attention. Any of the above could in turn materially and adversely affect our business, financial condition and results of operations. Although we may seek indemnification or contribution from our suppliers in certain circumstances, we cannot assure you that we will be able to receive indemnification or contribution in full, or at all.

Although we may have legal recourse against the suppliers of such products pursuant to applicable laws, attempts to enforce our rights against such suppliers may be expensive, time-consuming and may not be successful. We maintain limited product liability insurance for claims of personal injury and property damage caused by our products. There is no assurance that our insurance coverage will be adequate to cover such claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims). In addition, there can be no assurance that we will be able to maintain our product liability insurance on acceptable terms. If we cannot maintain our product liability insurance on reasonable terms or our insurance does not sufficiently compensate us for the losses we sustain in the event of a legal proceeding, our business, financial condition and results of operations would be adversely affected.

Since our products involve inhaling nicotine, we may be subject to claims based on the known effects of nicotine. Because e-vaping is a relatively recent method of ingesting nicotine and is thought by some that, for adults, it may be less toxic than cigars and cigarettes, it is possible that long-term effects of inhaling nicotine may not become generally known for many years, and we cannot assure you that manufacturers and distributors of vaping products may not face liability resulting from the nature of the product – a device for inhaling nicotine, which could materially impair our ability to operate profitably if at all.

Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to the quality, functionality and health concerns of e-vapor products, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation. Such negative publicity may reduce users' confidence in us, our products and our brand, which may adversely affect our business and results of operations.

Our business, financial condition and results of operations may be adversely impacted by product defects or other quality issues.

Our products may contain defects that are not detected until after they are shipped or inspected by our users. Our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products, and product defects could cause significant damage to our market reputation and reduce our sales and market share. For example, the products we distribute may contain lithium-ion or similar types of batteries. Defects in these products could result in personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. As we primarily rely on several suppliers to supply the components for our products, if there is any inherent defect in the raw materials or our suppliers do not produce products that meet the industrial and our standards, we may fail to maintain our quality control over our products. Actual or alleged defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages. If we deliver any defective products, or if there is a perception that our products are of substandard quality, we may incur substantial costs associated with mass product recall, product returns and replacements and significant warranty claims, our credibility and market reputation could be harmed and our results of operations and market share may be adversely affected.

Further, defective products may result in compliance issues that could subject us to administrative proceedings and unfavorable results such as product recall and other actions. Such proceedings and unfavorable results could have a material adverse effect on our brand, reputation and results of operations.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape, medical discovery and market acceptance of vaping devices.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape, medical discovery and market acceptance of vaping devices. Our business and the vaping industry are subject to inherent risks, challenges and uncertainties, including but not limited to the following:

•	the regulatory landscape in the jurisdictions to which we market our products are constantly evolving, and there may be further restrictions, bans or requirements with respect to e-cigarettes and vaping devices that may increase our cost of compliance or prevent us from marketing our products to certain jurisdictions;

•	we may face unforeseen capital requirements caused by the changing industry requirements or consumer tastes and demands; demands for our vaping devices may decline significantly due to the decrease in market acceptance for our products or vaping devices generally;

•	we may not be able to establish business relationships with customers or compete with other more established competitors as, for an evolving industry, customers generally prefer to choose more established suppliers as opposed to those that are less established;

•	we may not be able to adjust our procurement and/or production in time to meet the changes in market demands; and

•	future changes in our industry may not be consistent with our prediction. Therefore, our industrial prospects, research and development focus and business plans may not be effective in helping sustain our competitive position in the vaping industry.

If we fail to cope with the challenges and compete with other industry players in such uncertain and evolving vaping industry, our future prospects, business, financial conditions and results of operations may be materially and adversely affected.

We may not be able to develop and introduce new products or upgrade existing products in a timely and cost-effective manner, which may adversely affect our business, results of operations and prospects.

To optimize adult smokers' experience, we must introduce new products and upgrade our existing products to meet our users' evolving preferences and to incorporate the latest technological developments. It is difficult to predict the preferences of our users or a specific segment of users. Changes and upgrades to our existing products may not be well received by our users, and newly introduced products may not achieve expected results. Going forward, we may introduce new products with different features. Such efforts may require substantial investments of additional human capital and financial resources. However, if we are not able to develop or obtain rights to the latest technological developments, we may not be able to market a product that meet the adult consumer’s changing taste. If we fail to improve our existing products or introduce new products that meet consumer taste ones in a timely or cost-effective manner, our ability to attract and retain users may be impaired, and our results of operations and prospects may be adversely affected.

Although we endeavor to understand user preferences through surveys, sampling and other forms of interactions from time to time, we cannot assure you that we can anticipate, identify, develop or market products that respond to changes in users' preferences and expectations. For example, our surveys may not yield accurate or useful insights on user behaviors, and feedbacks on our products may be different after such products are commercially available to a wider public. There can be no assurance that any of our new products will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts. There can be no assurance that each of our new products will achieve market acceptance and be successful.

Outbreaks of communicable diseases, natural disasters or other events have materially and adversely affected, and in the future, may materially and adversely affect our business, results of operations and financial condition.

Our business could be adversely affected by the effects of communicable diseases and epidemics. In recent years, there have been breakouts of epidemics in China and globally. In early 2020, there was an outbreak of a novel strain of coronavirus, later named COVID-19, in China and many parts of the world. The outbreak of COVID-19 has severely impacted China and the rest of the world. In response to intensifying efforts to contain the spread of the coronavirus, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, temporary closure of corporate offices, retail outlets and manufacturing facilities, quarantining individuals in China who had COVID-19, asking citizens to remain at home and to avoid gathering in public, and other actions. In light of such circumstances, our corporate office was closed for a certain period of time. As a result of these government actions, our production was affected for four months during 2020, commencing with the Chinese New Year, which was the principal reason for the decline in revenue and net income for the year ended June 30, 2020. The steps taken by governments around the world impacted our distributors and the market for our product. The COVID-19 global pandemic has resulted in, and may intensify, global economic distress, and the duration and extent of the impact of COVID-19 outbreak is highly uncertain at this time. The extent to which it may affect our results of operations, financial condition and cash flows will depend on the future development of the outbreak, including variants such as the delta variant, and the severity of the variants, all of which is also highly uncertain. Such uncertainty poses operational challenges to our production and inventory management. Our business and operations could be disrupted if any of our employees, distributors, retailers or manufacturers is suspected of having COVID-19, H1N1 flu, avian flu or another epidemic in our offices, within our distribution and retail channels or at the manufacturing facilities of our suppliers, since it could require all of the possible contact persons to be quarantined and/or their offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the PRC economy in general. Also, certain cities in the PRC have been subject to travel restrictions by the relevant PRC authority during the COVID-19 pandemic. If the implementation of travel restrictions is prolonged or if certain cities where our factories and our major customers are located are being restricted to certain activities due to the pandemic, there may be a decrease in or cancellation of purchase orders or delay in payments from our customers. In addition, if any of our employees is contracted with COVID-19, the relevant PRC authority would require our employees to be quarantined and/or our production facilities to be disinfected, which could disrupt our business operation and render us unable to deliver our products in a timely manner, or at all.

We are also vulnerable to natural disasters and other calamities. Our production and storage facilities and research laboratories as well as our retail outlets are located at several leased properties. We cannot assure you that such properties will have adequate measures to protect itself from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. In the year ended June 30, 2019, we incurred a $2.6 million charge as a result of an inventory loss resulting from a typhoon. Any of the foregoing events may give rise to cessation of operations, which could cause the loss or corruption of products as well as adversely affect our ability to produce and distribute our products.

Misuse or abuse of our products may lead to potential adverse health effects, subjecting us to complaints, product liability claims and negative publicity.

We are unable to control how our users choose to use our products. For example, we cannot prevent the users from misusing or abusing our products or prevent minors from obtaining access to our products. Our users may also use our products to inhale chemicals obtained from informal sources and in other potentially hazardous applications that can result in personal injury, product liability and environmental claims.

Misuse or abuse of our products, including use of our products in combination with other products and components from third parties, may significantly and adversely affect the health of our users, subjecting us to user complaints and product liability litigation, even though such products were not used in the manner recommended by us. Applicable law may render us liable for damages without regard to negligence or fault. The FDA strongly advises against vaping during pregnancy on the ground that any products containing nicotine are not safe to use during pregnancy since nicotine is a health risk for pregnant women and developing babies and can damage a baby’s brain and lungs. We cannot assure you that we would not be subject to liability resulting from a birth defect in a baby born to a woman who used vaping products during pregnancy, notwithstanding our warnings not to use during pregnancy. Any such liability may not be covered by insurance and may materially impair our ability to operate profitably.

Regardless of whether these complaints or product liability litigation have merit, they may be costly and time-consuming to defend and resolve, bring negative publicity that could damage our reputation and result in higher scrutiny by the government or stricter regulations, all of which could materially and adversely affect our business, financial condition and results of operations.

We are subject to risks relating to the manufacturing and warehousing of our products. If any of these risks materializes, our business, financial condition and results of operations could be materially and adversely affected.

We operate our production and warehouse facility on leased premises. Natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, typhoons, earthquakes, cybersecurity attacks, terrorist attacks and wars, as well as changes in governmental planning for the land underlying the manufacturing and warehousing facility, could destroy any inventory located in these facilities and significantly impair our business operations. Furthermore, the lease for the manufacturing and warehousing facility that we use could be challenged by third parties or government authorities, which may cause interruptions to our business operations. We cannot assure you that our use of such leased properties will not be challenged. In the event that our use of leased properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties' challenges on our use of such properties.

Any disruption of our factories or our suppliers' factories could materially and adversely affect our business and results of operations.

Currently, our products are primarily produced at our factories located in Shenzhen and Dongguan. We also rely on our suppliers to produce raw materials and components of our products. Nevertheless, natural disasters or other unanticipated catastrophic events, including storms, fires, explosions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land where our factories or our suppliers’ factories are located could significantly impair our ability to manufacture our products and operate our business. Catastrophic events could also destroy the inventories stored in and those suppliers' factories. The occurrence of any catastrophic event could result in the temporary or long-term closure of manufacturing facilities, and severely disrupt our business operations.

In addition, the factories are subject to fire control and environmental inspections and regulations. As of the date of this prospectus, we cannot assure you that all the factories were in strict compliance with such fire control and environmental inspections and regulations based on our knowledge. If such facilities fail to rectify and pass the fire control and environmental inspections or comply with relevant fire control and environmental requirements relating to production activities in a timely manner, they may be subject to fines, cohesive rectification, suspension and closure, which may materially and adversely affect the production of our factories and in turn may impact our business. In the event of any changes in the PRC laws and/or regulations and/or government policies on environmental protection and more stringent requirements are imposed on Company, we may have to incur extra costs and expenses to comply with such requirements and our business and results of operations may be adversely affected. In addition, such facilities are also subject to health and safety laws and regulations imposed by the PRC governmental authorities to ensure a healthy and safe production environment. Failure to comply with the existing and future health and safety laws and regulations could subject the factories to monetary damages and fines, disruption to production plans, suspension of their operations, which may in turn materially and adversely affect our business operations. Furthermore, if any on-site personnel at such facilities is suspected of having any communicable diseases, such as COVID-19, such facilities may be subject to temporary closure and quarantine requirements, which may in turn materially and adversely affect our business operations. For example, from the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, our production slowed down due to the steps taken by the Government of China to address COVID-19 pandemic.

Furthermore, our factories are located on leased properties. Though such leases are renewable upon expiration, our ability to renew existing leases upon their expiration is crucial to our production activities, operations and profitability. If we are unable to negotiate for a renewal of the relevant leases, we may be forced to relocate our production bases and it may be difficult and costly to replace or relocate our factories and equipment on a timely basis. We have not registered the lease agreement relating to our factories with the PRC governmental authorities as required by PRC law. As a result, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for the lease agreement that has not been registered with the relevant PRC governmental authorities. If we fail to address the risks mentioned above, our production will be materially and adversely affected. See also “We are subject to risks relating to our leased properties.”

If we experience any unanticipated disruptions to us or our suppliers or if we are unable to renew our current leases, our production will be severely disrupted, which may in turn materially and adversely affect our business, financial condition and results of operations.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

We are required to manage a large volume of inventory effectively for our business. We depend on our forecasts for the anticipated demand for our products to make procurement plans, manufacturing decisions and manage our inventory. Our forecast for demands, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in user spending patterns, supplier back orders and other supplier-related issues, distributors’ and retailers’ procurement plans, as well as the volatile economic environment in the markets where we sell our products. We do not have long-term contracts with some of our distributors, which makes the demands for our products from distributors unstable and unpredictable. In addition, when we launch a new product with new components or raw material, it may be difficult to establish supplier relationships, determine appropriate raw material and product selection, and accurately forecast market demand for such product. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of distributor demand may result in inventory write-downs, expiration of products or an increase in inventory holding costs and a potential negative effect on our liquidity. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

Conversely, if we underestimate distributor demand, or if our suppliers fail to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to manufacture our products at higher costs, result in unfulfilled user orders, leading to a negative impact on our financial condition and our relationships with distributors.

Additionally, the distributors largely determine the inventory levels of the retail outlets they operate based on their estimation, and such inventory levels might not correspond to actual market demands and could lead to under-stocking or over-stocking in the retail outlets they operate. Therefore, although we try to monitor inventory levels in these retail outlets to the extent we can, we cannot assure you that there will not be under-stocking or over-stocking in these stores.

Under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for stocks that are in higher demands. These results could adversely affect our business, financial condition and results of operations.

Two customers account for a majority of our sales.

Although we have more than 150 distributors, our largest two distributors accounted for 53% and 52% of our revenue for the years ended June 30, 2019 and 2020, respectively. One other distributor accounted for 10% of our revenue during the year ended June 30, 2019 and was a major customer that accounted less than 10% of our revenue in the year ended June 30, 2020. For the six months ended December 31, 2019, our largest two distributors accounted for 49% of our revenue. For the six months ended December 31, 2020, our largest distributor accounted for 38% of our revenue, and was the only distributor that accounted for more than 10% of our revenue. Our largest customer receives lower prices than other customers. The loss of either of these distributors could have a material adverse effect upon our business. See “Business – Sales and Distribution.”

We face competition from companies in the e-vapor industry and may fail to compete effectively.

The e-vapor industry worldwide is intensely competitive. We face a variety of competitive challenges with respect to sourcing raw materials and products efficiently, pricing our products competitively, anticipating and quickly responding to changes in user preference, maintaining favorable brand recognition and providing quality services, finding manufacturing, warehousing and logistics solutions of good quality, and other potential challenges. In addition, our suppliers, distributors and retailers may cease their cooperation with us, build up their own e-vapor brand and compete with us. We may also be subject to competition from established overseas e-vapor product brands. If we cannot properly address these competitive challenges, our business and prospects would be materially and adversely affected.

Some of our current and potential competitors may have greater financial, marketing, ordering quantities, portfolios of products and intellectual properties and other resources and some, such as JUUL Labs, Inc., which is the major seller of e-vapor products, are better known and have greater resources that we do. Certain competitors may be able to secure raw materials and products from suppliers and manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to product development and technology. Increased competition may adversely affect our results of operations, market share and brand recognition, or force us to incur losses. There can be no assurance that we will be able to successfully compete against current and future competitors, and competitive pressures may have a material adverse effect on our business, prospects, financial condition and results of operations.

Misconducts, including illegal, fraudulent or collusive activities, by our employees, distributors, retailers, suppliers and manufacturers, may harm our brand and reputation and adversely affect our business and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conducts and behaviors, or misuse of corporate authorization by our employees, contractors, distributors, retailers, suppliers and manufacturers and other business partners could subject us to liability and negative publicity. Our employees, distributors, retailers, suppliers and manufacturers may conduct fraudulent activities or violations of the Foreign Corrupt Practices Act, such as accepting payments from or making payments to other distribution channel participants or other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our official or authorized distribution channels, disclosing users' information to competitors or other third parties for personal gains, or applying for fake reimbursement. They may conduct activities in violation of unfair competition law, which may expose us to unfair competition allegations and risks. We cannot assure you that such incidents will not occur in the future. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. Such misconduct could damage our brand and reputation, which could adversely affect our business and results of operations.

If we fail to fully comply with PRC Advertising Law and related regulations, rules and measures applicable to advertising, our business and results of operations may be adversely affected.

PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws. Further, certain provinces and cities in the PRC prohibit the advertisement of combustible tobacco products and e-vapor products. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements, and potentially unfair competition liability. In circumstances involving serious violations, the PRC government may suspend or revoke a violator's business license.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our users. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and cloud servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although we have taken steps to protect such data, our security measures could be breached. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users, distributors, retailers, manufacturers or suppliers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of users, and to keep collected personal information confidential, as well as to establish user information protection system with appropriate remedial measures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected.

We obtain consent from our users to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cyber Security Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cyber Security Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that we delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. . In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. The revised draft of the Measures for Cybersecurity Review is in the process of being formulated. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which will take effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage user relationships and subject us to significant reputational, financial, legal and operation consequences.

We depend on our information technology systems, as well as those of third parties, to develop new products and services, host and manage our services, store data and process transactions. Any material disruption or slowdown of our systems or those of third parties whom we depend upon could cause outages or delays in our services, particularly in the form of interruption of services delivered by our website, which could harm our brand and adversely affect our operating results. Our failure to implement adequate cybersecurity protections could subject us to claims for any breach of security, particularly if it results in disclosure of information relating to our customers. If changes in technology cause our information technology systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to handle our growth, we could lose users, and our business and operating results could be adversely affected.

Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China or other countries. Confidentiality agreements may be breached by counterparties, we may not be able to enforce these agreements and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. Policing any unauthorized use of our intellectual property is difficult, time-consuming, and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, we may be subject to the risks of losing our intellectual property rights or the intellectual property rights licensed from other third-parties due to several reasons. Certain intellectual property rights, such as patents, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. We may also rely on certain intellectual property rights licensed from other third parties. There can be no guarantee that we will be able to maintain such licenses at all times or renew such licenses upon expiry. Moreover, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims from third parties, which may be expensive to defend with no assurance of success and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may, and from time to time in the future be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing patents or other intellectual property of which we are not aware that we may infringe. We license certain design products from a third party. While we do not know of any intellectual property rights on which our products or our business infringe, we cannot assure you that holders of patents or other intellectual property rights purportedly relating to some aspect of our technology or business, would not seek to enforce such patents against us or the licensor of design patents used by us or that they will not be successful in any such enforcement action. If we fail to maintain the license of such design patents for our usage or identify alternative patents in a timely manner, or if our licensor is not able to maintain its rights, we may be subject to intellectual property infringement claims from such third parties. We have patents and filed patent applications in a number of jurisdictions, including the United States, the European Union and China. If an action is commenced in China, the application and interpretation of China's patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis or be consistent with a decision in the United States or the European Union. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or damages or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management's time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively.

As of the date of this prospectus, we own more than 200 patents relating to various aspects of our operations. The rights granted under any issued patents, however, may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing. Numerous patents owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation or unenforceability. Finally, in addition to those who may claim priority, any of our existing patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Any failure in extending our existing patents, or if our patent rights were to be contested, circumvented, invalidated or limited in scope could materially and adversely affect our business, financial condition and results of operations.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers and third-party suppliers. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

We accept payments using a variety of methods, including bank transfers, online payments and, with respect to customers in China, debit cards issued by banks in China. We may be subject to fraud and other illegal activities in connection with the payment methods we accept. In addition, we are subject to rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected. Further, to the extent that payment is made to us in China, we will have to comply with PRC banking regulations as to making payments outside of China.

Our success depends on our ability to retain our core management team and other key personnel.

Our performance depends on the continued service and performance of our directors and senior management as they are expected to play an important role in guiding the implementation of our business strategies and future plans. Our chief executive officer, Tuanfang Liu, is responsible both for our operation and for our product development, since all of our patents are based on his inventions, and we anticipate that he will continue to be responsible for product development. Because of his knowledge of the market and the underlying technology for our products, the loss of Mr. Liu could have a material adverse effect on our business, financial condition and prospects. Further, since Mr. Liu is the 95% shareholder of our VIE, any termination of his employment may make it difficult to enforce our rights under the VIE Agreements. If any of our other members of senior management were to terminate his or her employment, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of key personnel or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects. Additionally, in addition to our chief executive officer, we rely on our research and development personnel for product development and technology innovation. If any of our key research and development personnel were to leave us, we cannot assure you that we can secure equally competent research and development personnel in a timely manner, or at all.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including management team and financial personnel. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Our business, financial condition and results of operations may be adversely affected by an economic downturn.

Because our sales may depend on customers’ levels of disposable income, perceived job prospects and willingness to spend, our business and prospects may be affected by global economic conditions. The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is continuously facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012. Economic conditions in the markets in which are products are sold are sensitive to both global economic conditions, and the particular changes in each country’s economic and political policies and its expected or perceived overall economic growth rate. A decline in the economic prospects in the mechanics and other industries could alter current or prospective customers’ spending priorities. Therefore, a slowdown in China’s economy or the global economy may lead to a reduction in demand for our products, which could materially and adversely affect our financial condition and results of operations.

We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares.

Prior to this offering, we have been a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of June 30, 2020. In accordance with reporting requirements set forth by the SEC, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the Securities and Exchange Commission, or the SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2022. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We are exposed to various risks associated with our business and operations, and we have limited liability insurance coverage. A successful liability claim against us due to injuries or damages suffered by our users could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial costs to us and a diversion of our resources.

We may be subject to legal or other proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, financial condition and results of operations.

During the ordinary course of our business operations, we may be involved in legal disputes or regulatory and other proceedings relating to, including but not limited to, contractual disputes, intellectual property infringement claims and employees' claims. Especially, for contractual disputes, we cannot assure you that the venue and governing law agreed in relevant contracts are always favorable to us. Any such legal disputes or proceedings may subject us to substantial liabilities and may have a material and adverse effect on our reputation, business, financial condition and results of operations.

If we become involved in material or protracted legal proceedings or other legal disputes in the future, we may incur substantial legal expenses and our management may need to devote significant time and attention to handle such proceedings and disputes, thereby diverting their attention from our business operations. In addition, the outcome of such proceedings or disputes may be uncertain and could result in settlement or outcomes which may adversely affect our business, financial condition and results of operations.

Failure to comply with PRC labor laws may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. In the past, we did not make full contributions to social insurance and housing provident funds for some of our employees. Our failure to make full contributions to social insurance and to comply with applicable PRC labor-related laws regarding housing funds may subject us to late payment penalties and other fines or labor disputes, and we could be required to make up the contributions for these plans, which may adversely affect our financial condition and results of operations.

In addition, the use of employees of third-party labor dispatch agencies, who are known in China as “dispatched workers,” is mainly regulated by the Interim Provisions on Labor Dispatching, which was promulgated by the Ministry of Human Resources and Social Security in January 2014. It provides that an employer may use dispatched workers only for temporary, auxiliary or substitute positions, and shall strictly control the number of workers under labor dispatching arrangements. The number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees. Due to the measures taken by the Government of China to address COVID-19 pandemic in 2020, we experienced unanticipated disruptions in recruiting suitable employees and we employed dispatched workers as alternative solution. As of the date of this prospectus, the number of our VIE’s dispatched workers as a percentage of its total number of employees exceeds such threshold. If the governmental authorities find us to be in violation of the relevant employment regulations, we may be subject to penalties and be required to reduce the number of dispatched workers. As a result, we may incur significant costs to find replacement for dispatched workers and experience disruptions in our operations. Furthermore, there can be no assurance that we will be able to find suitable employees to replace the dispatched workers. If we fail to comply within the time period specified by the labor authority, we may be subject to a penalty ranging from RMB5,000 to RMB10,000 per dispatched worker exceeding the 10% threshold.

According to applicable PRC laws and regulations, employers must open social insurance registration accounts and housing provident fund accounts and pay social insurance and housing provident funds for employees. Eigate (Shenzhen) has not opened social insurance registration accounts or housing provident fund accounts. We may be subject to penalties imposed by the local social insurance authorities and the local housing provident fund management centers for failing to open such accounts as an employer.

We are subject to risks relating to our leased properties

We lease real properties from third parties primarily for our production facilities in China, and such lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities.

The ownership certificates or other similar proof of our leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our officers in a timely manner, our operations may be interrupted.

If relations between the United States and China worsen, our business and operating results may be adversely impacted.

During the years ended June 30, 2019 and 2020, one major market for our products, based on sales to distributors, is the United States. The U.S. government has previously made statements and taken certain actions that may lead to significant changes to U.S. and international trade policies, including recently-imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations will be adopted, or the effect that any such actions would have on us or our industry and users. If we increase the selling of our products internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products, impact the competitive position of our products or prevent us from being able to sell products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition, results of operations.

The occurrence of natural disasters may adversely affect our business, financial condition and results of operations.

The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and other disasters disease may adversely affect our business, financial condition or results of operations. The potential impact of a natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on a given economy. We cannot assure you that natural disasters will not occur in the future or that our business, financial condition and results of operations will not be adversely affected.

Risks Related to Our Corporate Structure

If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our VIE in the PRC. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of our VIE in China. For a description of the VIE contractual arrangements, see “Corporate Structure—Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders.”

Because Aspire is an exempted company incorporated in the Cayman Islands with limited liability, it is classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprise in the PRC is a foreign-invested enterprise. Our PRC subsidiary has entered into the VIE Agreements with our consolidated VIE and its shareholders, which enable us to (i) exercise effective control over the consolidated VIE, (ii) receive substantially all of the economic benefits of the consolidated VIE, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the consolidated VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of the consolidated VIE and hence consolidate its financial results as our consolidated VIE under U.S. GAAP. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders.”

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, Han Kun Law Offices, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among our wholly-owned PRC subsidiary, our consolidated VIE and its shareholders is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may lose control of our consolidated VIE, which conducts our manufacturing operations, holds significant assets and accounts for significant revenue, and have to modify such structure to comply with regulatory requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Consolidating Financial Statements.” However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our ordinary shares. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIE or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements, which may cause the value of our securities to significantly decline or even become worthless. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiary in China or our consolidated VIE. See “Corporate Structure – Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders” and Management’s Discussion and Analysis of Financial Condition and Results of Operations – Consolidating Financial Statements”

Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIE that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors.

The VIE structure has been adopted by many Chinese-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. On March 15, 2019, the National People’s Congress, China’s national legislative body (the “NPC”) approved the Foreign Investment Law, which took effect on January 1, 2020. On December 26, 2019, the PRC State Council approved the Implementation Rules of the Foreign Investment Law, which came into effect on January 1, 2020. Since they are relatively new, uncertainties exist in relation to their interpretation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements being viewed as a form of foreign investment. Therefore, there can be no assurance that our control over our consolidated VIE through contractual arrangements will not be deemed as foreign investment in the future.

According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. Pursuant to the Negative List, the wholesale or retail trade in leaf tobacco, cigarettes, redried tobacco, or any other tobacco products is prohibited for foreign investment, but the development, manufacture and sale of vaping products does not fall within the “prohibited” category. However, since the Negative List has been adjusted and updated almost on an annual basis in the recent years, we cannot assure you that the aforementioned business of vaping products will continuously be beyond the “prohibited” category. If our control over our consolidated VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our consolidated VIE is “restricted” or “prohibited” from foreign investment under the “Negative List” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our consolidated VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation and the market price of our ordinary shares.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations and the market price of our ordinary shares.

We conduct a significant portion of our operations through our VIE, which is established in the PRC, and we rely on contractual arrangements with our consolidated VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

We rely on contractual arrangements with our consolidated VIE and its shareholders, who are our chief executive officer, a 95% shareholder, and his cousin, a 5% shareholder, to operate our business. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders.” All of our revenue is generated by and a significant percentage of our consolidated assets are owned by the VIE, whose financial statements are consolidated with ours. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIE. If our consolidated VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIE is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIE, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “– Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Consolidating Financial Statements.”

Any failure by our consolidated VIE or its shareholders to perform their contractual obligations would have a material adverse effect on our business and the market price of our ordinary shares.

Our wholly foreign-owned enterprise in the PRC, has entered into the VIE Agreements with our consolidated VIE and its shareholders. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Shenzhen Yi Jia and Its Shareholders.” If our consolidated VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and expend additional resources seeking to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our consolidated VIE were to refuse to transfer their equity interests in the consolidated VIE to our WFOE or its designee when our WFOE exercises the purchase option pursuant to these contractual arrangements, or if the shareholders of the VIE were otherwise to act in bad faith toward Aspire or our WFOE, then our WFOE may have to take legal actions to compel them to perform their contractual obligations.

All of the VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures, but an arbitration proceeding is not as formal as a court proceeding and the arbitrator may apply PRC law in a manner different from a court. The legal system in the PRC is not as developed as in some other jurisdictions, such as the U.S., and the arbitrator may render a decision which is in conflict with our understanding of the laws of the PRC and we may have little if any recourse. As a result, uncertainties in the PRC legal system and the arbitration procedure could limit the ability of our WFOE to enforce these contractual arrangements. Meanwhile, there are very few precedents and formal guidelines as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should it become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that our WFOE is unable to enforce these contractual arrangements, or if our WFOE suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, Aspire may not be able to exert effective control over our consolidated VIE, in which event we may lose the value of the VIE Agreements and the relevant rights and licenses held by the VIE which Aspire requires in order to operate its business, and its ability to conduct its business may be negatively affected. Any delay in effecting enforcement of our WFOE’s rights under the VIE Agreements could materially and adversely affect our consolidated financial condition, the results of our operations, our prospects, our ability to continue in business and the market for and market price of our ordinary shares. If our WFOE is not able to enforce its rights, we may not be able to include the VIE’s financial statements with Aspire’s, which could cause our ordinary shares to lose most, if not all, of their value. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Consolidating Financial Statements.” Further, since our chief executive officer owns 95% of the equity in the VIE, it may be difficult for us to change our structure if he refuses to cooperate with us.

The arbitration provisions under the VIE Agreements have no effect on the rights of our shareholders to pursue claims against us under the United States federal securities laws, although any such actions would have no effect on our WFOE’s ability to enforce its rights under the VIE Agreements.

The shareholders of our consolidated VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition and the value of our ordinary shares.

The interests of the shareholders of our consolidated VIE in their capacities as such shareholders may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement to the extent that such funding is permitted under PRC laws, may not be in our best interests. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in our best interests of or that any conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause our consolidated VIE and its subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest that our chief executive officer, who is the 95% shareholder of our consolidated VIE, may encounter as shareholder of our VIE, on one hand, and as our chief executive officer, on the other hand. Our WFOE, however, could, at all times, exercise its option under the exclusive option agreement to cause the VIE shareholders to transfer all of their equity ownership in our consolidated VIE to a PRC entity or individual designated by our WFOE as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, our WFOE could also, in the capacity of attorney-in-fact of the shareholders of our consolidated VIE as provided under the power of attorney, directly appoint new directors of our consolidated VIE. We rely on the shareholders of our consolidated VIE to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty to act honestly in good faith with a view to our best interests. However, the legal frameworks of both China and the Cayman Islands do not provide guidelines on resolving conflicts with other corporate governance regimes. If our WFOE cannot resolve any conflicts of interest or disputes between our WFOE and the shareholders of our consolidated VIE, Aspire would have to rely on the arbitration provisions of the VIE Agreements, which, as discussed in the previous risk factor, could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such. As a result, in the event that the shareholders of the VIE do not comply with their obligations under the VIE Agreements, our WFOE may not be able to enforce its rights, in which event we may not be able to include the VIE’s financial statements with Aspire’s, which could cause our ordinary shares to lose most, if not all, of their value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Consolidating Financial Statements.”.

Contractual arrangements in relation to our consolidated VIE may be subject to scrutiny by the PRC tax authorities who may determine that our consolidated VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC Enterprise Income Tax Law, or the EIT Law, requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with the arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our wholly-owned PRC subsidiary, our consolidated VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our wholly-owned PRC subsidiary or consolidated VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our PRC subsidiary and consolidated VIE for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of our PRC subsidiary and consolidated VIE increase, or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our consolidated VIE that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our consolidated VIE holds substantially all of our assets. Under the contractual arrangements, our consolidated VIE may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our WFOE’s prior consent. However, in the event that the shareholders of our consolidated VIE breach these contractual arrangements and voluntarily liquidate our consolidated VIE, or our consolidated VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our WFOE’s consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Consolidating Financial Statements.”

Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protection s of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Mr. Tuanfang Liu, our chief executive officer, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company, we are we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	our board of directors is not required to be comprised of a majority of independent directors.

•	our board of directors is not subject to the compensation committee requirement; and \

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. Although we do not currently intend to take advantage of the controlled company exemptions, we cannot assure you that, in the future, we will not seek to take advantage of these exemptions.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation, (“SMAR”) formerly known as the State Administration for Industry and Commerce (“SAIC”). We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We use two major types of chops: corporate chops and finance chops. Chops are seals or stamps used by a PRC company to legally authorize documents, often in place of a signature. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our PRC subsidiary and VIE are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC subsidiary and VIE have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our PRC subsidiary and VIE, the procedures may not be sufficient to prevent all instances of abuse or negligence. In addition, we also separate the authorized user of chops from the keeper of keys to the storage room and install security camera for the storage room. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiary and consolidated VIE with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve the matter, while distracting management from our operations, and our business operations may be materially and adversely affected.

We face risks associated with our restructuring.

We conducted a series of restructurings in 2019 and 2020 in order to improve our business operation. However, there can be no assurance that such restructuring will deliver such benefits and we may face risks associated with our restructurings.

DEC (HK) Technology Co., Limited, a Hong Kong corporation, was incorporated on March 15, 2012 and Aspire Science and Technology Limited, a Hong Kong corporation, was incorporated on December 9, 2016. Both companies were transferred from their shareholders who are PRC residents to Aspire Holdings in 2020. The historical investments in both companies by their PRC resident shareholders are subject to the registration requirements under SAFE Circular 37 and SAFE Circular 75. We do not have control over such PRC resident shareholders and there can be no assurance that their historical investments comply with SAFE registration requirements, or any registration requirements will be completed in a timely manner, or will be completed at all. Failure by such shareholders to comply with SAFE regulations could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects. See “—Risks Related to Doing Business in China—PRC regulations” relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiary’s ability to increase their registered capital or distribute profits to Aspire, or may otherwise adversely affect Aspire.

Eigate (Shenzhen) was incorporated on September 30, 2020 by Aspire Holdings to enter into VIE Agreements with Shenzhen Yi Jia and its shareholders and to control and receive the economic benefits of Shenzhen Yi Jia’s business operations. As a wholly foreign owned entity, Eigate (Shenzhen) is also subject to PRC Foreign Investment Law and other relevant laws and regulations applicable to both PRC domestic companies and foreign-invested companies. Since the incorporation of Eigate (Shenzhen) is relatively new, we cannot assure you that all relevant post- incorporation filings and registrations have been timely submitted. Eigate (Shenzhen) may be ordered by relevant PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a stipulated period of time, Eigate (Shenzhen) may be subject to fines imposed by PRC government authorities.

Dongguan Enliqi was incorporated on October 24, 2019 by Shenzhen Yi Jia. Dongguan Enliqi provides material processing services to Shenzhen Yi Jia. Pursuant to the articles of association of Dongguan Enliqi, its registered capital is RMB 5 million and Shenzhen Yi Jia as the sole shareholder shall make full contribution no later than October 31, 2020. Shenzhen Yi Jia did not pay the registered capital in full accordingly until March 4, 2021 and may be subject to fines imposed by PRC registration authorities ranging from 5% to 15% of the registered capital.

Risks Related to Doing Business in China

Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the disclosure, financial reporting and other risks associated with investing in companies based in or have substantial operations in emerging markets including China as well as the limited remedies available to investors who might take legal action against such companies. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. These developments could add uncertainties to our offering, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

On May 20, 2020 and December 2, 2020, the U.S. Senate and the U.S. House of Representatives, respectively, passed S. 945, the Holding Foreign Companies Accountable Act. On December 18, 2020, President Donald J. Trump signed into law the Holding Foreign Companies Accountable Act, requiring a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States which provide that the PCAOB conduct regular inspections to assess our auditor’s compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB. We cannot presently determine whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements or whether, as a condition to continued listing on Nasdaq, we would be required to change auditors to a firm that is subject to inspection by the PCAOB. The possibility that we may be required to change auditors may have a material adverse effect upon the market for and market price of our ordinary shares. If we fail to change auditors to meet the Nasdaq requirement and we are required by the Holding Foreign Companies Accountable Act to delist from the Nasdaq Global Market because our present auditor is located in China and the PCAOB is unable to conduct inspections on such auditor, and our shares are unable to be listed on another securities exchange by the time of such potential delisting, then such a delisting would substantially impair your ability to sell or purchase our shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC subsidiary and VIE are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Aspire.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above, however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the China Securities Regulatory Commission, or the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

We may be liable for improper use or appropriation of personal information provided by our customers.

Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

Further, the revised draft of the Measures for Cybersecurity Review issued by the Cyberspace Administration of China proposes the following key changes:

●	companies who are engaged in data processing are also subject to the regulatory scope;

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding more than one million users/users’ (which to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Currently, the revised draft of the Measures for Cybersecurity Review has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. If the revised draft is adopted into law in the future, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which will take effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet retailers.

The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the Internet industry include, but are not limited to, the following:

●	The online commerce industry in China is still in an early stage of development and the PRC laws applicable to the industry are still evolving. Due to the lack of clarity under the existing PRC regulatory regime, we may be required to comply with additional legal and licensing requirements. For example, we are providing mobile applications to mobile device users and we are in the process of applying for the valued-added telecommunications business operating license for electronic data interchange business, or the EDI License. It is uncertain if our PRC subsidiary will be required to obtain a separate valued-added telecommunications business operating license for Internet content provision, or the ICP License in addition to the EDI License. Although we believe that we are not required to obtain such separate license which is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future. We are not currently selling our products in China using the Internet in view of the stated objection to the sale of vaping products on the Internet.

●	The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

●	New laws and regulations may be promulgated that will regulate internet activities, including online retail. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for content that is displayed on our website.

China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet in addition to a prohibition of selling tobacco products over the Internet. In the past, the PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of our internet information was deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or users of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in China.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts.

In addition, the PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. For example, according to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the PRC Labor Contract Law and other labor-related regulation may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, due to the uncertainties as to the interpretation and implementation of these laws and regulations, our employment practices may not be at all times deemed in compliance with the laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Currently our significant manufacturing operations are conducted by Shenzhen Yi Jia in China and our sales are made to our distributors, most of whom are not located in China, from China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970’s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down, particularly in view of the effects of government actions to address the effects of the COVID-19 pandemic, which resulted in significant closures of businesses, including our manufacturing business, during a significant portion of 2020. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and services, and consequently have a material adverse effect on our businesses, financial condition and results of operations.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners of our PRC subsidiary to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on our business, financial condition and results of operations.

According to Circular 37 and Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, our PRC resident shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with Circular 37 and Circular 13. We have taken steps to notify significant beneficial owners of ordinary shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation on loans to, and direct investment in, our PRC Subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Aspire is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company conducting its operations in China through our PRC subsidiary and our VIE. As permitted under PRC laws and regulations, in utilizing the proceeds of this offering, we may make loans to our PRC Entities subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiary. Furthermore, loans by us to our PRC subsidiary to finance its activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC Subsidiary by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC EIT Law, that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that we, as an exempted company incorporated in the Cayman Islands with limited liability meet all of the conditions above thus we do not believe that we are a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remain uncertainties regarding the interpretation and implementation of the PRC EIT Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our shares would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether non-PRC enterprise shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify for certain treaty benefits.

Under the PRC EIT Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company, Eigate (Shenzhen) is owned by Aspire Hong Kong. Accordingly Aspire Hong Kong may qualify for a 5% tax rate in respect of distributions from Eigate (Shenzhen). Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to utilize the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to take advantage of the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits (“Circular 35”). Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from WFOE.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Law on Enterprise Income Tax, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Law on Enterprise Income Tax, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

There has been very limited application of SAT Bulletin 7 and SAT Bulletin 37 because these regulations were newly issued and came into force in February 2015 and in December 2017 respectively. During the effective period of SAT Circular 698, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in us.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and the PRC subsidiary’s restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.

Aspire is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to shareholders and service any debt Aspire we may incur. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Failure to obtain or maintain any of the preferential tax treatments or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Under the PRC EIT Law and its implementation rules, the statutory enterprise income tax rate is 25%, but certain “software enterprise” and “high and new technology enterprises” are qualified for a preferential enterprise income tax rates subject to certain qualification criteria. A “high and new technology enterprise,” which is reassessed every three years, is entitled to favorable income tax rate of 15%. In December, 2020, Shenzhen Yi Jia, obtained qualification as a “high and new technology enterprise” and is entitled to enjoy a preferential income tax rate of 15% for the calendar years from 2020 to 2022. However, if it fails to maintain its qualified status, experiences any increase in the enterprise income tax rate, or faces any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments currently enjoyed, our business, financial condition and results of operations could be materially and adversely affected.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms.

The value of the RMB and the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of the RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar.  It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S dollar will result in exchange loss, while depreciation of RMB to U.S dollar will result in exchange gain. As a result of the appreciation of the RMB to the U.S. dollar from 6.9762 for the six months ended December 31, 2019 to 6.5249, for the six months ended December 31, 2020, we had an exchange loss of approximately $4.2 million, as compared with an exchange gain of approximately $0.7 million for the six months ended December 31, 2019.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC without first receiving approval from the CSRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The approval of the CSRC may be required in connection with this offering under a PRC regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Han Kun Law Offices, has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

●	Eigate (Shenzhen) was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above, however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. For instance, in the event that the CSRC approval or any regulatory approval is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the Ministry of Commerce or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the Ministry of Commerce or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our manufacturing, distribution and sales operations in China and substantially all of our assets are located in China, with our manufacturing operations being conducted by Shenzhen Yi Jia. In addition, our chief executive officer and all other senior executive officers reside within China for a significant portion of the time and they are PRC nationals. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other jurisdictions. As a result, it may not be possible for investors to serve process upon us or those persons in China, or to enforce against us or them in China, any judgments obtained from non-PRC jurisdictions. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not reside in the United States or have substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

On July 14, 2006, the Supreme People’s Court of China and the Government of the Hong Kong Special Administrative Region signed an Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters, or the 2006 Arrangement. Under such arrangement, where any designated People’s Court or any designated Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement, any party concerned may apply to the relevant People’s Court or Hong Kong court for recognition and enforcement of the judgment. On January 18, 2019, the Supreme Court of the People’s Republic of China and the Department of Justice under the Government of the Hong Kong Special Administrative Region signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region, or the 2019 Arrangement. The 2019 Arrangement, for the reciprocal recognition and enforcement of judgments in civil and commercial matters between the courts in mainland China and those in the Hong Kong Special Administrative Region, stipulates the scope and particulars of judgments, the procedures and ways of the application for recognition or enforcement, the review of the jurisdiction of the court that issued the original judgment, the circumstances where the recognition and enforcement of a judgment shall be refused, and the approaches towards remedies, among others. After a judicial interpretation has been promulgated by the Supreme People’s Court and the relevant procedures have been completed by the Hong Kong Special Administrative Region, both sides shall announce a date on which the 2019 Arrangement shall come into effect. The 2019 Arrangement shall apply to any judgment made on or after its effective date by the courts of both sides. The 2006 Arrangement shall be terminated on the same day when the 2019 Arrangement comes into effect. If a “written choice of court agreement” has been signed by parties according to the 2006 Arrangement prior to the effective date of the 2019 Arrangement, the 2006 Arrangement shall still apply. Although the 2019 Arrangement has been signed, its effective date has yet to be announced. Therefore, there are still uncertainties about the outcomes and effectiveness of enforcement or recognition of judgments under the 2019 Arrangement.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC. Accordingly, without the consent of the competent PRC securities regulators or other relevant authorities, no entity or individual may provide any documents and materials relating to securities business activities to foreign entities or government agencies.

Risks Related to this Offering and Ownership of Our Ordinary Shares

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on Nasdaq under the symbol “ASPG.” If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected. Negotiations with the Underwriters determine the initial public offering price for our ordinary shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ordinary shares will develop or that the market price of our ordinary shares will not decline below the initial public offering price.

Sales or the anticipation of sales of our ordinary shares by the selling shareholder could affect the market price of our ordinary shares and the Underwriters’ stabilization activities and the exercise of its over-allotment option.

The selling shareholder may sell or otherwise engage in transactions with respect to its ordinary shares as described in “Plan of Distribution.” The sale or the anticipation of the sale by the selling shareholder of ordinary shares may have a negative impact on the market for and market price of our ordinary shares.  Further, sales or the anticipation of sales by the selling shareholder may affect the exercise by Underwriters of their stabilization activity and their willingness to exercise their over-allotment option.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have our ordinary shares listed on Nasdaq. We cannot guarantee that our securities will be approved for listing on Nasdaq; however, we will not complete this offering unless we are so listed. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements after this offering, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our share price would generally be required to be at least $4.00 per share, our shareholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders of our securities (with at least 50% of such round lot holders holding securities with a market value of at least $2,500). We cannot assure you that we will continue to meet those initial listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our ordinary shares come within the definition of “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, our ordinary shares will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be more volatile than it otherwise would be.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors may hold a high percentage of ordinary shares sold in this offering, even if the initial sales by the Underwriters are designed to comply with the Nasdaq listing requirements. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares and we may cease to meet the Nasdaq public stockholder requirements.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other PRC companies’ securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States, which consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other PRC companies may also negatively affect the attitudes of investors towards PRC companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our shares. In addition to the above factors, the price and trading volume of our ordinary shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our customers, or our industry;

●	regulatory uncertainties with regard to our VIE contractual arrangements;

●	announcements of studies and reports relating to our service offerings or those of our competitors;

●	actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the RMB and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares; and

●	sales or perceived potential sales of additional ordinary shares.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise through future offerings of our ordinary shares. An aggregate of 150,000,000 shares were outstanding before the consummation of this offering and 165,000,000 shares (167,250,000 shares if the Underwriter’s over-allotment option is exercised in full) will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We, our directors and executive officers, and our existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of six months after the date of this prospectus. After the expiration of the six months period, the ordinary shares held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings. As the expiration of lock-up period approaches, the knowledge of the possible sale of the shares subject to the lock-up may have an adverse effect upon the market price of our ordinary shares.

Because the initial public offering price is substantially higher than the net tangible book value per ordinary share at December 31, 2020, you will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the net tangible book value per share of our ordinary shares at December 31, 2020. Assuming the completion of the offering at a public offering price of $8.00 per share, the midpoint of the proposed offering price range, if you purchase shares in this offering, you will incur immediate dilution of approximately $6.94 or approximately 87% in the pro forma net tangible book value per share from the price per share that you pay for the shares.  Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

Aspire is an exempted company incorporated under the laws of the Cayman Islands with limited liability. Its corporate affairs are governed by its memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against Aspire’s directors and Aspire, actions by minority shareholders and the fiduciary duties of Aspire’s directors to Aspire under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of shareholders and the fiduciary duties of directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our second amended and restated memorandum and articles of association we expect to adopt, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Securities — Differences in Corporate Law.”

Our management has significant discretion over use of proceeds of this offering.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated as described under “Use of Proceeds” to our general working capital. If that were to happen, then our management would have significant discretion over even more of the net proceeds to be received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds.”

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association as amended and restated from time to time, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards, which, if we follow such practices, may afford our shareholders less protection than they would enjoy if we complied with the Nasdaq corporate governance standards.

As a foreign private issuer, we are generally subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country, which is the Cayman Islands, in lieu of Nasdaq corporate governance requirements relating to independent directors and the formation and composition of committees, with respect to the disclosure of third party director and nominee compensation and the requirement to distribute annual and interim reports. These corporate governance practices in the Cayman Islands may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on the home country practice exemption with respect to our corporate governance. However, if we choose to take advantage of the home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on December 31, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the trading price of our ordinary shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our post-offering memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in Cayman Islands law for derivative actions to be brought in certain circumstances, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The Cayman Islands courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	The judgement is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the Cayman Islands; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our board of directors, management or controlling shareholders than they would as public shareholders of a U.S. company. For a discussion of certain differences between the provisions of the Companies Act, remedies available to shareholders and the laws applicable to companies incorporated in the United States and their shareholders, see “Enforceability of Civil Liabilities” and “Description of Securities.”

Provisions in our memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares and could entrench management.

Our memorandum and articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and growth strategies;

●	our expectations regarding demand for and market acceptance of our brand and platforms;

●	our future business development, results of operations and financial condition;

●	our ability to maintain and improve infrastructure necessary to operate our platforms;

●	competition in the vaping industry;

●	the expected growth of, and trends in, the markets for our products and services in China and other jurisdictions that we sell our products;

●	the development of a market for cannabis vaping product and our ability to market cannabis products to adult users;

●	our ability to compete successfully for both tobacco and cannabis products, the expected growth of, and trends in, the markets for our products and services in China and other jurisdictions that we sell our products;

●	effects of the COVID-19 pandemic and steps taken by governments to address the pandemic;

●	government policies and regulations relating to our corporate structure, including our VIE agreements, business and industry;

●	our ability to use of proceeds from this offering as described under “Use of Proceeds”;

●

the effect of any sales or the anticipation of sales by the selling shareholder upon the market price of our ordinary shares or the Underwriters’ stabilization activity or the exercise by the Underwriters of their over-allotment option;

●	our ability to comply with the continued listing standards on the exchange or trading market on which our ordinary shares is listed for trading;

●	general economic and business condition in China and elsewhere; and

●	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The e-vapor industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ordinary shares. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

After deducting the estimated Underwriters’ discount and offering expenses payable by us, we expect to receive net proceeds of approximately $108.6 million (or $125.4 million if the Underwriters exercise their over-allotment option in full) from this offering based on a public offering price of $8.00 per share, the midpoint of the proposed offering price range. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business.

We intend to use the net proceeds of this offering as follows, after we complete the remittance process:

●	approximately 30% to expand and automate our manufacturing operations in both China and the United State;

●	approximately 25% for research and development activities, which include our efforts to develop new products and new vaping technology

●	approximately 15% for the marketing and promotion of or branded products;

●	the balance of approximately 30%, together with any proceeds from the over-allotment option, for general administration and working capital.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein. Pending remitting the offering proceeds to China, we intend to invest our net proceeds in short-term, interest bearing, and investment-grade obligations.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the satisfaction of applicable government registration and approval requirements. We may extend inter-company loans to our subsidiary in China or make additional capital contributions to our PRC subsidiary to fund their capital expenditures or working capital. For an increase of registered capital of our PRC subsidiary, we need to file at the PRC Ministry of Commerce (“MOFCOM”) or its local counterparts. If we provide funding to our PRC subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital or twice of their net worth. Such loans must be registered with the PRC SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation on loans to, and direct investment in, our PRC subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2020:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 15,000,000 shares at an assumed initial public offering price of $8.00 per share, the midpoint of the proposed offering price range, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

	As of December 31, 2020
	Actual	As Adjusted

	($ in thousands)
Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 150,000,000 ordinary shares outstanding on an actual basis; and 165,000,000 ordinary shares outstanding on an as adjusted basis	$15	$17
Additional paid-in capital	71	108,684
Accumulated other comprehensive loss	(253)	(253)
Reserves	13,346	13,346
Retained earnings	52,800	52,800
Total shareholders’ equity	$65,979	$174,594

Total capitalization	$65,979	$174,594

(1)

Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, Underwriters’ expense allowance and other expenses. We expect to receive net proceeds of approximately $108,614,701 (offering proceeds of $120,000,000, less underwriting discounts of $7,200,000, non-accountable expense of $1,200,000 and offering expenses of $2,985,299, which includes reimbursement of the Representative’s out-of-pocket expenses of $450,000). If the Underwriters’ over-allotment option is exercised, the net proceeds to us would be $125,354,701. The increase in additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discounts, Underwriters’ expense allowance and other expenses

DILUTION

If you invest in our ordinary shares, you will incur immediate dilution since the public offering price per share you will pay in this offering is more than the net tangible book value per ordinary share immediately after this offering.

The net tangible book value of our ordinary shares as of December 31, 2020 was $65,717,836, or $0.44 per share based upon 150,000,000 ordinary shares outstanding. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of ordinary shares outstanding.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering.  After giving effect to the sale of the 15,000,000 shares being sold pursuant to this offering at a public offering price of $8.00 per share, the midpoint of the proposed offering price range, and after deducting Underwriters’ discount and commission payable by us in the amount of $7,200,000, non-accountable expenses of $1,200,000 payable to the Underwriters and estimated offering expenses in the amount of $2,985,299, our pro forma net tangible book value would be approximately $174,332,537, or $1.06 per ordinary share. This represents an immediate increase in net tangible book value of $0.62 per share to existing shareholders and an immediate decrease in net tangible book value of $6.94 per share to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

As of December 31, 2020
Assumed initial public offering price per ordinary share	$8.00
Net tangible book value per share as of December 31, 2020	$0.44
Increase in net tangible book value per share attributable to existing shareholders	$0.62
Pro forma net tangible book value per share after this offering	$1.06
Dilution per share to new investors	$6.94

Our adjusted pro forma net tangible book value after the offering, and the decrease to new investors in the offering, will change from the amounts shown above if the Underwriters’ over-allotment option is exercised.

A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) our pro forma net tangible book value per share after this offering by approximately $0.08, and increase the dilution per share to new investors by approximately $0.08, after deducting the Underwriters’ discount and estimated offering expenses payable by us.

The following table sets forth, on a pro forma as adjusted basis as of December 31, 2020, the difference between the number of ordinary shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated Underwriters’ discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $8.00 per ordinary share:

	Shares Purchased		Total Cash Consideration			Average Price Per
	Number	Percent	Amount		Percent	Share
Existing shareholders	150,000,000	90.9%	$85,815	*	0.1%	$0.0006
New investors from public offering	15,000,000	9.1%	120,000,000		99.9%	8.00
Total	165,000,000	100.0%	120,085,815		100.0%

*	Represents the cash purchase price of the shares plus the amount transferred from Retained Earnings to Ordinary Shares in connection with the three-for-one share distribution.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands and PRC

We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system; and

●	the absence of exchange control or currency restrictions.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Most of our assets are located in the PRC. A majority of our current directors and officers are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would :

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that it is uncertain whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by Han Kun Law Offices that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman Islands courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

SELLING SHAREHOLDER

The following table sets forth the names of the selling shareholder, the number of ordinary shares owned beneficially by the selling shareholder as of May 28, 2021, and the number of our ordinary shares that may be offered by the selling shareholder pursuant to this prospectus. The table and the other information contained under the captions “Selling Shareholder” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling shareholder. The following table sets forth, as to the selling shareholder, the number of ordinary shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering. Reliance Lead Company Limited

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Reliance Lead Company Limited	3,750,000	3,750,000	0	0%

The selling shareholder does not have, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

The selling shareholder acquired the shares in a share transfer from Inspired Elite Global Limited, which is one of the original founders of the Company.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the selling shareholder at market prices prevailing at the time of sale or at negotiated prices. The selling shareholder will not sell any shares pursuant to this prospectus until such time as our common stock is traded on Nasdaq. The selling shareholder may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling shareholder may also sell ordinary shares owned by it pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling shareholder is an affiliate of any broker-dealer.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The selling shareholder may, after the date of this prospectus, also sell our ordinary shares short and deliver these securities to close out its short positions, or lend or pledge its ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our ordinary shares by the selling shareholder and any other persons who are involved in the distribution of the ordinary shares pursuant to this prospectus. The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) the selling shareholder sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

CORPORATE STRUCTURE

Our Organization and Structure

Aspire Global Inc. (“Aspire”) was incorporated under the laws of the Cayman Islands on January 30, 2020 as an exempted company with limited liability.

Aspire owns a 100% equity interest in Aspire Global Holdings Limited (“Aspire Holdings”), a British Virgin Islands corporation which was incorporated on February 13, 2020, and Aspire North America LLC, a California limited liability company formed on February 22, 2020 and the formal ownership of Aspire North America was transferred to Aspire on September 23, 2020.

Aspire Holdings owns a 100% equity interest in three subsidiaries -- DEC (HK) Technology Co., Limited, a Hong Kong corporation, which was incorporated on March 15, 2012, Aspire International Hong Kong Limited (“Aspire Hong Kong”), a Hong Kong corporation, which was incorporated on July 6, 2020, and Aspire Science and Technology Limited, a Hong Kong corporation, which was incorporated on December 9, 2016.

Aspire Hong Kong owns a 100% equity interest in Eigate (Shenzhen) Electronic Technology Co., Limited (“Eigate (Shenzhen)”), a PRC corporation formed on September 30, 2020, which is a Wholly Foreign-Owned Enterprise (“WFOE”).

Shenzhen Yi Jia Technology Co., Limited (“Shenzhen Yi Jia”) was incorporated in China on June 8, 2010.  Shenzhen Yi Jia is engaged in e-cigarette manufacturing.

Shenzhen Yi Jia owns a 100% equity interest in Dongguan Enliqi Electronic Technology Co., Limited (“Dongguan Enliqi”), which was incorporated in China on October 24, 2019.   Dongguan Enliqi provides material processing services to Shenzhen Yi Jia.

Aspire does not engage in any active operations and merely acts as a holding company. All of the manufacturing operations are conducted by Shenzhen Yi Jia.

The following chart shows our corporate structure, including our subsidiaries, VIE and VIE’s subsidiary, as of the date of this prospectus:

VIE Agreements

On September 30, 2020, Eigate (Shenzhen) entered into a series of contractual arrangements with Shenzhen Yi Jia and the shareholders of Shenzhen Yi Jia who collectively held 100% of the shares in Shenzhen Yi Jia, including an exclusive business cooperation agreement, an exclusive option agreement, an equity interest pledge agreement, and power of attorney (collectively “VIE Agreements”). Our chief executive officer, Tuanfang Liu, holds a 95% equity interest in Shenzhen Yi Jia and his cousin, Yuli Liu, holds the remaining 5% in Shenzhen Yi Jia.

The principal terms of the contractual arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Shenzhen Yi Jia and Eigate (Shenzhen) effective on September 30, 2020, Eigate (Shenzhen) agreed to provide Shenzhen Yi Jia with services, including technical development, technical support, management consultation, marketing and promotional services and other related services on an exclusive basis. Shenzhen Yi Jia agrees to pay specified service fees to Eigate (Shenzhen) as consideration for the services provided by Eigate (Shenzhen). The term of this agreement is thirty years and the agreements provide that the terms are automatically extended for another thirty years unless Eigate (Shenzhen) agrees to terminate in writing before the initial expiration date.

Exclusive Option Agreement

Pursuant to the exclusive option agreement among Eigate (Shenzhen),  Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders granted the Eigate (Shenzhen) an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Shenzhen Yi Jia then held by the shareholders once or at multiple times at any time in part or in whole at Eigate (Shenzhen)’s sole and absolute discretion to the extent permitted by PRC laws.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders have pledged the 100% equity interest in Shenzhen Yi Jia, representing RMB 500,000 in the registered capital of Shenzhen Yi Jia, as security for performance of all the contractual obligations of shareholders and Shenzhen Yi Jia, and payment of all the direct, indirect and derivative losses and losses of anticipated profits suffered by Eigate (Shenzhen) in event of default on the part of shareholders or Shenzhen Yi Jia. Shenzhen Yi Jia agrees to the shareholders’ pledge of the equity interest to Eigate (Shenzhen) pursuant to this agreement. The pledge remains effective until all contractual obligations have been fully performed and all losses from event of default has been fully paid.

Power of Attorney

Pursuant to an irrevocable power of attorney effective on September 30, 2020, the shareholders of Shenzhen Yi Jia have each appoint the Eigate (Shenzhen) to act on behalf of themselves with respect to all rights and matters concerning their shareholding, including without limitation to attend shareholders’ meeting, exercise all of shareholder’s rights and voting rights, handling shares, represent themselves as shareholders, appoint or remove senior management, and amend articles of association. The power of attorney shall be irrevocable and continually effective during the period that they are shareholders of Shenzhen Yi Jia.

These agreements are designed to provide Eigate (Shenzhen) with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Shenzhen Yi Jia, including major control rights and the rights to the assets, property, and revenue of Shenzhen Yi Jia. All the above contractual arrangements obligate Eigate (Shenzhen) to absorb all the risk of loss from business activities of Shenzhen Yi Jia and entitle Eigate (Shenzhen) to receive all the residual returns. In essence, Eigate (Shenzhen) has gained effective control over Shenzhen Yi Jia. Therefore, the Company believes that Shenzhen Yi Jia should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”.

The above-mentioned transactions, including the entry into the VIE Agreements, were considered a reorganization of the Company (the “Reorganization”). After the Reorganization, Aspire ultimately owns 100% of Shenzhen Yi Jia through the VIE Agreements. In accordance with ASC 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controls all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries and VIE have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Furthermore, ASC 805-50-45-5 provides that the financial statements and financial information presented for prior years shall also be retrospectively adjusted to furnish comparative information.

Spousal Consent Letter

The spouses of individual equity holders of Shenzhen Yi Jia have each signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned equity interest pledge agreement and exclusive option agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in Shenzhen Yi Jia held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Through the current contractual arrangements, we established a contractual relationship with all equity holders of Shenzhen Yi Jia. Pursuant to these agreements, all equity holders of Shenzhen Yi Jia irrevocably authorized Eigate (Shenzhen) to exercise voting rights and all other rights as the equity holder and pledged all of his or her equity interests in Shenzhen Yi Jia to Eigate (Shenzhen) as collateral to secure performance of all of his or her obligations under these agreements. However, the equity holders of Shenzhen Yi Jia may have potential conflicts of interest with us and may breach, or cause Shenzhen Yi Jia to breach, or refuse to renew, the existing contractual arrangements we have with them and Shenzhen Yi Jia. Any failure by Shenzhen Yi Jia or equity holders of Shenzhen Yi Jia to perform his or her obligations under such contractual arrangements with them would have a material adverse effect on our business and financial condition. See “Risk Factors — Risks Related to Doing Business in China —The shareholders of our consolidated VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.”

In the opinion of Han Kun Law Offices, our PRC counsel:

●	the ownership structure of Shenzhen Yi Jia and Eigate (Shenzhen) in China, currently and immediately after this offering, does not violate any applicable PRC laws or regulations currently in effect; and

●	the contractual arrangements among Eigate (Shenzhen), Shenzhen Yi Jia and Shenzhen Yi Jia’s shareholders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws or regulations currently in effect and, both currently and immediately after this offering, do not and will not violate any applicable PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel.

SELECTED FINANCIAL DATA

The following consolidated statements of operations data for the years ended June 30, 2019 and 2020, consolidated balance sheet data as of June 30, 2019 and 2020 and consolidated statements of cash flows data for the years ended June 30, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following consolidated statements of operations data for the six months ended December 31, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2020, and consolidated statements of cash flows data for the six months ended December 31, 2019 and 2020 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(Dollars In thousands, except per share amounts)

Consolidated Statement of Operations Information:

	Year Ended June 30,		Six Months Ended December 31,
	2019	2020	2019	2020
Revenue	$122,167	$79,026	$40,987	$44,215
Cost of revenue	(61,906)	(45,762)	(23,578)	(29,426)
Gross profit	60,261	33,264	17,409	14,789
Operating expenses	(10,400)	(14,119)	(7,358)	(9,068)
Income from operations	49,861	19,145	10,051	5,721
Other income (expense), net	1,278	4,776	1,565	(4,303)
Income before income taxes	51,139	23,921	11,616	1,418
Net income	42,224	19,145	8,507	835
Comprehensive income	40,205	17,283	7,640	4,893
Net income per ordinary share (basic and diluted)	$0.28	$0.13	$0.06	$0.01
Weighted ordinary shares outstanding	150,000,000	150,000,000	150,000,000	150,000,000

Consolidated Balance Sheet Information:

	As of June 30,		As of December 31,
	2019	2020	2020
Assets	$166,802	$183,988	$170,575
Current assets	165,360	181,586	167,673
Working capital	69,061	58,684	63,077
Retained earnings	61,781	51,965	52,800
Shareholders’ equity	70,503	61,086	65,979

Consolidated Cash Flows Information:

	Year Ended June 30,		Six Months Ended December 31
Consolidated cash flow data:	2019	2020	2019	2020
Net cash provided by (used in) operating activities	$36,711	$20,222	$2,852	$(1,616)
Net cash (used in) provided by investing activities	(90,564)	80,931	(842)	9,624
Net cash used in financing activities	(12,111)	(5,779)	(211)	(19,335)
Net increase (decrease) in cash and cash equivalents and restricted cash	(65,863)	94,012	1,218	(9,106)

Set forth below is selected financial information relating to audited consolidating financial statements for the years ended June 30, 2019 and 2020 (dollars in thousands).

Consolidating Statements of Income Information

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Eliminations	Consolidated	Aspire	VIE	Elimination	Consolidated
Revenue	$3,310	$118,857	$-	$122,167	$7,744	$71,282	$-	$79,026
Cost of revenue	-	(61,906)	-	(61,906)	-	(45,762)	-	(45,762)
Gross profit	3,310	56,951	-	60,261	7,744	25,520	-	33,264
Operating Expenses	(1,321)	(9,079)	-	(10,400)	(3,975)	(10,144)	-	(14,119)
Income from operations	1,989	47,872	-	49,861	3,769	15,376	-	19,145
Other income, net	1,027	251	-	1,278	2,025	2,751	-	4,776
Income before income taxes	3,016	48,123	-	51,139	5,794	18,127	-	23,921
Net income	$2,394	$39,830	$-	$42,224	$4,589	$14,556	$-	$19,145

Consolidating Balance Sheet Information

	June 30, 2019				June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
Assets	$90,687	$94,253	$(18,138)	$166,802	$115,991	$108,313	$(40,316)	$183,988
Current assets	90,678	92,820	(18,138)	165,360	115,985	105,917	(40,316)	181,586
Working capital	399	68,662	-	69,061	792	57,892	-	58,684
Retained earnings	330	61,451	-	61,781	1,087	50,878	-	51,965
Shareholders' equity	409	70,094	-	70,503	797	60,289	-	61,086

Consolidating Cash Flows Information

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
Net cash provided by operating activities	$12,198	$24,513	$-	$36,711	$23,738	$(3,516)	$-	$20,222
Net cash (used in)/provided by investing activities	$(80,002)	$(10,562)	$-	$(90,564)	$82,018	$(1,087)	$-	$80,931
Net cash used in financing activities	$6,925	$(19,036)	$-	$(12,111)	$(978)	$(4,801)	$-	$(5,779)
Net (decrease) increase in cash and cash equivalents	$(60,882)	$(4,981)	$-	$(65,863)	$104,780	$(10,768)	$-	$94,012

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements reflecting our current expectations that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” Actual results and the timing of events could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” and elsewhere in this prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Overview

Aspire is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct substantial operations through our operating entities established in the PRC, including our VIE. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company that maintains service agreements with the associated operating companies. Information as to revenue, cost of revenue, gross profit and income from operations for the VIE is included under “Results of Operations.” Information as to balance sheet information relating to the VIE is set forth in note 1 to our balance sheets as of June 30, 2019 and 2020 and December 31, 2020.

We are a vertically integrated business engaged in the research and development, design, commercialization, manufacturing, sales, marketing and distribution of branded, and, to a lesser extent, OEM and ODM tobacco vaporizing technology products. Our manufacturing operations are conducted in China by Shenzhen Yi Jia. We sell our tobacco vaporizing technology products through a distribution network of more than 150 distributors in 30 countries. In December 2020, we commenced the marketing of cannabis vaping products in the United States.

Over the past ten years, both technological advances and consumer demand resulting in large part from a desire to obtain the effects of smoking without the adverse health effects resulting from smoking cigarettes, have led to both an increase in the global popularity of vaping along with the application of anti-tobacco legislation and regulation to electronic products, including vaping. Innovation in battery and other component technologies have greatly improved product functionality and reliability. Many consumers are attracted to the discreetness that vaporizers provide in terms of size and ease of use, style/fashion, and the perception that vaping is less detrimental to health than cigarettes. As a result, the market for vaping devices has been growing rapidly over the past few years although the rate of growth slowed in 2020, largely because of the COVID-19 pandemic and actions taken by governments worldwide to address the pandemic.

Effects of COVID-19 Pandemic

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. During 2020, the disease spread to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in much of the world. Since our products are sold worldwide, the COVID-19 outbreak has materially adversely affected our business operations and financial condition and operating results for 2020, resulting in a material negative impact to our revenue.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of our product live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, such as social distancing, and securing the supply of materials that are essential to our production process. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees, customers, and business relationships.

From the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, our production was greatly affected due to the steps taken by the Government of China to address COVID-19 pandemic. These steps resulted in a slowdown of our business during this nearly four-month time period, including most sales activities. In addition, since our products are generally sold in stores such as grocery stores, convenience stores and tobacco stores, to the extent that either the stores are closed as a result of government actions or consumers are reluctant to go shopping because of the COVID-19 pandemic, retail sales of our products would suffer.

For the six months ended December 31, 2020, as strict procedures in control of COVID-19 had been reduced, the manufacturing at our VIE’s Shenzhen factory had resumed at normal capacity. However, since our products were sold globally, with our major markets currently being Europe, PRC and North America, the customers behavior were greatly affected by the COVID-19 pandemic, which had a negative impact on our sales.

The extent to which the COVID-19 impacts our operations on an ongoing basis is highly uncertain. It will depend on various factors including the duration and severity of the outbreak, the severity or variants of COVID-19, including the delta variant, and the effectiveness, acceptance and availability of vaccines in countries throughout the world and new information which may emerge concerning the appropriate responses if and to the extent that the availability of vaccines reduces restrictions imposed during the pandemic.

Risks Related to our VIE Agreements

Our products are manufactured by Shenzhen Yi Jia, which is owned by our chief executive officer, Tuanfang Liu and his cousin, and most of our consolidated assets are assets of Shenzhen Yi Jia. We control the operations of Shenzhen Yi Jia through the VIE agreements. Although we believe that we and the shareholders of Shenzhen Yi Jia are in compliance with PRC laws and regulations and are legally enforceable, uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	revoke our business and operating licenses as well as those of Shenzhen Yi Jia;

•	discontinue or restrict the operations of any related-party transactions between our PRC subsidiary and Shenzhen Yi Jia;

•	limit our business expansion in China by way of entering into contractual arrangements;

•	impose fines or other requirements with which our PRC subsidiary and Shenzhen Yi Jia may not be able to comply;

•	require us or our PRC subsidiary and Shenzhen Yi Jia to restructure the relevant ownership structure or operations; or

•	restrict or prohibit our use of the proceeds of the additional public offerings to finance Shenzhen Yi Jia.

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

•	The effect of legislation and regulations affecting the tobacco and cannabis vaping products.

•	Our ability to obtain regulatory approval to market additional tobacco vaping products in the United States.

•	Our ability to successfully market in the United States the one product line that we may currently market in the United States.

•	Our ability to develop and market vaping products to meet the changing tastes of users.

•	The effects of competition.

•	The development of an international market for cannabis vaping products, which is presently primarily limited to certain states in the United States.

•	The enforceability of the VIE agreements.

•	The effect of both the outbreak of COVID-19, which severely impacted our production for four months during 2020, and variants of COVID-19, including the delta variant, and the availability, effectiveness and acceptance of vaccines.

•	The effect of any conditions similar to the COVID-19 pandemic which may result in steps taken by government similar to those taken with respect to COVID-19.

In the United States, we can only sell products for which we have filed for a PMTA. At present, we have filed for a PMTA for one of our product lines – the Nautilus Prime open system vaping products. The Nautilus Prime is an enhancement of our original Nautilus system, for which we have not sought a PMTA. Our sales in the United States of the Nautilus Prime product line accounted for less than 11%of our United States sales in the year ended June 30, 2020. Our inability to sell other product lines materially impaired our United States sales in the six months ended December 31, 2020.

On March 17, 2021, the FDA sent a letter to Aspire North America requesting that Aspire North America submit documents relating to its marketing practices for Aspire products. Specifically, the FDA requested documents related to youth exposure to Aspire North America’ social media marketing of Aspire as well as Aspire North America’s use of influencers in social media marketing. This request applies to all of Aspire electronic nicotine delivery system (ENDS) products and their components or parts. FDA is requesting these documents based on the epidemic of youth ENDS use and based on what it sees as Aspire North America’s marketing of Aspire products on social media platforms (e.g., Facebook, YouTube, and Instagram). On June 15, 2021, Aspire North America provided the FDA with the requested material. The Company cannot predict whether the FDA will require additional information or whether the information provided to the FDA will result in any charge or penalty payable by the Company or Aspire North America.

During the years ended June 30, 2019 and 2020, one of our subsidiaries, Aspire Science and Technology Limited, declared dividends of $4.0 million and $3.8 million, respectively, to its sole shareholder, our chief executive officer, Tuanfang Liu. The 2019 dividend was declared and paid in June 2019. The 2020 dividend was declared in June 2020 and, as of the date of this prospectus, has not yet been paid. To the extent that is not paid by the date of this prospectus, it will be paid following completion of this offering. This dividend was declared at a time when Aspire Science and Technology Limited was wholly owned by Mr. Liu, prior to the restructure which resulted in Aspire Science and Technology Limited becoming a subsidiary.

During the years ended June 30, 2019 and 2020, Shenzhen Yi Jia, the VIE entity whose financial statements are consolidated with ours, declared dividends of $18.9 million and $22.9 million, respectively, to its shareholders, Tuanfang Liu, who is a 95% shareholder, and his cousin, who is a 5% shareholder. The 2019 dividend was declared in December 2018 and paid in January 2019. The 2020 dividend was declared in December 2019 and paid in September 2020.

We cannot give any assurance as to whether any dividends will be paid in the future or, if we pay dividends, the timing or any dividends.

Results of Operations

The following table sets forth a summary of our consolidated statements of operations and comprehensive income for the years ended June 30, 2019 and 2020, and for the six months ended December 31, 2019 and 2020 (in thousands except per share amounts).

	Year Ended June 30,				Six Months Ended December 31,
	2019		2020		2019		2020
	US$	% of Revenue	US$	% of Revenue	US$	% of Revenue	US$	% of Revenue
Revenue	$122,167	100.0%	$79,026	100.0%	$40,987	100.0%	$44,215	100.0%
Cost of revenue	(61,906)	(50.7)%	(45,762)	(57.9)%	(23,578)	(57.5)%	(29,426)	(66.6)%
Gross profit	60,261	49.3%	33,264	42.1%	17,409	42.5%	14,789	33.4%
Operating expenses	(10,400)	(8.5)%	(14,119)	(17.9)%	(7,358)	(18.0)%	(9,068)	(20.5)%
Income from operations	49,861	40.8%	19,145	24.2%	10,051	24.5%	5,721	12.9%
Other income (expense), net	1,278	1.0%	4,776	6.0%	1,565	3.8%	(4,303)	(9.7)%
Income before income taxes	51,139	41.8%	23,921	(30.2)%	11,616	28.3%	1,418	3.2%
Net income	42,224	34.6%	19,145	24.2%	8,507	20.8%	835	1.9%
Other comprehensive (loss) gain	(2,019)	(1.7)%	(1,862)	(2.3)%	(867)	(2.1)%	4,058	9.2%
Comprehensive income	40,205	32.9%	17,283	21.9%	7,640	18.7%	4,893	11.1%
Net income per ordinary share (basic and diluted)	0.28		0.13		0.06		0.01
Weighted ordinary shares outstanding	150,000,000		150,000,000		150,000,000		150,000,000

 Results of Operations

Years Ended June 30, 2019 and 2020

Revenue

The following tables set out the breakdown of our revenue percentage by region based on information provided to us by our distributors.

	Years ended June 30,
	2019	2020
Europe	57.9%	61.0%
North America	41.1%	22.6%
PRC	0.9%	6.8%
Asia Pacific-Other than PRC	0.1%	9.5%
Others	0.0%	0.1%
Total	100.0%	100.0%

The main markets for our products are Europe and North America. Based on information from our distributors, some of whom market to both Europe and North America, approximately $120.8 million, or 99.0% of our sales in the year ended June 30, 2019, and approximately $66.1 million, or 83.6%, of our sales in the year ended June 30, 2020 were sales in Europe and North America. In the year ended June 30, 2020, approximately $5.4 million (6.8% of sales) and approximately $7.5 million (9.5% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively.

Most of our products are sold under own brands. For the years ended June 30, 2019 and 2020, 99% and 97%, respectively, of our sales were our own brands. The remaining sales were original equipment manufacturing, known as OEM sales and original design and manufacturing, known as ODM, which were manufactured for other companies.

Our revenue decreased by $43,141,173, or 35.3%, from $122,167,011 for the year ended June 30, 2019, to $79,025,838 for the year ended June 30, 2020. The decrease was due to (i) changing regulation requirement and more restriction on vapor products that lead our distributors to reduce purchase to minimize potential compliance risk, such as the PMTA guideline issued in June 2019 and flavor ban by FDA in January 2020, and (ii) the COVID-19 outbreak in January 2020 in the PRC, which resulted in our factory’s production being affected until April 2020, resulting in a four-month slowdown of production, while the spreading and outbreaks in the United States and Europe in second half year 2020, where our major markets are, also adversely affected our revenue for the year ended June 30, 2020.

Cost of Revenue

Cost of revenue consisted primarily of materials used in the production process such as plastics, direct salary and benefits expenses associated with the manufacturing. Overhead, including factory rental expense and machinery depreciation, is also included in cost of revenue. The following table sets forth a breakdown of our cost of revenue (dollars in thousands).

	Year Ended June 30,
	2019			2020
	Amount	% of cost of revenue	% of revenue	Amount	% of cost of revenue	% of revenue
Direct material	$52,477	84.8%	43.0%	$35,685	78.0%	45.2%
Labor	5,713	9.2%	4.7%	7,310	16.0%	9.2%
Overhead	3,717	6.0%	3.0%	2,767	6.0%	3.5%
Total cost of revenue	$61,907	100%	50.7%	$45,762	100%	57.9%

Cost of revenue decreased by $16,144,287, or 26.1%, from $61,906,228 for the year ended June 30, 2019 to $45,761,941 for the year ended June 30, 2020. The decline in cost of revenue largely reflected the decline in year-to-year sales, resulting from the four-month slowdown of our production as a result of the steps taken by the Government of China to address the COVID-19 pandemic.

Gross Profit

The following table shows the revenue, cost of revenue and gross profit of our products (dollars in thousands).

	Year Ended June 30, 2019
	Revenue	Cost of revenue	Gross profit	Gross profit %
Aspire branded	$121,421	$61,438	$59,983	49.4%
OEM and ODM	746	468	278	37.3%
Total	$122,167	$61,906	$60,261	49.3%

	Year Ended June 30, 2020
	Revenue	Cost of revenue	Gross profit	Gross profit %
Aspire branded	$76,444	$43,537	$32,907	43.0%
OEM and ODM	2,582	2,225	357	13.8%
Total	$79,026	$45,762	$33,264	42.1%

Gross profit decreased by $26,996,886, or 44.8%, from $60,260,783 for the year ended June 30, 2019 to $33,263,897 for the year ended June 30, 2020. Our gross margin declined from 49.3% to 42.1%. This decline was primarily due to (i) inefficiencies resulting from the plant temporarily suspended production, (ii) increased percentage of sales from a major customer who accounted for 31% and 41% of our total revenue for the years ended June 30, 2019 and 2020, respectively, and who received lower prices than other customers, which reduced our gross margin, (iii) a lower unit price of new products for promotion since early 2020 and (iv) to a significantly lesser extent, the increase in proportion in revenue from OEM and ODM business with a lower margin.

Operating Expenses

Operating expenses increased by $3,718,851, or 35.8%, from $10,400,332 to $14,119,183. Our operating expenses consisted of sales and marketing expenses, research and development expenses and general and administrative expenses.

Our sales and marketing expenses mainly consist of employee’s salaries and benefits, marketing expense, E-mall expenses, travelling expenses and others.

Sales and marketing expenses increased by $1,294,538, or 54.3%, from $2,385,735 for the year ended June 30, 2019 to $3,680,273 for the year ended June 30, 2020. The increase in selling expenses resulted from an increase in sales and marketing staff, improved sales incentive programs with distributors, increased promotion efforts through product trials to promote new products and more involvement in vapor industry community.

Research and development expenses decreased by $784,874, or 15.4%, from $5,086,879 for the year ended June 30, 2019 to $4,302,005 for the year ended June 30, 2020. Our research and development activities are conducted in Shenzhen, China. The decrease is due to combined effect of the change in our research and development process in late 2019, a decline in direct material consumption resulting from our optimization of our research and development activities, and offset by an increase in our research and development staff.

Our general and administrative expense mainly consists of employee’s salaries and benefits, rental expense, professional fees and others. General and administrative expenses increased by $3,209,187, or 109.6%, from $2,927,718 for the year ended June 30, 2019 to $6,136,905 for the year ended June 30, 2020. The increase was primarily due to (i) the expansion of business, such as setting up of Aspire North America LLC for development of the North American market, (ii) more professional expenses incurred during the Company’s attempt in initial public offering, and increase in headcount to facilitate the process, and (iii) expense incurred in connection with the TPD and PMTA filings in Europe and the United States of America, respectively, to seek to comply with changing regional regulatory requirements.

Other income, net

Other income (expense) includes interest income, interest expense, exchange gain, net, investment gain and other income (expense).

Interest income mainly represents interest received from bank balances and fixed deposits. Interest income decreased by $1,098,684, or 93.9%, from $1,169,542 for the year ended June 30, 2019 to $70,858 for the fiscal year ended June 30, 2020. The decrease was due to funds that were put under fixed deposits during the majority of the year ended June 30, 2019, which were used to purchase held-to-maturity investments for higher investment gain in February 2019 and which matured in February 2020. Interest expense was not significant in either year.

Our sales are mainly settled in U.S. dollars and RMB, while almost all of the material, labor and expenses are paid in RMB. Conversion of RMB to U.S dollar has resulted in exchange gain. As a result of an appreciation of the RMB to the U.S. dollar, exchange gain decreased by $768,580, or 35.4%, from $2,169,326 for the year ended June 30, 2019 to $1,400,746 for the year ended June 30, 2020.

Investment gain mainly represents the gain from held-to-maturity investments purchased. Investment gain increased by $2,126,447, or 1088%, from $195,443 for the year ended June 30, 2019 to $2,321,890 for the year ended June 30, 2020. The increase is mainly due to held-to-maturity investments that were purchased in February 2019 and matured in February 2020. Held-to-maturity investments are financial instruments that we have the intent and ability to hold to maturity and are reported net of any related amortization.

Other income (expense) decreased by $3,239,571, or 143.6%, from $2,256,082 for the year ended June 30, 2019 to $983,489 for the year ended June 30, 2020. Other expense for the year ended June 30, 2019 was principally a one-time expense of $2,578,484 from typhoon-related damage to our inventories in the warehouse which was not covered by insurance.

Income Taxes

Income taxes decreased by $4,138,771, or 46.4%, from $8,914,502 for the year ended June 30, 2019 to $4,775,731 for the year ended June 30, 2020, reflecting our decrease in income before income taxes.

Net Income

As a result of the foregoing, net income decreased by $23,078,961, or 54.7%, from $42,224,101, of $0.28 per share (basic and diluted) or for the year ended June 30, 2019 to $19,145,140, or $0.13 per share, for the year ended June 30, 2020.

Six Months Ended December 31, 2019 and 2020

Revenue

The following tables set out the breakdown of our revenue percentage by region based on information provided to us by our distributors.

	For the Six Months Ended December 31,
	2019	2020
Europe	60.0%	58.1%
North America	21.6%	15.0%
PRC	9.7%	15.6%
Asia Pacific-Other than PRC	8.6%	11.2%
Others	0.1%	0.1%
Total	100.0%	100.0%

The main markets for our products are Europe, PRC and North America. Based on information from our distributors, some of whom market to both Europe and North America, approximately $33.4 million, or 81.6% of our sales in the six months ended December 31, 2019, and approximately $32.4 million, or 73.1%, of our sales in the six months ended December 31, 2020 were sales in Europe and North America. In the six months ended December 31, 2020, approximately $6.9 million (15.6% of sales) and approximately $4.9 million (11.2% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively. The decline in revenue from North America reflects the effect of changes in regulations in the United States as a result of which the Company is currently only able to sell one product line in the United States.

Most of our products are sold under own brands. For the six months ended December 31, 2019 and 2020, 95% and 87%, respectively, of our sales were our own brands. The remaining sales were original equipment manufacturing, known as OEM sales and original design and manufacturing, known as ODM, which were manufactured for other companies. We are seeking to increase the proportion of sales that are OEM and ODM sales.

Our revenue increased by $3,227,615, or 7.9%, from $40,987,188 for the six month ended December 31, 2019, to $44,214,803 for the six months ended December 31, 2020. The main reason was that the Company increased its efforts to develop its OEM and ODM business in 2020, and there were more OEM and ODM sales orders delivered during the six months ended December 31, 2020. Although out factory production resumed in the six months ended December 31, 2020, the market in Europe and the United States continued to be affected by government actions relating to COVID-19.

Cost of Revenue

Cost of revenue consisted primarily of materials used in the production process such as plastics, direct salary and benefits expenses associated with the manufacturing. Overhead, including factory rental expense and machinery depreciation, is also included in cost of revenue. The following table sets forth a breakdown of our cost of revenue (dollars in thousands).

	For the Six Months Ended December 31,
	2019			2020
	Amount	% of cost of revenue	% of revenue	Amount	% of cost of revenue	% of revenue
Direct material	$18,957	80.4%	46.2%	$22,272	75.7%	50.4%
Labor	2,945	12.5%	7.2%	5,400	18.3%	12.2%
Overhead	1,676	7.1%	4.1%	1,754	6.0%	4.0%
Total cost of revenue	$23,578	100%	57.5%	$29,426	100%	66.6%

Cost of revenue increased by $5,848,303, or 24.8%, from $23,577,747 for the six months ended December 31, 2019 to $29,426,050 for the six months ended December 31, 2020. The increase in cost of revenue is due to (i) an increment in line with increase in revenue, (ii) all manufacturing activities were in PRC and almost all suppliers were based in PRC, that the average exchange rate from RMB to USD decreased from 7.0086 for six months ended December 31, 2019 to 6.7729 for six months ended December 31, 2020, which also contributed to increase in cost of revenue.

Gross Profit

The following table shows the revenue, cost of revenue and gross profit of our products (dollars in thousands).

	For the Six Months Ended December 31, 2019
	Revenue	Cost of revenue	Gross profit	Gross profit %
Aspire branded	$39,100	$22,239	$16,861	43.1%
OEM and ODM	1,887	1,339	548	29.0%
Total	$40,987	$23,578	$17,409	42.5%

	For the Six Months Ended December 31, 2020
	Revenue	Cost of revenue	Gross profit	Gross profit %
Aspire branded	$38,462	$23,880	$14,582	37.9%
OEM and ODM	5,753	5,546	207	3.6%
Total	$44,215	$29,426	$14,789	33.4%

Gross profit decreased by $2,620,688, or 15.1%, from $17,409,441 for the six months ended December 31, 2019 to $14,788,753 for the six months ended December 31, 2020. Our gross margin declined from 42.5% to 33.4%. This decline was primarily due to (i) the increase proportion in revenue from OEM and ODM business with a lower margin, (ii) a lower unit price of new products for promotion during the six months ended December 31, 2020, and (iii) as the majority of our revenue were settled in USD, and all manufacturing activities were in PRC, the appreciation of average RMB to USD from 7.0086 to 6.7729 from six months ended December 31, 2019 to six months ended December 31,2020 lead to a decrease in gross profit.

Operating Expenses

Operating expenses increased by $1,709,674 or 23.2%, from $7,358,510 to $9,068,184. Our operating expenses consisted of sales and marketing expenses, research and development expenses and general and administrative expenses.

Our sales and marketing expenses mainly consist of employee’s salaries and benefits, marketing expense, sales commission expense, travelling expenses and others.

Sales and marketing expenses increased by $846,450, or 50.8%, from $1,667,508 for the six months ended December 31, 2019 to $2,513,958 for the six months ended December 31, 2020. The increase in selling expenses resulted from (i) an increase in sales and marketing staff, and (ii) increased promotion efforts through product trials to promote new products.

Research and development expenses increased by $55,818, or 2.1%, from $2,682,032 for the six months ended December 31, 2019 to $2,737,850 for the six months ended December 31, 2020. Our research and development activities are conducted in Shenzhen, China. Research and development expenses remain similar for both periods, mainly due to a combined effect of an increase in our research and development staff, and offset by a decline in direct material consumption resulting from our optimization of our research and development activities.

Our general and administrative expense mainly consists of employee’s salaries and benefits, rental expense, professional fees and others. General and administrative expenses increased by $807,406, or 26.8%, from $ 3,008,970 for the six months ended December 31, 2019 to $3,816,376 for the six months ended December 31, 2020. The increase was primarily due to (i) an increase in general and administrative staff, (ii) expense incurred in connection with the TPD and PMTA filings in Europe and the United States of America, respectively, to comply with changing regional regulatory requirements, and (iii) more rental expense due to lease of a new plant and warehouse entered in October 2020 from a related party.

Other income (expense)

Other income (expense) includes interest income, interest expense, exchange gain, net, investment gain and other income (expense).

Our sales are mainly settled in U.S. dollars and RMB, while almost all of the material, labor and expenses are paid in RMB. Appreciation of RMB to U.S dollar will result in exchange loss, while depreciation of RMB to U.S dollar will result in exchange gain. As a result of an appreciation of the RMB to the U.S. dollar from 6.9762 to 6.5249, exchange gain decreased by $4,874,725, or 684.7%, from exchange gain of $711,928 for the six months ended December 31, 2019 to exchange loss of $4,162,797 for the six months ended December 31, 2020.

Investment gain mainly represents the gain from held-to-maturity investments purchased. Investment gain decreased by $86,449, or 57.6%, from $150,062 for the six months ended December 31, 2019 to $63,613 for the six months ended December 31, 2020. The decrease is primarily because only one existing held-to-maturity investment matured during the six months ended December 31, 2020.

As a result of the foregoing, other income (expense) decreased by $5,868,040, from other income of $1,564,891 for the six months ended December 31, 2019 to other expense of $4,303,149 for the six months ended December 31, 2020.

Income Taxes

Income taxes decreased by $2,525,797, or 81.3%, from $3,108,389 for the six months ended December 31, 2019 to $582,592 for the year ended December 31, 2020, reflecting our decrease in income before income taxes.

Net Income

As a result of the foregoing, net income decreased by $7,672,605, or 90.2%, from $8,507,433, of $0.06 per share (basic and diluted) or for the six months ended December 31, 2019 to $834,828, or $0.01 per share, for the six months ended December 31, 2020.

Liquidity and Capital Resources

The following table summarizes our changes in working capital from June 30, 2020 to December 31, 2020  (dollars in thousands).

	June 30, 2020	December 31, 2020	Change	% Change
Current Assets	$181,586	$167,673	$(13,913)	(7.7)%
Current Liabilities	122,902	104,596	(18,306)	(14.9)%
Working Capital	58,684	63,077	4,393	7.5%

In view of our substantial working capital, the positive net cash generated by operating activities, and lack of any long-term liabilities, we believe we are in position to deal with the uncertainties of the COVID-19 pandemic and we do not currently anticipate any liquidity constraints.

The following table sets forth information as to consolidated cash flow information for the years ended June 30, 2019 and 2020 and the six months ended December 31, 2019 and 2020 (dollars in thousands).

	Years Ended June 30,			Six Months Ended December 31,
Consolidated cash flow data:	2019	2020	Increase (Decrease)	2019	2020	Increase (Decrease)
Net cash provided by (used in) operating activities	$36,711	$20,222	$(16,489)	$2,852	$(1,616)	$(4,468)
Net cash (used in) provided by investing activities	(90,564)	80,931	171,495	(842)	9,624	10,466
Net cash used in financing activities	(12,111)	(5,779)	6,332	(211)	(19,335)	(19,124)
Net increase (decrease) in cash and cash equivalents and restricted cash	(65,863)	94,012	159,875	1,218	(9,106)	(10,324)

Net cash flow from operating activities for the year ended June 30, 2019 of $36.7 million, reflected our net income of $42.2 million, adjusted primarily as follows: a decrease in accounts receivable of $6.5 million and a decrease in prepaid expenses and other current assets of $2.0 million, offset by a decrease in accounts payable of $8.7 million and a decrease in advanced payments from customers of $5.8 million.

Net cash flow from operating activities for the year ended June 30, 2020 or $20.2 million, reflected our net income of $19.1 million, adjusted primarily as follows: an increase in accounts payable of $3.2 million, an increase in accrued liabilities and other payables of $1.8 million and an increase in income tax payable of $1.5 million offset by a gain from short-term investments of $2.3 million, an increase in inventories of $1.4 million.

Net cash flow from operating activities for the six months ended December 31, 2019 of $2.9 million, reflected our net income of $8.5 million, adjusted primarily as follows: increase in income tax payable of $1.9 million, offset by decrease in accounts payable of $6.4 million, increase in accounts receivable of $0.6 million and increase in inventories of $0.7 million.

Net cash flow used in operating activities for the six months ended December 31, 2020 of $1.6 million, reflected our net income of $0.8 million, adjusted primarily as follows: adding back of unrealized foreign exchange loss of $4.0 million, offset by a decrease in income tax payable of $3.4 million and an increase in inventories of $2.4 million.

Net cash flow used in investing activities for the year ended June 30, 2019 of $90.6 million reflected primarily a purchase of short-term investments of $181.3 million and the receipt upon maturity of $91.6 million of short-term investments.

Net cash flow provided by investing activities for the year ended June 30, 2020 of $80.9 million reflected primarily the receipt upon maturity of short-term investments of $122.3 million and the purchase of short-term investments of $40.1 million.

Net cash flow used in investing activities for the six months ended December 31, 2019 of $0.8 million reflected primarily purchase of property, plant and equipment of $0.7 million, purchase of short-term investment of $20.1 million, offset by maturity of short-term investments of $20.1 million.

Net cash flow provided by investing activities for the six months ended December 31, 2020 of $9.6 million reflected primarily a receipt upon maturity of $10.2 million of short-term investments.

Net cash flow used in financing activities for the year ended June 30, 2019 of $12.1 million reflected primarily advances from related parties of $65.0 million, repayments to related parties of $54.1 million, and payments of dividends of $23.0 million.

Net cash flow used in financing activities for the year ended June 30, 2020 of $5.8 million reflected primarily payments of dividends of $4.6 million and repayment to related parties of $1.3 million.

Net cash flow used in financing activities for the six months ended December 31, 2019 of $0.2 million reflected primarily repayment of related parties of $0.2 million.

Net cash flow used in financing activities for the six months ended December 31, 2020 of $19.3 million reflected primarily payments of dividends of $18.9 million.

To date, we have financed our operations primarily through cash flow from operations and working capital loans from our major shareholders, when necessary. We plan to support our future operations primarily from cash generated from our operations and cash on hand. We believe that our current cash and cash flows provided by operating activities, and the estimated net proceeds from this offering will be sufficient to meet our working capital needs in the next 12 months. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we decide to accelerate our growth, then additional financing may be required. We cannot give any assurance that additional financing will not be required or, if required, would be available on favorable terms if at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in dilution to our shareholders which may be substantial.

Our consolidated assets at December 31, 2020 included $48,916,558 of assets of our VIE whose financial statements are consolidated with ours, and its subsidiary. Although our WFOE that is a party to the VIE Agreements has the power to approve the use of these assets other than for the use by Shenzhen Yi Jia, Aspire may not have access to those assets for our business outside of China. Applicable PRC law permits payment of dividends to Aspire by our PRC subsidiary only out of net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC subsidiary and Shenzhen Yi Jia are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong operating subsidiaries are able to transfer cash without any limitation to the United States under normal circumstances.

If our Hong Kong operating subsidiaries were to incur additional debt on their own behalf in the future, the instruments governing the debt may restrict the ability of our operating subsidiaries to transfer cash to our U.S. investors.

Consolidating Financial Statements

Set forth below are the consolidating financial statements showing the financial information for Aspire (which reflects the consolidated financial information exclusive of the VIE), the financial information for the VIE, the eliminating adjustments and the consolidated results (in U.S. dollars).

Consolidating Balance Sheets at June 30, 2019 and 2020

	June 30, 2019				June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,436,694	$48,797,393	$-	$59,234,087	$115,217,261	$37,828,990	$-	$153,046,251
Restricted cash	-	250,000	-	250,000	-	450,000	-	450,000
Held to maturity investments	80,000,000	9,777,445	-	89,777,445	-	9,979,095	-	9,979,095
Accounts receivable, net	-	26,184,788	(18,138,345)	8,046,443	685,290	48,931,457	(40,315,837)	9,300,910
Prepaid expenses and other current assets	37,006	1,128,508	-	1,165,514	20,098	1,281,819	-	1,301,917
Due from related parties	203,904	-	-	203,904	62,313	203,904	-	266,217
Inventories, net	-	6,682,364	-	6,682,364	-	7,241,388	-	7,241,388
Total Current Assets	90,677,604	92,820,498	(18,138,345)	165,359,757	115,984,962	105,916,653	(40,315,837)	181,585,778

OTHER ASSETS:
Property, plant and equipment, net	10,026	1,158,345	-	1,168,371	5,754	1,988,420	-	1,994,174
Intangible asset, net	-	48,279	-	48,279	-	207,840	-	207,840
Deferred tax assets	-	215,341	-	215,341	-	197,023	-	197,023
Other non-current assets	-	10,045	-	10,045	-	3,438	-	3,438
Total Other Assets	10,026	1,432,010	-	1,442,036	5,754	2,396,721	-	2,402,475

Total Assets	$90,687,630	$94,252,508	$(18,138,345)	$166,801,793	$115,990,716	$108,313,374	$(40,315,837)	$183,988,253

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,138,345	$12,765,592	$(18,138,345)	$12,765,592	$40,315,837	$15,615,154	$(40,315,837)	$15,615,154
Advance payment from customers	1,567,781	352,884	-	1,920,665	1,109,736	562,007	-	1,671,743
Dividend payable	-	-	-	-	3,832,273	18,080,372	-	21,912,645
Accrued liabilities and other payables	368,552	2,664,623	-	3,033,175	601,024	4,526,902	-	5,127,926
Due to related parties	69,395,618	4,142,973	-	73,538,591	68,397,981	3,782,992	-	72,180,973
Income tax payable	808,869	4,232,066	-	5,040,935	936,275	5,457,212	-	6,393,487
Total Current Liabilities	90,279,165	24,158,138	(18,138,345)	96,298,958	115,193,126	48,024,639	(40,315,837)	122,901,928

Total Liabilities	$90,279,165	$24,158,138	$(18,138,345)	$96,298,958	$115,193,126	$48,024,639	$(40,315,837)	$122,901,928

SHAREHOLDERS' EQUITY:
Ordinary shares	2,565	12,435	-	15,000	2,565	12,435	-	15,000
Additional paid-in capital	-	70,815	-	70,815	-	70,815	-	70,815
Accumulated other comprehensive income (loss)	75,592	(2,524,016)	-	(2,448,424)	(291,866)	(4,018,665)	-	(4,310,531)
Reserves	-	11,084,251	-	11,084,251	-	13,346,309	-	13,346,309
Retained earnings	330,308	61,450,885	-	61,781,193	1,086,891	50,877,841	-	51,964,732
Total equity attributable to owners of the company	408,465	70,094,370	-	70,502,835	797,590	60,288,735	-	61,086,325
	-	-	-	-	-	-	-	-
Total Shareholders' Equity	408,465	70,094,370	-	70,502,835	797,590	60,288,735	-	61,086,325

Total Liabilities and Shareholders' Equity	$90,687,630	$94,252,508	$(18,138,345)	$166,801,793	$115,990,716	$108,313,374	$(40,315,837)	$183,988,253

Consolidating Statements of Operations for the Years Ended June 30, 2019 and 2020

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Eliminations	Consolidated	Aspire	VIE	Elimination	Consolidated
REVENUE	$3,310,416	$118,856,595	$-	$122,167,011	$7,744,063	$71,281,775	$-	$79,025,838

COST OF REVENUE	-	61,906,228	-	61,906,228	-	45,761,941	-	45,761,941

GROSS PROFIT	3,310,416	56,950,367	-	60,260,783	7,744,063	25,519,834	-	33,263,897

OPERATING EXPENSES:
Sales and marketing expenses	850,952	1,534,783	-	2,385,735	2,165,995	1,514,278	-	3,680,273
Research and development expenses	-	5,086,879	-	5,086,879	-	4,302,005	-	4,302,005
General and administrative expenses	470,566	2,457,152	-	2,927,718	1,808,960	4,327,945	-	6,136,905

Total Operating Expenses	1,321,518	9,078,814	-	10,400,332	3,974,955	10,144,228	-	14,119,183

INCOME FROM OPERATIONS	1,988,898	47,871,553	-	49,860,451	3,769,108	15,375,606	-	19,144,714

Other income (expense)
Interest income	1,023,422	146,120	-	1,169,542	11,672	59,186	-	70,858
Interest expense	(77)	-	-	(77)	(97)	(729)	-	(826)
Exchange gain (loss), net	3,802	2,165,524	-	2,169,326	(8,568)	1,409,314	-	1,400,746
Investment gain	-	195,443	-	195,443	2,022,222	299,668	-	2,321,890
Other income (expense)	-	(2,256,082)	-	(2,256,082)	-	983,489	-	983,489

Total Other Income, net	1,027,147	251,005	-	1,278,152	2,025,229	2,750,928	-	4,776,157

INCOME BEFORE INCOME TAXES	3,016,045	48,122,558	-	51,138,603	5,794,337	18,126,534	-	23,920,871

INCOME TAXES	(622,289)	(8,292,213)	-	(8,914,502)	(1,205,480)	(3,570,251)	-	(4,775,731)

NET INCOME	$2,393,756	$39,830,345	$-	$42,224,101	$4,588,857	$14,556,283	$-	$19,145,140

Consolidating Statements of Cash Flows for the Years Ended June 30, 2019 and 2020

	Year Ended June 30, 2019				Year Ended June 30, 2020
	Aspire	VIE	Elimination	Consolidated	Aspire	VIE	Elimination	Consolidated
Cash flows from operating activities:
Net income:	$2,393,756	$39,830,345	$-	$42,224,101	$4,588,857	$14,556,283	$-	$19,145,140
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	7,936	109,123	-	117,059	8,268	272,745	-	281,013
Unrealized foreign exchange gain	-	(2,978,733)	-	(2,978,733)	-	(1,425,126)	-	(1,425,126)
Increase in reserve for inventories	-	-	-	-	-	624,646	-	624,646
Inventories impairment	-	2,578,484	-	2,578,484	-	-	-	-
Gain from short-term investments	-	(195,443)	-	(195,443)	(2,022,222)	(299,668)	-	(2,321,890)
Deferred income tax	-	(139,641)	-	(139,641)	-	12,192	-	12,192
Changes in operating assets and liabilities:
Accounts receivable	648,475	(7,029,501)	12,874,195	6,493,169	(775,512)	(22,452,942)	22,381,563	(846,891)
Inventories	-	(393,749)	-	(393,749)	-	(1,383,378)	-	(1,383,378)
Prepaid expenses and other current assets	(25,267)	2,072,635	-	2,047,368	18,128	(187,540)	-	(169,412)
Accounts payable	12,874,195	(8,695,202)	(12,874,195)	(8,695,202)	22,381,563	3,246,227	(22,381,563)	3,246,227
Advanced payment from customers	(4,216,228)	(1,555,336)	-	(5,771,564)	(449,366)	212,697	-	(236,669)
Accrued liabilities and other payables	140,985	987,062	-	1,128,047	(132,578)	1,955,859	-	1,823,281
Income tax payable	374,267	(77,345)	-	296,922	120,185	1,352,240	-	1,472,425
Net cash provided by/(used in) operating activities	$12,198,119	$24,512,699	$-	$36,710,818	$23,737,323	$(3,515,765)	$-	$20,221,558

Cash flows from investing activities:
Purchase of property, plant and equipment	$(2,118)	$(861,320)	$-	$(863,438)	$(3,936)	$(1,060,632)	$-	$(1,064,568)
Purchase of intangible assets	-	(37,315)	-	(37,315)	-	(191,158)	-	(191,158)
Purchase of short-term investments	(110,000,000)	(71,267,637)	-	(181,267,637)	-	(40,097,866)	-	(40,097,866)
Maturity of short-term investments	30,000,000	61,604,613	-	91,604,613	82,022,222	40,262,830	-	122,285,052
Net cash (used in)/provided by investing activities	$(80,002,118)	$(10,561,659)	$-	$(90,563,777)	$82,018,286	$(1,086,826)	$-	$80,931,460

Cash flows from financing activities:
Payment made for dividends	$(3,973,114)	$(19,066,616)	$-	$(23,039,730)	$-	$(4,558,534)	$-	$(4,558,534)
Advances from related parties	64,943,638	66,000	-	65,009,638	31,382	-	-	31,382
Repayment of related parties	(54,044,828)	(35,878)	-	(54,080,706)	(1,010,000)	(242,172)	-	(1,252,172)
Net cash (used in)/provided by financing activities	$6,925,696	$(19,036,494)	$-	$(12,110,798)	$(978,618)	$(4,800,706)	$-	$(5,779,324)

Effect of exchange rate on cash and cash equivalents	$(3,607)	$104,740	$-	$101,133	$3,576	$(1,365,106)	$-	$(1,361,530)

Net (decrease) increase in cash and cash equivalents	$(60,881,910)	$(4,980,714)	$-	$(65,862,624)	$104,780,567	$(10,768,403)	$-	$94,012,164
Cash, cash equivalents and restricted cash - beginning of year	$71,318,604	$54,028,107		$125,346,711	$10,436,694	$49,047,393		$59,484,087
Cash, cash equivalents and restricted cash- end of year	$10,436,694	$49,047,393		$59,484,087	$115,217,261	$38,278,990		$153,496,251

Transfer of Cash Through our Organization

Our Hong Kong subsidiary may transfer funds to our WFOE through an increase in the registered capital of or a shareholder loan to the WFOE. The WFOE provides comprehensive business support, technical services, consultancy, etc. in exchange for service fees from Shenzhen Yi Jia. Our WFOE may provide loans to VIE, subject to statutory limits and restrictions.

Our manufacturing operations are conducted by Shenzhen Yi Jia in China. Shenzhen Yi Jia sells products to third party customers as well as to Aspire or one of its subsidiaries, including our WFOE. In addition to funds generated from sales of product, Shenzhen Yi Jia’s operations are financed by loans from our WFOE, which received funds from Aspire, through either capital contributions or loans through its subsidiaries to our WFOE which would make loans to Shenzhen Yi Jia. Funds from Shenzhen Yi Jia to Aspire are made as service fees to our WFOE which, in turn make distributions or pays dividends to the Hong Kong subsidiary and the BVI subsidiary to Aspire. Both investment in Chinese companies, which are governed by the Foreign Investment Law, and the dividends and distributions from our WFOE are subject to regulations and restrictions on dividends and payment to parties outside of China are subject to restrictions. Applicable PRC law permits payment of dividends to Aspire by our PRC subsidiary only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC subsidiary in China and Shenzhen Yi Jia and its subsidiary are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong operating subsidiaries are able to transfer cash without any limitation to the United States under normal circumstances.

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Further, as a Cayman Islands holding company, we may receive dividends from our PRC subsidiary through our intermediary holding company in Hong Kong. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. According to the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and relevant implanting notice, if our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See “Risk Factors—Risks Related to Doing Business in China.” There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

During the years ended June 30, 2019 and 2020, one of our subsidiaries, Aspire Science and Technology Limited, declared dividends of $4.0 million and $3.8 million, respectively, to its then sole shareholder, our chief executive officer, Tuanfang Liu. The 2019 dividend was declared and paid in June 2019. The 2020 dividend was declared in June 2020 and, as of the date of this prospectus, has not yet been paid. To the extent that is not paid by the date of this prospectus, it will be paid following completion of this offering. This dividend was declared at a time when Aspire Science and Technology Limited was wholly owned by Mr. Liu, prior to the restructure which resulted in Aspire Science and Technology Limited becoming a subsidiary.

During the years ended June 30, 2019 and 2020, Shenzhen Yi Jia declared dividends of $18.9 million and $22.9 million, respectively, to its shareholders, Tuanfang Liu, who is a 95% shareholder, and his cousin, who is a 5% shareholder. The 2019 dividend was declared in December 2018 and paid in January 2019. The 2020 dividend was declared in December 2019 and paid in September 2020.

No dividends have been declared since the Restructure.

The following table shows the nature of the flow of funds from Aspire to its subsidiaries and to the VIE and from the VIE to the PRC Subsidiary to Aspire.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2020 (dollars in thousands).

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
Contractual lease obligations:	23,905,961	3,181,710	6,210,913	4,808,886	9,704,452

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2020.

Trend Information

Other than as disclosed elsewhere in this registration statement, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Inflation

Inflation has not materially affected our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

Critical Accounting Policies

Estimates

We regularly evaluate the accounting policies and estimates that we use to make budgetary and financial statement assumptions. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management. The discussion of our critical accounting policies contained in Note 2 to our consolidated financial statements, “Summary of Significant Accounting Policies”, is incorporated herein by reference.

Basis of consolidation

Our consolidated financial statements include the financial statements of us, our subsidiaries, the VIE, and the subsidiary of the VIE. All inter-company transactions and balances have been eliminated upon consolidation.

Revenue

We sell our products to customers around the world and recognize revenue in accordance with the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue is recognized when control of goods has transferred to customers. For the majority of our customer arrangements, control transfers to customers at a point-in-time when goods have been delivered to the pickup location specified by the customer or a forwarder appointed by the customer as that is generally when legal title, physical possession and risks and rewards of goods transfers to the customer.

Revenue is recognized at the transaction price, based on the purchase order as adjusted for the anticipated rebates, discounts and other sales incentives. When determining the transaction price, management estimates variable consideration applying the portfolio approach practical expedient under ASC 606. The main sources of variable consideration for us are customer rebates, trade promotion funds, and cash discounts. These sales incentives are recorded as a reduction of revenue at the time of the initial sale using the most-likely amount estimation method. The most-likely amount method is based on the single most likely outcome from a range of possible consideration outcomes. The range of possible consideration outcomes are primarily derived from the following inputs: sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Because we serve numerous markets, the sales incentive programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives.

There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction of revenue based on anticipated sales returns that occur in the normal course of business. We have elected to present revenue net of sales taxes, VAT and other similar taxes.

Our warranties are of an assurance-type and come standard with all of our products to cover repair or replacement should the product not perform as expected. We offer warranty for all major products, including all types of E-vapor kits, atomizers, replacement coils and mods, but no warranty for accessories such as spare parts or packaging consumables. We generally offer 90 days warranty period from date of purchase for products sold to all regions, but from May 2019, we offer six months warranty period from date of purchase for products sold to UK and France. We offer a refund or replacement of products for manufacturer defective items, dead on arrival items and items that do not appear the same as listed on our website, and exclude damaged goods caused by misuse or unauthorized repair. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and recovery from suppliers. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty costs. We estimate the actual historical warranty claims coupled with an analysis of unfulfilled claims to record a liability for specific warranty purposes. As of December 31, 2019 and 2020 and June 30, 2019 and 2020, products returned for repair or replacement have been immaterial. Accordingly, a warranty liability has not been deemed necessary.

For both the years ended June 30, 2019 and June 30, 2020, 99% of our sales were done offline directly with customers, the majority of whom are wholesale customers. For six months ended December 31, 2019 and 2020, 99% and 100% of the Company’s sales were made offline directly with customers. Online retail sales were done through Chinese portals such as Taobao.com and JD.com. Since November 2019, we have not marketed our products in the PRC through internet portals.

For offline customers, our policy is to require a deposit of 30% of the purchase price upon the customer placing an order. The remaining balance is required to be paid before shipment. Certain long-standing customers are exempt from deposits and are granted credit of up to 180 days.

For both the years ended June 30, 2019 and June 30, 2020, more than 80% of our sales were exported outside of China and Hong Kong. For both the six months ended December 31, 2019 and 2020, more than 75% of our sales were exported outside of China and Hong Kong. For all above-mentioned periods, we exported to more than 20 countries including the United States, Canada and many European countries.

Disaggregated Revenue

In accordance with ASC 606-10-50-5, we have has taken into consideration of nature, amount, timing, and uncertainty of revenue and cash flows, and has determined to disaggregate its net sales by whether the products are Aspire branded or not, as it is important information for the Company to make resource allocation decisions. The net sales disaggregated by products for the years ended June 30, 2019 and 2020, and for the six months ended December 31, 2019 and 2020 were as follows, respectively:

	Years ended June 30,		Six months ended December 31,
	2019	2020	2019	2020
Aspire branded	$121,421,151	$76,443,674	$39,100,429	38,461,444
OEM and ODM	745,860	2,582,164	1,886,759	5,753,359
Total	$122,167,011	$79,025,838	$40,987,188	44,214,803

“OEM” represents original equipment manufacturing products, and “ODM” represents original design manufacturing products.

Income Tax

We account for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. We do not believe that there were any uncertain tax positions as of June 30, 2020 and December 31, 2020.

Recent Accounting Pronouncements

The discussion of the recent accounting pronouncements contained in our consolidated financial statements, “Summary of Significant Accounting Policies,” is incorporated herein by reference.

Internal Control over Financial Reporting

In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The material weakness, if not timely remedied, may lead to material misstatements in our consolidated financial statements in the future.

To remediate the identified material weakness, we plan to continue to implement several measures, including, among others:

•hiring additional accounting staff with adequate U.S. GAAP and SEC reporting experience to address complex U.S. GAAP technical accounting issues and to prepare and review the financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements;

•formulating a formal and regular training program for accounting personnel to equip them with sufficient knowledge and practical experience of preparing financial statements under U.S. GAAP and SEC reporting requirements, including mandatory requirements for accounting staff to attend U.S. GAAP course programs offered by third-party organization or accounting firm on a periodically basis; and

•establishing clear roles and responsibilities for accounting and financial reporting staff to develop and implement formal comprehensive financial period-end closing policies and procedures to ensure all transactions are properly recorded and disclosed.

Although we did not have any independent director during 2020, in May 2021, we appointed three independent directors, who will take office upon the completion of this offering.

However, we cannot assure you that we will remediate our material weakness in a timely manner.

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

INDUSTRY

The information presented in this section and information elsewhere in this prospectus that relates to the industry has been derived from an industry report dated January 22, 2021 and commissioned by us and prepared by Euromonitor International Limited, or Euromonitor, an independent research firm, to provide information regarding our industry and our market position. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Tobacco Products

Historically, combustible tobacco products, primarily cigarettes and cigars, have been, and continue to be, the principal tobacco products used by adult smokers. Diverse customer demands are driving the innovation in the tobacco industry. Creative tobacco products, such as short cigarettes, king size cigarettes and flavor capsule cigarettes, have become increasingly popular among the smoking population. To profit from this rising market, tobacco manufacturers will expend more effort in its product diversification. Raising the price of tobacco products through tobacco tax increases is one of the most effective tobacco control strategies, because an increase in tobacco prices may encourage existing smokers to quit or cut down and may deter the youth population from beginning to smoke. Such trend will adversely affect the tobacco industry.

During the past few decades, a number of alternatives to combustible tobacco products have entered the market. These products can be classified in three categories – smokeless (including moist snuff and chewing tobacco), e-vapor products and heated tobacco.

Smokeless tobacco is the general term used to describe tobacco products that are utilized without combustion. Smokeless tobacco is used either in the mouth or in the nose, by chewing inhaling or sucking, and traditionally has been divided into two subcategories, snuff and chewing tobacco. Snuff was originally a nasal product but today is more commonly used in the mouth (oral snuff, moist snuff) in a manner similar to that of chewing tobacco.

Vapor devices are distinguished from traditional combustible tobacco products by their production of vapor through a process of heating rather than the burning associated with the consumption of cigarettes, cigars, cigarillos or smoking tobacco. In their current form, vapor devices usually include electronic circuitry and a power source supplying energy to the heating mechanism. Vapor products are not distinguished by the absence of tobacco. While the majority of current devices (e-cigarettes) are intended for use with a non-tobacco nicotine containing liquid the category includes tobacco products where it is heated and not combusted, such as heat-not-burn devices. Closed vaping systems designed to look like a cigarette are referred to as cigalikes.

Heated tobacco is the consumable element of tobacco vapor products and can come in the form of tobacco pods such as PloomTech capsules or in specially designed cigarettes.

Our products are vapor devices, which are categorized as closed system vaping devices (non-cigalikes), vaping components, and open system vaping devices.

Over the past ten years, both technological advances and consumer demand resulting in large part from a desire to obtain the effects of smoking without the adverse health effects resulting from smoking cigarettes, have led to both an increase in the global popularity of vaping along with the application of anti-tobacco legislation and regulation to electronic products, including vaping. Innovation in battery and other component technologies have greatly improved product functionality and reliability. Many consumers are attracted to the discreetness that vaporizers provide in terms of size and ease of use, style/fashion, and the perception that vaping is less detrimental to health than cigarettes. As a result, the market for vaping devices has been growing rapidly over the past few years.

The following table shows the estimated retail sales for the years of 2015 through 2020 for all smokeless tobacco products, all vapor products, all e-vapor products, all closed vaping systems other than cigalikes and all open vaping systems (in millions of US dollars).

	2015	2016	2017	2018	2019	2020
All smokeless tobacco products	$20,114	$23,207	$29,783	$40,681	$48,654	$51,958
E-vapor products	8,362	9,799	11,500	15,727	20,198	20,587
Closed vaping systems (non cigalike)	169	547	1,823	4,994	9,688	10,359
Open vaping systems	6,063	6,883	7,464	8,625	8,392	8,299

The following table shows the estimated projected retail sales for the years of 2021 through 2024 for all smokeless tobacco products, all vapor products, all e-vapor products, all closed vaping systems other than cigalikes and all open vaping systems (in millions of US dollars).

	2021	2022	2023	2024
All smokeless tobacco products	$56,346	$61,911	$66,882	$71,032
E-vapor products	21,841	24,872	27,608	29,861
Closed vaping systems (non cigalike)	11,688	14,436	16,830	18,756
Open systems	8,302	8,676	9,114	9,543

Certain health research institutions have published reports providing tentative indication that e-vapor products may serve to mitigate certain health risks that are commonly associated with use of combustible tobacco products, reduce harm of second-hand smoke and help reduce tobacco use. However, currently there remain uncertainties regarding whether e-vapor products are sufficiently safe for their intended use and health risks associated with the usage of e-vapor products have been under scrutiny. According to certain health research institutions, e-vapors products' long-term health effects and risks are unclear given the early stage of development of the products. The United States Center for Disease Control states on its website that heated tobacco products produce emissions that are not as safe as clean air, studies of secondhand emissions from heated tobacco products suggest that the products expose both users and bystanders to some of the same chemicals found in cigarette smoke, although at lower levels than cigarette smoke, and additional research is needed to understand the health effects of heated tobacco products and their emissions. The use of any tobacco product is harmful, especially for youth, young adults, and pregnant women, as well as adults who do not currently use tobacco products. Further, regardless of whether they are heated by flame or electronically, heated tobacco products contain nicotine, which is highly addictive, and nicotine exposure can also harm the developing adolescent brain, and nicotine is toxic to developing fetuses.

The general lack of industry standards has resulted in significant variations among different brands and products in terms of product features, quality assurance and control.

Cannabis Products

Cannabis has a long and entrenched history in the United States due to considerable popularity of medical and recreational use in addition to long-standing industrial production of hemp. While the 20th century saw the growth of increasingly negative attitudes towards cannabis from policy makers and the general public, recent decades have witnessed a significant shift in the perception of cannabis. In the late 1990s, acceptance of medical cannabis grew enough to allow for changes in regulation and the 2010s have seen rapid expansion of social acceptance for recreational use. Medical cannabis in particular has seen increasing approval as Americans seek alternatives to pharmaceutical products in the wake of a serious public health crisis related to prescription opioids. Legalization is also increasing thanks to growing movements seeking to reform the US criminal justice system. Increasing numbers of American political reformers see eliminating criminal penalties for use and sale of cannabis as a way to address various social and economic inequalities.

An estimated 26.6 million Americans participated in the legal cannabis market in 2020 up from 23.7 million in 2019. This rapid growth is the result of growing legalization of medical and adult-use cannabis as well as consistent if somewhat diminished growth in CBD use. During the forecast period, growth will continue as consumers new to cannabis enter the market and also as illicit market users switch to legal products.

Adult-use cannabis has attracted mainly recreational consumers who use cannabis for relaxation and socialization. Former medical cannabis users have also been attracted to the adult-use space as it has expanded due to its lower barriers to entry (no requirement to get permission from a doctor to gain access) and significant overlap of products between medical and adult-use product line-ups. Nonetheless some medical patients do opt to continue using medical cannabis even after adult-use legalization due to preferential tax rates on medical products in some states. Reasons for CBD use vary widely as claims made regarding its effects have been extremely numerous, although common examples are medical and include relief from anxiety and pain. The inability of manufacturers to make specific claims about the benefits of their products leads consumers to gather information on CBD’s uses from secondary sources of varying credibility. This lack of clarity is compounded by a lack of broad scientific consensus regarding CBD’s uses and best practices for consumers. Further research and a more clearly defined framework from the FDA could be extremely valuable in ameliorating confusion regarding CBD among consumers.

Social acceptance of cannabis is growing in the US. 2020 saw a further four states legalize adult-use cannabis, including states that previously held negative attitudes towards cannabis. Euromonitor survey data indicates that in legal adult-use states, more than 40% of legal age consumers have consumed cannabis. CBD use is also widespread among Americans interested in pain relief and relaxation especially opting to try CBD. More than 31% of Americans in legal adult-use states have ever consumed CBD.

Cannabis vaping is the action of inhaling and exhaling vapor containing cannabis oil produced by a vaporizer technology device. We believe that vaping has become the preferred choice of many cannabis users due to its discreetness in both carrying and smell, ease of use, and perceived health benefits relative to smoking cannabis cigarettes or bowls which create smoke. As the tables below show, cannabis vaping products are largely limited to the United States.

The following table shows the estimated retail volume of cannabis vapor products for adult use worldwide and in the United States and Canada for 2019 and 2020 (in millions of US dollars (except for Canada)).

	2019	2020
Worldwide	$1,743	$2,901
United States	1,740	2,623
Canada *	3	374

The following table shows the estimated projected retail of cannabis vapor products for adult use worldwide and in the United States and Canada for the years of 2021 through 2024 (in millions of US dollars (except for Canada))

	2021	2022	2023	2024
Worldwide	$3,655	$4,709	$9,195	$11,629
United States	3,270	4,200	8,555	10,847
Canada *	520	663	798	921

* Information as to Canada is in millions of Canadian dollars.

BUSINESS

Overview

We are a vertically integrated business engaged in the research and development, design, commercialization, manufacturing, sales, marketing and distribution of branded e-cigarettes. Our tobacco products are sold in all continents of the world. In December 2020, we commenced the marketing of cannabis vaping products. Vaping refers to the practice of inhaling and exhaling the vapor produced by an electronic vaping device. Our tobacco products are marketed under the Aspire brand name and our cannabis products are marketed under the ISPIRE brand name.

Our products are manufactured by Shenzhen Yi Jia, our VIE, which also sells our products. We control and receive the economic benefits of our VIE’s’ business operations through certain contractual arrangements. We use a VIE structure due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, and the Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company, and, as a shareholder of Aspire, you will have an equity interest in an entity which does not have ownership of the VIE, which manufactures the products and generates a significant portion of the consolidated revenue. The approval of PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we may not be able to obtain such approval.

Through our global distributor network of more than 150 distributors, our Aspire tobacco vaporizer technology products are marketed and sold in 30 countries. Sales of our ISPIRE cannabis vaporizer technology products commenced in December 2020, and have not been significant through April 30, 2021.

The following table sets forth our revenue percentage by region for the years ended June 30, 2019 and 2020 and the six months ended December 31, 2019 and 2020 based on information provided to us by our distributors.

	Year ended June 30		Six Months Ended December 31,
	2019	2020	2019	2020
Europe	57.9%	61.0%	60.0%	58.1%
North America	41.1%	22.6%	21.6%	15.0%
PRC	0.9%	6.8%	9.7%	15.6%
Asia Pacific – Other than PRC	0.1%	9.5%	8.6%	11.2%
Others	0.0%	0.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%	100.0%

The largest markets for our products have been Europe and North America, and in the six months ended December 31, 2020, the largest markets for our products are Europe, PRC and North America. Based on information from our distributors, some of whom market to both Europe and North America, approximately $120.8 million, or 99.0% of our sales in the year ended June 30, 2019, approximately $66.1 million, or 83.6%, of our sales in the year ended June 30, 2020, approximately $33.4 million, or 81.6% of our sales in the six months ended December 31, 2019 and approximately $32.4 million, or 73.1% or our sales for the six months ended December 31, 2020 were sales in Europe and North America. In the year ended June 30, 2020, approximately $5.4 million (6.8% of sales) and approximately $7.5 million (9.5% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively.  In the six months ended December 31, 2020, approximately $6.9 million (15.6% of sales) and approximately $4.9 million (11.2% of sales) of our sales were in the PRC and in the other Asia Pacific region, respectively. The decline in revenue from North America reflects the effect of changes in regulations in the United States as a result of which we are currently only able to sell one product line in the United States.

We believe that we have the ability to evaluate the market need for vaping products and develop products. We believe that we have implemented systems of quality control that cover the key steps of supply chain management to provide high-quality products to adult smokers in a consistent manner. We strictly uphold our extensive internal standards for various aspects of our products and conduct thorough quality assurance and control practices throughout the entire production cycle.

Effects of COVID-19 Pandemic

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. During 2020, the disease spread to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in much of the world. Since our products are sold worldwide, the COVID-19 outbreak has materially adversely affected our business operations and financial condition and operating results for 2020, resulting in a material negative impact to our revenue.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of our product live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, such as social distancing, and securing the supply of materials that are essential to our production process. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees, customers, and business relationships.

From the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, our production was slowed down due to the COVID-19 pandemic in China. This slowdown in production resulted in a near-total stoppage of our business during this nearly four month time period, including most sales activities. In addition, since our products are generally sold in stores such as grocery stores, convenience stores and tobacco stores, to the extent that either the stores are closed as a result of government actions or consumers are reluctant to go shopping because of the COVID-19 pandemic, retail sales of our products would suffer.

For the six months ended December 31, 2020, as strict procedures in control of COVID-19 had been reduced, the manufacturing at our Shenzhen factory had resumed at normal capacity. However, since our products were sold globally, with our major markets currently being Europe, PRC and North America, the customers behavior were greatly affected by the COVID-19 pandemic, which had a negative impact on our sales.

The extent to which the COVID-19 impacts our operations on an ongoing basis is highly uncertain. It will depend on various factors including the duration and severity of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Our Organization and Structure

Our principal executive offices in China are located at 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province. Our telephone number at this address is +86 75581499783. Our registered agent in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Aspire Global Inc. (“Aspire”) was incorporated under the laws of the Cayman Islands on January 30, 2020 as an exempted company with limited liability. Our headquarters are located at 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province. Our website is www.aspireglobal.inc. Information contains on or which can be accessed through our website or any other website is not a part of this prospectus.

Aspire owns a 100% equity interest in Aspire Global Holdings Limited (“Aspire Holdings”), a British Virgin Islands corporation which was incorporated on February 13, 2020, and Aspire North America LLC, a California limited liability company formed on February 22, 2020, and transferred 100% of its ownership to the Company on September 23, 2020.

Aspire Holdings owns a 100% equity interest in three subsidiaries -- DEC (HK) Technology Co., Limited, a Hong Kong corporation, which was incorporated on March 15, 2012, Aspire International Hong Kong Limited (“Aspire Hong Kong”), a Hong Kong corporation, which was incorporated on July 6, 2020, and Aspire Science and Technology Limited, a Hong Kong corporation, which was incorporated on December 9, 2016.

Aspire Hong Kong owns a 100% equity interest in Eigate (Shenzhen) Electronic Technology Co., Limited (“Eigate (Shenzhen)”), a PRC corporation formed on September 30, 2020, which is a Wholly Foreign-Owned Enterprise (“WFOE”).

Shenzhen Yi Jia Technology Co., Limited (“Shenzhen Yi Jia”) was incorporated in China on June 8, 2010. Shenzhen Yi Jia is engaged in e-cigarette manufacturing.

Shenzhen Yi Jia owns a 100% equity interest in Dongguan Enliqi Electronic Technology Co., Limited (“Dongguan Enliqi”), which was incorporated in China on October 24, 2019. Dongguan Enliqi provides material processing services to Shenzhen Yi Jia.

Aspire does not engage in any active operations and merely acts as a holding company.

VIE Agreements

On September 30, 2020, Eigate (Shenzhen) entered into a series of contractual arrangements with Shenzhen Yi Jia and the shareholders of Shenzhen Yi Jia who collectively held 100% of the shares in Shenzhen Yi Jia, including an exclusive business cooperation agreement, an exclusive option agreement, an equity interest pledge agreement, and power of attorney (collectively “VIE Agreements”). The Chairman of the Company, Tuanfang Liu, holds a 95% equity interest in Shenzhen Yi Jia and his cousin, Yuli Liu, holds the remaining 5% in Shenzhen Yi Jia.

The principal terms of the contractual arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement among Shenzhen Yi Jia and Eigate (Shenzhen) effective on September 30, 2020, Eigate (Shenzhen) agrees to provide Shenzhen Yi Jia with services, including technical development, technical support, management consultation, marketing and promotional services and other related services on an exclusive basis. Shenzhen Yi Jia agrees to pay specified service fees to Eigate (Shenzhen) as consideration for the services provided by Eigate (Shenzhen). The term of this agreement is thirty years and the agreements provide that the terms are automatically extended for another thirty years unless Eigate (Shenzhen) agrees to terminate in writing before the initial expiration date.

Exclusive Option Agreement

Pursuant to the exclusive option agreement among Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders granted the Eigate (Shenzhen) an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Shenzhen Yi Jia then held by the shareholders once or at multiple times at any time in part or in whole at Eigate (Shenzhen)’s sole and absolute discretion to the extent permitted by PRC laws.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders have pledged the 100% equity interest in Shenzhen Yi Jia, representing RMB 500,000 in the registered capital of Shenzhen Yi Jia, as security for performance of all the contractual obligations of shareholders and Shenzhen Yi Jia, and payment of all the direct, indirect and derivative losses and losses of anticipated profits suffered by Eigate (Shenzhen) in event of default on the part of shareholders or Shenzhen Yi Jia. Shenzhen Yi Jia agrees to the shareholders’ pledge of the equity interest to Eigate (Shenzhen) pursuant to this agreement. The pledge remains effective until all contractual obligations have been fully performed and all losses from event of default has been fully paid.

Power of Attorney

Pursuant to an irrevocable power of attorney effective on September 30, 2020, the shareholders of Shenzhen Yi Jia have each appoint the Eigate (Shenzhen) to act on behalf of themselves with respect to all rights and matters concerning their shareholding, including without limitation to attend shareholders’ meeting, exercise all of shareholder’s rights and voting rights, handling shares, represent themselves as shareholders, appoint or remove senior management, and amend articles of association. The power of attorney shall be irrevocable and continually effective during the period that they are shareholders of Shenzhen Yi Jia.

These agreements are designed to provide Eigate (Shenzhen) with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Shenzhen Yi Jia, including major control rights and the rights to the assets, property, and revenue of Shenzhen Yi Jia. All the above contractual arrangements obligate Eigate (Shenzhen) to absorb all the risk of loss from business activities of Shenzhen Yi Jia and entitle Eigate (Shenzhen) to receive all of the residual returns. In essence, Eigate (Shenzhen) has gained effective control over Shenzhen Yi Jia. Therefore, the Company believes that Shenzhen Yi Jia should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”.

The above-mentioned transactions, including the entry into the VIE Agreements, the share issuances, share re-designation, and share transfers, were considered a reorganization of the Company (the “Reorganization”). After the Reorganization, Aspire ultimately owns 100% of Shenzhen Yi Jia through the VIE Agreements. Accordingly, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controls all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries and VIE have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Furthermore, pursuant to generally accepted accounting principles the financial statements and financial information presented for prior years is retrospectively adjusted to furnish comparative information.

The following chart shows our corporate structure as of the date of this prospectus:

Our Strategy

We are implementing a multi-prong growth strategy directed at increasing our e-cigarette vaporizer technology products and developing our cannabis vaporizer technology products.

We are expanding into OEM and ODM business. OEM generally means making and selling the products as we design them, but putting customers’ logos on the products. For OEM products, cost is important to the customer. ODM generally involves the design and customize the core products to meet each brand’s unique image and needs. For ODM, technology, performance and uniqueness are often more important, with cost generally being a secondary consideration. Historically, we have focused on building and growing our own branded business, with OEM and ODM sales accounting for a minor portion of our revenue for the years ended June 30, 2019 and 2020 and the six months ended December 31, 2019 and 2020. As we have continued to innovate in the last decade and have been recognized as a leading innovator in the vaping industry, we have been sought after by other brands on the OEM and ODM front. We believe that OEM and ODM will represent a key growth area for us in the future.

We plan to increase sales of our e-cigarette vaporizer technology products by increasing the number of distributors and regions as well as increasing sales to existing customers. We believe that our brands have a reputation for high quality products in the marketplace. We will seek to introduce new products to meet customer needs based on our assessment of the direction of the market.

We will continue to expand our technology leadership and invest in vaporizer and similar technology research and development. Our research and development activities will be oriented to focus on both medical and recreational usages of cannabis products as areas of product development. We recognize that industry trends can change rapidly. We believe that our products must be at the forefront of technology if we are going to prosper. The cannabis vaping business is in its early stages and we will seek to develop a strong and leading position in this market. This market is currently largely in the United States and we plan to be in the forefront as other markets develop.

We will use forum and community groups as a means to increase engagement and collect feedback for future improvements in product research and development.

Through extensive research and development, we developed our patented DuCoil technology which enables our cannabis vaporizer products to heat cannabis oil, which is the first true leak-proof patented design, which enables the consumer to get the full flavor experience of the cannabis. In 2020, we opened our global headquarters in Los Angeles, California to lead the development of the cannabis vaping market, and in December 2020, we introduced our cannabis vaporizer products under the ISPIRE brand.

Besides growing organically, we may consider strategic acquisitions, investments and business relationships if we believe it would help further our business strategy.

Our Products

We develop, manufacture, and sell both branded and, to a significant lesser extent, OEM and ODM vaping systems and components (cartridges and batteries) to meet the needs of adult users worldwide. Such battery-powered systems and components are commonly used in tobacco (e-liquid) and cannabis vaping.

There are generally two types of vaping systems – open system and closed system.

The term open system generally refers to vaping devices consisting of tanks, which include heating coils, and mods, which include the battery packs. Open system vaping devices allow end consumers to refill the tanks with their own liquid by themselves. With open systems, consumers have great flexibility in mixing different coils, mods, and e-liquid to create a more personalized experience. Our open system vaping devices are sold under our own brands, including “Aspire,” “Nautilus,” and “Zestquest.”

The term closed system generally refers to vaping devices that consisting of cartridges, which include a heating core (sometimes referred to as atomizers) and is filled with e-liquid, and batteries, which power the cartridges. The closed system vaping devices includes rechargeable closed system vaping devices and disposable closed system vaping devices. The cartridge can last from a few days to two weeks, depending upon the frequency of use. We market a line of closed systems. Unlike the open system, the closed system includes the coils and liquid. We believe that the market for closed systems is increasing rapidly and it is becoming the dominant form of vaping.

Through our global distributor network of more than 150 distributors, our Aspire tobacco vaporizer technology products are marketed and sold in 30 countries. Sales of our ISPIRE cannabis vaping products commenced in December 2020 in the United States, and have not been significant through January 31, 2021.

Initially, all of our products were open systems. We introduced our first closed system in 2018.

Our vaping components include cartridges, lithium batteries, metal parts such as coils, plastic parts that are molded, circuit boards (printed circuit board assembly) and liquid cartridges for our products. The cartridges of closed system vaping device are consumable products that need to be frequently replaced.

For the years ended June 30, 2019 and 2020, approximately 98.9% and 95.9% of our sales were open systems, approximately 1.1% and 4.1% of our sales were closed systems. For the six months ended December 31, 2019 and 2020, approximately 95.3% and 83.0% of our sales were open systems, approximately 4.7% and 17.0% of our sales were closed systems.

Our products use our BDC (bottom dual coil) coil technology which uses bottom dual coils to provide double temperature, and expand the heating area and achieve double flavor and vapor production. We believe that the use of our dual-coil technology enhances the flavor performance of e-liquid, and the hidden wick cotton with special designed wick holes can both extend the tank e-liquid capacity and improve the speed of wicking to increase the coil life.

The only product that we now sell in the United States under current regulations, is the Nautilus Prime product line, which is an open system. When the products on the market primarily used plastic atomizers, we created Nautilus, with a high-end and attractive appearance. It is the world’s first tank using stainless steel top and base hardware, a 5ml Pyrex glass tank, and long stainless steel drip tip, as well as our revolutionary airflow control system. This unique four-port adjustable airflow system allows the users to adjust the draw, warmth of vapor, and amount of vapor produced with the lower ring with 4 settings according to their vaping needs. The Aspire BVC coil can provide pure and intense flavor. We believe that all of these features make the Aspire Nautilus a special atomizer and provide the best vaping experience possible at the moment. The Nautilus Prime system is the only system that we have authorization to sell in the United States. The Nautilus Prime is an enhancement of our original Nautilus product, for which we do not have authorization to sell in the United States. Sales of Nautilus Prime products in the United States accounted for less than 11% of our United States sales during the year ended June 30, 2020.

Our BVC (bottom vertical coil) coil represents a big technological breakthrough for us on coil technology with a vertical heating wire surrounded by the cotton. This design can enable the coil heating to provide uniform temperature from the tank, together with more efficient wicking. This new technology, which we introduced in 2014, enables the coil to last longer while still giving users the purest and cleanest taste from e-liquids. The BVC coils are still very popular for MTL (mouth to lung) vapers today.

We bring a new coil technology to the vaping industry with the Cleito tank. The Cleito uses a revolutionary new coil design that replaces the standard chimney and, we believe, delivers maximized airflow. This design frees up even more restriction in the airflow by eliminating the need for a static chimney within the tank itself, which results in an expanded flavor profile and increased vapor production. Combined with a Clapton kanthal coil for maximum flavor, the Cleito tank delivers a rush of intense flavor and huge vapor with a broad profile. The simple top-fill design makes filling very easy, just unscrew the top cap to refill, more convenient, more enjoyable.

In December 2020, we introduced the ISPIRE line of cannabis vaping products. Through January 31, 2021, our sales of these products have not been significant, although more than $1.0 million worth of orders were booked in January 2021. Our ISPIRE products use our patented Ducore™ (Dual Coil) technology for cannabis vaporizers. Similar to the Nautlilus series, this technology enables users to create massive plumes of vape without burning the cannabis oil. These products incorporate our patented dual coil technology for what we believe is best-in-class airflow and taste, and our technology for eliminating the leakage of the oil from the unit, which overcomes a major disadvantage with existing products.

Sales and Distribution

For both of the years ended June 30, 2019 and 2020, approximately 99% of our sales were to our distributors and approximately 1% of our sales were made directly by us. For the six months ended December 31, 2019 and 2020, 99% and 100% of our sales were done offline directly with distributors. Most of our direct sales were Internet sales in China. As a result of the Government of China’s policy in opposition to internet sales, namely the Announcement on Further Protecting Juvenile from E-cigarettes issued on October 30, 2019, we no longer market through the Internet in China. For both the year ended June 30, 2019 and 2020, more than 80% of our sales were made to distributors outside of China. For the six months ended December 31, 2019 and 2020, more than 75% of our sales were made to distributors outside of China.

Most of our sales are sales of our branded products. We also manufacture vapor products on an OEM and ODM basis pursuant to agreements with customers pursuant to which we manufacture the products for the customers who market the product under their own brands. Such sales accounted for 1% of our sales in the year ended June 30, 2019 and 3% of sales for the year ended June 30, 2020. As our industry grows and more brands enter the marketplace, we believe that we are in a strong position to capitalize on our design expertise, ability to commercialize, and efficient manufacturing at scale to become a trusted OEM and ODM partner. We believe this is a significant opportunity for us.

We have a network of more than 150 distributors, whose territories cover 30 countries or regions. Our distributors have non-exclusive agreements and generally are not restricted from selling competing vapor products. Our largest two distributors accounted for 53% and 52% of our revenue for the years ended June 30, 2019 and 2020, respectively. One other distributor accounted for 10% of our sales during the year ended June 30, 2019. For the six months ended December 31, 2019, our largest two distributors accounted for 49% of our revenue. For the six months ended December 31, 2020, our largest distributor accounted for 38% of our revenue, and it was the only distributor accounted for over 10% of our revenue. The following table sets forth information as to sales to each customer who accounted for at least 10% of our sales in the years ended June 30, 2019 and 2020 and the six months ended December 31, 2019 and 2020.

	Year Ended June 30,				Six Months Ended December 31,
	2019		2020		2019		2020
	US$	Percent	US$	Percent	US$	Percent	US$	Percent
Distributor A [1]	37,996,280	31%	$32,451,862	41%	$15,138,012	37%	$16,893,339	38%
Distributor B [2]	27,416,429	22%	9,073,905	11%	5,031,676	12%	*	*
Distributor C [3]	12,093,451	10%	*	*	*	*	*	*

* Less than 10%

[1]	This distributor sells our products mainly in the United Kingdom and France.

[2]	This distributor sells our products in the United States.

[3]	This distributor sells our products in the United Kingdom and the United States.

Typically, our distributors sell our products to wholesalers who in turn sell to retail distributors although distributors may sell products directly to retail outlets. The vast majority of sales of all classes of smokeless tobacco is sold in stores, primarily grocery stores, convenience stores and tobacco stores, which generally purchase product from wholesale distributors. Our products are also available on the internet, including both websites and services such as Amazon. These distribution channels are operated by our distributors. The distributors are responsible for complying with the laws of the countries in which they sell our products. We have one distribution channel in China which we believe is successfully marketing our products to kiosks and small stores in China, and we are looking to pursue this arrangement.

We assist our distributors in marketing our products through websites, blogs, search engine optimization (SEO), opt-in and e-mail marketing, social media marketing, influencer, marketing and digital advertising promotions. Opt-in and email marketing strategies include newsletter sign-ups to receive new product updates and promotions, giveaway promotional activities to drive conversion, coupons and discounts promotion activities to increase sales.

We may use social media to promote our products. We use social media to educate on current and new products and offers as well as to provide real-time support to customers. Our social media strategies aim to convert and nurture leads, to increase brand awareness.

We also provide distributors with discounts and other sales incentives. From time to time, based on our sales or marketing strategy for a specific region or product, we will give distributors discounts. Although our distributors do not have sales quotas, they have sales goals and, from time to time, we may reward distributors for exceeding their sales targets. These promotions are not part of a standard plan, but developed by us from time to time based on our sales and marketing program.

All of our sales of ISPIRE products are made directly by us and not through distributors.

Manufacturing

Most of the components for our vaping products are produced by third party suppliers in accordance with our specifications. The principal components of our products are batteries, glass chambers, electronics, metal parts such as coils, plastic parts that are molded, circuit boards (printed circuit board assembly) and liquid cartridges.

Shenzhen Yi Jia purchases the components for our products from a number of Chinese suppliers. It is not dependent upon any supplier, and we believe that alternative suppliers are available. No supplier accounted for 10% of purchases during the year ended June 30, 2020. One supplier, that was the largest supplier in the year ended June 30, 2020 and for the six months ended December 31, 2019 and 2020, accounted for 10%, 10% and 12% of our purchases during the year ended June 30, 2019 and the six months ended December 31, 2019 and 2020, respectively.

We do not have any long-term supply agreement. We purchase components as needed pursuant to purchase orders. Since the components are made to our specifications, we first must satisfy ourselves that the supplier has the capacity to manufacture the components in accordance with our quality standards and specifications and our delivery requirements. We believe that our product is a premium product and the components need to be consistent with this premium quality.

Our manufacturing operations consist primarily of assembling the products from components we purchase from our suppliers. Our manufacturing operations are conducted in Shenzhen and Dongguan, China by Shenzhen Yi Jia, a variable interest entity which is owned by our chief executive officer and his cousin, whose financial statements aref consolidated with ours. Quality control is a crucial part of our manufacturing process. We include quality control checks and balances throughout its supply chain and manufacturing process. When selecting suppliers, we will have our quality control and procurement team visit potential suppliers. We conduct annual inspections of the factories and we will also visit the factory if any quality issues arise.

We lease a facility in Torrance, California, which we use as our United States warehouse. We plan to commence manufacturing activities, consisting of assembly of our products, at this facility in late 2021 or early 2022, although we cannot assure you that this target will be met.

Warranties

Our warranties are of an assurance-type and come standard with all of our products to cover repair or replacement should product not perform as expected. We offer warranty for all major products, including all types of E-vapor kits, atomizers, replacement coils and mods, but no warranty for accessories such as spare parts or packaging consumables. We generally offer 90 days warranty period from date of purchase for products sold to all regions, but from May 2019, we offer six months warranty period from date of purchase for products sold to UK and France. The warranty offers refund or replacement of products for manufacturer defective items, dead on arrival items and items that do not appear the same as listed on website, and exclude damaged goods caused by misuse or unauthorized repair. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and recovery from suppliers. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty costs. We estimate the actual historical warranty claims coupled with an analysis of unfulfilled claims to record a liability for specific warranty purposes. As of June 30, 2019 and 2020 and December 31, 2019 and 2020, products returned for repair or replacement have not been immaterial. Accordingly, a warranty liability has not been deemed necessary.

Research and Development

We believe that design and attention to detail is are at the heart of our business. Our research and development capabilities have been instrumental in our success to date and have laid a solid foundation for the continued development and enhancement of our product lines. Led by our founder and chairman, Tuanfang Liu, our research and development team has more than 80 members, who are based in Los Angeles and Shenzhen. Additionally, from time to time we work with outside consultant designers to meet the functional and design needs of our clients. During the years ended June 30, 2019 and 2020, our research and development expense was approximately $5.1 million and $4.3 million, respectively. During the six months ended December 31, 2019 and 2020, our research and development expense was approximately $2.7 million and $2.7 million, respectively.

During the years ended June 30, 2019 and 2020 and for the six months ended December 31, 2019 and 2020, our research and development effort included the development of the ISPIRE cannabis vaping system, including patented dual-coil technology, a closed system for tobacco vaping that is designed to eliminate the problem of oil leaking out of the unit. We believe that our research and development capabilities could enable us to take conceptual product ideas and develop commercially viable products that we believe will address customer desires.

Intellectual Property

We have patents or patent applications in the United States, China, the European Union and elsewhere relating to various functional and ornamental aspects of our products.

We believe that our utility patents form the core intellectual property for our electronic cigarette and vaporizer products. Our utility patents primarily relate to atomizer, heating coil, and battery technologies, which we believe provide enhanced functionality and an improved smoking experience to users of our products. Our atomizer technology is directed toward enhancing the atomization of e-liquid, including by enabling the user to adjust the airflow through the atomizer to provide a customized smoking experience. Our heating coil technology is directed towards heating coil designs and arrangements that deliver heat more efficiently from the heating coil to the e-liquid, thereby producing vapor more effectively. Our battery technology is directed towards battery assemblies that are replaceable and that are controllable to help facilitate a customized smoking experience in combination with the atomizer and heating coil technologies.

We believe our design patents cover the visual aspects of certain of our products and serve to enhance the protection provide by our utility patents. We have been granted designs patents for the ornamental appearance of the housing of certain of our electronic cigarettes. Our design patents also extend to the ornamental appearance of certain electronic cigarette components, including certain aspects of our atomizers and heating coils.

The patents are primarily based on inventions developed by our chairman, Tuanfang Liu, who has received more than 200 patents in China, the United States, the European Union and other countries. All of these patents are being or have been assigned, licensed, or otherwise transferred to us. The earliest of our issued patents were filed in 2012. Overall, our patents expire between 2022 and 2037, depending on priority filing date, patent type, and jurisdiction. We intend to work to improve our technology and products and to seek further patent protection as warranted in connection with any new developments.

We cannot guarantee that our patent rights are sufficient to protect all aspects of our products or that we will be able to enforce those rights against third parties, as patents can be challenged, circumvented, or otherwise found to be invalid.

We have obtained trademark registrations for ASPIRE in the countries which we believe are major markets for our products, including the United States, China, the European Union, and other countries. In addition to the ASPIRE mark, we have also been granted trademark registrations in the United States and China for certain of our products and components, including the marks CLEITO, PERSEUS, PLATO, PROTEUS, and ZESTQUEST.  Furthermore, we have submitted trademark applications for the mark ISPIRE in the United States, China, the European Union, and other jurisdictions we believe are important markets.  To the extent any of these trademarks are held by our chairman, Tuanfang Liu, those trademarks will be assigned, licensed, or otherwise transferred to us.

We cannot guarantee that our trademark rights are sufficient to protect all aspects of our brands or that we will be to enforce those rights to prevent third parties from using the same or confusingly similar marks, as trademarks can be opposed, cancelled, or otherwise challenged, especially by parties with rights to similar marks.

Competition

Vaping products for both tobacco and cannabis compete with tobacco and marijuana cigarettes and a wide range of other of tobacco and cannabis products. In each case, vaping products seek to provide the user with pleasure that the user derives without the disadvantages.

The worldwide market for tobacco vaping products is highly competitive, with more than 50 companies selling products which compete with our products. In terms of volume of product sold, by far the largest worldwide producer of e-vapor products is JUUL Labs, Inc. British American Tobacco Plc is also a major producer of e-vapor products.

We anticipate that the market for vaping products will evolve, with technological innovation, changing standards and changes in needs and preferences of adult vapor users. Vaping devices are more than an alternative to traditional cigarettes. Instead, they represent the user’s taste and offer them a new and fun experience, as they provide large amounts of vapor, different tastes of e-liquid and fashionable design. In light of such trend and to further differentiate their vaping devices, manufacturers are upgrading their products in terms of technology and design. Many manufacturers are now providing full-spectrum vaping devices, including closed system vaping devices, open system vaping devices and other kinds of vaping devices, so as to be more competitive in the market. In the next few years, with the technology becoming more mature, we anticipate that more differentiated vaping devices will continuously emerge to draw consumers’ attention. Our recent enhancements to our vaping products, such as the Big Smoke effect, have increased interest and sales of our products. We believe that our ability to remain profitable and to increase our market share is dependent upon our ability to anticipate market demand and develop and market products that address these trends.

The market for e-vapor cannabis is a developing market and at present is mainly limited to the United States. Our ability to be successful in this market is dependent upon our ability to develop vaping systems that attracts and retains consumer interest.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Human Capital

We believe our people are central to the foundation and future of our success. Our culture and commitment to our people are important factors in attracting, retaining, developing and progressing qualified employees. As of December 31, 2020, we had 1,333 full-time employees, of which 1,093 are manufacturing personnel (which includes full time employees and independent contractors), 87 are general management personnel, 56 are in sales and marketing, 62 are in research and development and 13 are in product information. All except 22 of our employees are in China.

Culture and Engagement

We value and support our people through, among other initiatives, our talent management, health and safety, employment practices and total reward programs. We are committed to fostering a culture of inclusion where differences are welcomed, appreciated and celebrated to positively impact our people and business, and where our people are engaged and encouraged to support the communities in where they live and work.

Talent Management

We are committed to providing our people with opportunities to learn, grow and be recognized for their achievements. Through our integrated talent management strategy, we strive to attract, retain, develop and progress a workforce that embraces our culture of inclusion and reflects our diversity efforts. Our talent programs play a critical role in attracting and progressing a diverse pipeline of talent. We are also committed to investing in our people by providing learning and networking opportunities and to drive retention, progression and engagement and help them excel in their current and future roles.

Health and Safety

We are committed to providing safe and healthy working environments and taking reasonable preventative measures to protect the health and safety of our employees and customers. We drive environmental, health and safety excellence across the Company and strive for incident-free workplaces – continuously assessing and developing measures that are in place to help keep our employees, customers and communities safe. In response to the COVID-19 pandemic, we have implemented significant changes to our business designed to protect the health and well-being of our employees and to support appropriate physical distancing and other health and safety protocols. These efforts continue to include: enhanced cleaning and sanitation procedures; domestic and international travel restrictions; return to work and visitor screening protocols; split shifts at facilities and the postponement or cancellation of attending large events.

Employment practices and Total Rewards

We are committed to the fair, consistent and equitable treatment of our employees in relation to working conditions, wages, benefits, policies and procedures. To this end, our policies and programs are designed to respond to the needs of our employees in a manner that provides a safe, professional, efficient and rewarding workplace. Our total rewards programs are designed to offer competitive compensation, comprehensive benefits and other programs to support employees’ growth, both personally and professionally, and the diverse needs and well-being of our employees worldwide. During 2020, we enhanced certain of our benefits to support the health and well-being of our employees during the COVID-19 pandemic, including family leave and voluntary leave of absence policies and programs.

From time to time, we hire part-time employees as need in connection with our manufacturing. We consider our employee relations to be good.

As required by the laws of the PRC, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance. We are required under PRC law to make contributions monthly at specified percentages of the salaries, bonuses and certain allowances of our PRC-based full-time employees, up to maximum amounts specified by applicable local governments.

We enter into labor contracts and standard confidentiality and intellectual property agreements with our key employees. We believe that maintaining good working relationships with our employees is essential, and we have not experienced any labor disputes except for the matter set forth below. None of our employees are represented by labor unions.

Property

Our headquarters are located at 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province, China and we maintain offices, manufacturing and storage facilities at the same location. We do not own any real property, and we leased an aggregate of approximately 67,139 square meters (approximately 722,706 square feet) of real property. We do not expect to experience difficulties in renewing any of the leases when they expire. If we require additional space, we expect to be able to obtain additional facilities on commercially reasonable terms.

The following table sets forth information as to the real property leased by us:

Location	Square Feet	Current Annual Rent	Expiration Date
1410 Abbot Kinney Blvd., PH 1, Venice, CA 90291[1]	4,121	$300,000	June 30, 2023
960 Knox Street., Suite A, Torrance, CA 90502[2]	14,400	224,640	March 31, 2022
14 Jian’an Avenue, Block B3, Floor 1 – 4, Bao’an District, Shenzhen, Guangdong Province, China[3]	196,000	1,139,411	December 31, 2024
55 King Yip Street, King Palace Plaza, Floor 31, Suite J, Kwun Tong, Hong Kong[4]	1,850	85,157	July 14, 2021
107 Yadi Nanyi Street, Qiaotou, Dongguan, Guangdong Province, China[5]	506,335	1,440,000	October 29, 2030

[1]	These premises are our United States headquarters.

[2]	These premises are used for research and development, manufacturing and warehouse space.

[3]	These premises are used for manufacture and warehouse space. The lease provides for an annual increase in rent of 12%.

[4]

These premises are used for office space in Hong Kong. On May 17, 2021, the lease was extended for a period of two years at an annual base rental of approximately $83,333, based on the current exchange rate for Hong Kong dollars.

[5]

These premises are owned by DongGuan ZhongFuZhou Industrial Company Limited, a company which is owned by our chief executive officer, Tuanfang Liu, and his wife, Jiangyan Zhu, who is also a director, and leased to us. The lease provides for a 10% increase in rent every two years during the term. The premises are used for manufacture, warehouse and office space.

Insurance

We consider our insurance coverage to be consistent with customary industry standards adopted by other companies in the same industry and of similar size in China.

Legal Proceedings

From time to time, we may be subject to legal proceedings, investigations and claims incidental to the conduct of our business.

We are a defendant in an action commenced by Nathan Estabrook against Samsung SDI Co., Ltd., Samsung SDI America, Inc., Samsung Electronics Canada Inc., All Day Vapes Inc., Pacific Smoke International Inc., and Shenzhen Eigate Technology Co. Ltd. (which we believe may refer to Shenzhen Yi Jia Technology Co., Limited) in the Supreme Court of British Columbia (Court File No. VLC-S-S-206553) for damage claimed to have arisen from an injury resulting from the explosion in the plaintiff’s pants of a Samsung battery in an Aspire mod.  We were served in this action in December 2020, and we have engaged counsel.  There is considerable uncertainty regarding the ultimate resolution of the matter, which could result in an adverse decision. The impact on our business or the reasonably possible loss or a range of reasonably possible losses cannot be made. However, we believe that this matter when finally resolved, is not reasonably likely to have a material adverse effect on our consolidated results of operations, financial position and cash flows.

In November 2020, one of our former employees applied to the Shajing Labor and Personnel Dispute Arbitration Commission of Bao'an District, Shenzhen City for an arbitration against us regarding a dispute of work-related injuries and subvention. On March 25, 2021, an arbitration award was granted by the aforementioned arbitration commission in favor of our former employee and on April 2, 2021, we paid RMB 76,656 (approximately $11,800) to our former employee in accordance with the award.

Other than disclosed above, we are not a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

On March 17, 2021, the FDA sent a letter to Aspire North America requesting that Aspire North America submit documents relating to its marketing practices for Aspire products. Specifically, the FDA requested documents related to youth exposure to Aspire North America’ social media marketing of Aspire as well as Aspire North America’s use of influencers in social media marketing. This request applies to all of Aspire electronic nicotine delivery system (ENDS) products and their components or parts. FDA is requesting these documents based on the epidemic of youth ENDS use and based on what it sees as Aspire North America’s marketing of Aspire products on social media platforms (e.g., Facebook, YouTube, and Instagram). On June 15, 2021, Aspire North America provided the FDA with the requested material. We cannot predict whether the FDA will require additional information or whether the information provided to the FDA will result in any charge or penalty payable by us.

REGULATIONS

Our business operations are primarily in the PRC and primarily subject to PRC laws and regulations. This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders’ rights to receive dividends and other distributions from us.

Business License

In addition to complying with applicable laws and regulations, including requirements of the CSRC, the Cyberspace Administration of China and any other entity, which remains uncertain as to whether we are required to obtain any such consent, each of our WFOE and our VIE and its subsidiary is required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts. In addition, our VIE is required to have, and has, a food operations license also issued by the PRC State Administration for Market Regulation and its local counterparts. Except as disclosed in this prospectus, our WFOE and our VIE and its subsidiary have obtained all material permissions necessary for its business operations.

Regulations Related to Our Products

Currently, our e-vapor products are not specifically defined as "tobacco products" under the tobacco monopoly license system of the PRC, and thus our products are not under the administration of the tobacco monopoly system and do not violate relevant laws and regulations relating to tobacco monopoly. Except for the announcements prohibiting the sale of e-cigarettes, including e-vapor products, to juveniles and sale through the internet, as well as the smoking control rules of some cities regarding using e-cigarettes as a form of smoking, there are currently no laws and regulations which specifically govern the distribution of e-cigarettes in the PRC. We are therefore subject to general PRC business licensing requirements and its business operations are subject to laws and regulations that are generally applicable to electronic products, such as laws and regulations relating to product quality and consumer rights. However, on March 22, 2021, the MIIT issued the Draft Amendment which proposes to add another article to the Implementation Regulations as Article 65, that is, “the regulation for next-generation tobacco products including e-cigarettes shall make reference to the relevant regulations for cigarettes under the Implementation Regulations.” The public comments to the Draft Amendment solicited by the MIIT were cut off on April 22, 2021, and the relevant regulatory rules are in the process of being formulated.

Tobacco Monopoly Law

The Tobacco Monopoly Law of the PRC, or the Tobacco Monopoly Law, adopted by the Standing Committee of the National People's Congress on June 29, 1991 and last amended on April 24, 2015, and the Implementation Regulation of the Tobacco Monopoly Law issued by the State Council on July 3, 1997 and last amended on February 6, 2016, stipulated a tobacco monopoly license system for tobacco monopoly commodities. Pursuant to the Tobacco Monopoly Law and its Implementation Regulation, the state exercised monopoly administration in accordance with law over the production and sale of tobacco monopoly commodities; "tobacco monopoly commodities" refers to cigarettes, cigars, cut tobacco, redried leaf tobacco, leaf tobacco, cigarette paper, filter rods, cigarette tow and special tobacco machines. Cigarettes, cigars, cut tobacco and redried leaf tobacco are generally referred to as "tobacco products" under the Tobacco Monopoly Law. Our products are not currently defined as "tobacco products" in the Tobacco Monopoly Law and its Implementation Regulation.

Furthermore, on March 22, 2021, the MIIT issued the Decision to Amend the Implementation Regulations of the Tobacco Monopoly Law of the People’s Republic of China (Draft for Comment), or the Draft Amendment, which proposes to add another article to the Implementation Regulations as Article 65, that is, “the regulation for next-generation tobacco products including e-cigarettes shall make reference to the relevant regulations for cigarettes under the Implementation Regulations.” The public comments to the Draft Amendment solicited by the MIIT were cut off on April 22, 2021, and the relevant regulatory rules are in the process of being formulated. If the Draft Amendment is approved and promulgated as it is, our e-vapor products may be subject to further regulation as tobacco products, which may increase our compliance burden and thus adversely affect our business, financial condition and results of operations.

Juveniles Protection

On August 28, 2018, the SAMR and the State Tobacco Monopoly Administration jointly issued Announcement on Prohibition of Selling E-Cigarettes to Juveniles, or the August 2018 Announcement, which expressly prohibits the sale of e-cigarette products to juveniles for the protection of physical and mental health. It is suggested that e-cigarette products containing the words "students" and "juveniles" shall be removed from the shelves of e-commerce platforms, and relevant stores (sellers) shall be relegated or closed. The e-commerce platforms shall also strengthen the examination and verification of the names of e-cigarette products on the shelves, take effective measures to block relevant keywords, and refrain from displaying e-cigarette products to juveniles.

On October 30, 2019, the SAMR and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting Juveniles from E-Cigarettes, or the October 2019 Announcement, to further strengthen the protection of the physical and mental health of juveniles and prevent juveniles from buying e-cigarettes through the internet. The announcement urged (i) e-cigarette producers and sellers to shut down their online sales websites or online sales application programs in time and to withdraw the advertisements of e-cigarettes published on the internet, and (ii) e-commerce platform operators to close e-cigarettes online shops in time and take e-cigarette products off shelves.

Smoking control

On August 28, 2005, the Standing Committee of the National People's Congress decided to ratify the Framework Convention on Tobacco Control, which was adopted at the 56th conference of WHO on May 21, 2003, and simultaneously declared that according to Article 16 of Paragraph 5 of the Framework Convention on Tobacco Control of WHO, any automatic cigarette vending machine is prohibited from being used within the territory of the PRC. Pursuant to the Framework Convention on Tobacco Control of WHO, each party shall adopt and apply effective legislative, administrative and/or other measures within its national jurisdiction to prevent exposure to tobacco smoke in public places like indoor workplaces, public transportation, indoor public places, etc. In response to the Framework Convention on Tobacco Control of WHO, many cities have issued smoking control rules to prohibit smoking in public places, while the smoking control rules of some cities (such as Shenzhen, Hangzhou, Nanning, Qinhuangdao, Wuhan, Zhangjiakou and Xi'an) have specified that using e-cigarettes is a form of smoking, and thus it is banned to use e-cigarettes in public places in such cities.

Product quality

Products made in the PRC are subject to the Product Quality Law of the PRC, or the Product Quality Law, which was adopted by the Standing Committee of the National People's Congress on February 22, 1993 and amended in 2000, 2009 and 2018. Applicable to all production and marketing activities in the PRC, the Product Quality Law was formulated to strengthen the administration of rules pertaining to product quality, as well as to clarify the rules on product liability, protect consumers and maintain social and economic order. Products offered for sale must meet the relevant quality and safety standards. Manufacturers and sellers shall establish a sound internal product quality control system and strictly adhere to a job responsibility system in relation to quality standards and quality liabilities, together with implementing corresponding examination and inspection measures. Enterprises must not produce or market counterfeit products in any fashion, including forging brand labels or giving false information about the manufacturer of a product. Violations of state or industrial standards for health, safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced for sale and the sales proceeds of such products. The responsible individual or enterprise will be subject to criminal liabilities for serious violations. Manufacturers whose products cause personal or property damages due to their latent defects are liable for such damages unless the manufacturer is able to prove that, (i) the product has never been put into circulation; (ii) the defects causing the damage did not exist at the time when the product was circulated; or (iii) the state of scientific or technological knowledge at the time when the product was circulated was not such that it allowed the defect to be discovered. The seller will be liable to compensate for any personal or property damages (other than the defective product itself) caused by the defective products it sold if such defect is attributable to the seller. A person who is harmed or whose property is damaged by the defective product may claim such loss against the manufacturer or the seller.

Under the Standardization Law of the PRC (2017 Amendment) and the Regulations for the Implementation of the Standardization Law of the PRC, products must conform to certain technical requirements set out by governments and certain institutions. Compulsory standards must be implemented. Products and services not meeting compulsory standards shall not be produced, sold, imported, or provided.

Consumer rights

The Law of the PRC on the Protection of Consumer Rights and Interests, or the Consumer Rights Protection Law, was promulgated on October 31, 1993, amended on August 27, 2009 and October 25, 2013 and became effective on March 15, 2014. According to the Consumer Rights Protection Law, unless otherwise provided by this law, a business that provides products or services shall, in any of the following circumstances, bear civil liability in accordance with the Product Quality Law and other relevant laws and regulations: (i) where a defect exists in a product; (ii) where a commodity does not possess functions it is supposed to possess, and it is not declared when the product is sold; (iii) where the product standards indicated on a product or on the package of such product are not met; (iv) where the quality condition indicated by way of product description or physical sample, etc. is not met; (v) where products pronounced obsolete by formal State decrees are produced or have expired, or deteriorated commodities are sold; (vi) where a sold product is not adequate in quantity; (vii) where the service items and charges are in violation of an agreement; (viii) where demands by a consumer for repair, redoing, replacement, return, making up the quantity of a product, refund of a product purchase price or service fee or claims for compensation have been delayed deliberately or rejected without reason; or (ix) in other circumstances whereby the rights and interests of consumers, as provided by the PRC laws and regulations, are harmed.

The PRC Civil Code was promulgated on May 28, 2020 and came into force on January 1, 2021 to clarify tort liability, and to prevent and punish tortious conduct. Under this law, in the event of damage arising from a defective product, the victim may seek compensation from either the manufacturer or seller of such a product. If the defect is caused by the seller, the manufacturer shall be entitled to seek reimbursement from the seller upon compensation of the victim.

Regulations Relating to Vaping Products in Other Countries

United States

PMTA filings are requirements for electronic nicotine delivery systems (‘‘ENDS’’) products, including devices, components, and/or parts that deliver aerosolized e-liquid when inhaled. For existing ENDS Products ENDS products that were first distributed in the U.S. market between February 15, 2007 and August 8, 2016, a PMTA is required for Existing ENDS Products and is required to be submitted to the FDA by September 9, 2020. We have filed our PMTA for our Nautilus Prime open system vaping products, which are the only products we can presently sell in the United States. For new ENDS Products that were not distributed or on sale in the U.S. prior to or as of August 8, 2016: a PMTA is required for New ENDS Products before introducing them into the U.S. market. Selling ENDS products without a PMTA could result is a fine of up to $1,000,000.

PMTA remains open for us to add further products, but the grand-fathering option has now expired. In simple terms, this means that we (and anyone else) are able to make further PMTAs, but the products will not be able to be marketed until after the FDA has granted a marketing authorization for the product, with no assurance that the PMTA will be granted. The PMTA process is an expensive procedure.

Under the FD&C Act, a PMTA includes:

•	Full reports of all information published or known to, or which should reasonably be known to, the applicant concerning investigations which have been made to show the health risks of such tobacco product and whether such tobacco product presents less risk than other tobacco products.

•	Full statement of the components, ingredients, additives, and properties, and of the principle or principles of operation.

•	Full description of the methods used in, and the facilities and controls used for, the manufacture, processing, and when relevant, packing and installation.

•	An identifying reference to any tobacco product standard, if applicable. If so, either provide (i) adequate information to show that such aspect of such tobacco product fully meets such tobacco product standard, or (ii) adequate information to justify any deviation from such standard.

•	Samples of the tobacco product as required.

•	Specimens of proposed labeling.

In adopting the Consolidated Appropriations Act, 2021, the COVID-19 relief bill that was signed on December 27, 2020, Congress amended the PACT Act to apply to e-cigarettes and all vaping products. The legislation amends the PACT Act’s definition of “cigarette” to include ENDS, which is defined to include “any electronic device that, through an aerosolized solution, delivers nicotine, flavor, or any other substance to the user inhaling from the device. The term “any other substance” may be defined to include cannabis as well as nicotine. This amendment, which became effective on March 28, 2021, prohibits mailing covered products through the United States Postal Service and requires reporting to federal and state agencies. These restrictions make it more difficult for a seller of vaping products to sell the products in the United States.

Briefly, the PACT Act requires any person who sells, transfers, or ships “cigarettes,” which is defined to include ENDS, which, as noted above, is very broadly defined, in interstate commerce for profit to, or who advertises or offers cigarettes or smokeless tobacco for such sale, transfer, or shipment to:

•	File a statement setting forth the name, address, phone number, email address, website address, with the U.S. Attorney General and the tobacco tax administrator of the State where shipment is being made or in which an advertisement or offer is disseminated;

•	On the 10th day of every month, file a memorandum or a copy of the invoice covering each and every shipment of “cigarettes” during the previous calendar month with the state tobacco tax administrator and, where there are also local taxes on cigarettes, with local/tribal official

•	Comply with (i) certain shipping requirements if using common carriers other than the Postal Service, such as FedEx or UPS (e.g., label requirements, weight restrictions, 21+ age verification on delivery, etc.), and (ii) recordkeeping requirements (e.g., detailed invoices covering every delivery sale, organized by the state, the city or town, and zip code into which the delivery sale is made); (iii) all state, local, tribal, and other laws generally applicable to sales of cigarettes, including: excise taxes, licensing and tax-stamping requirements; restrictions on sales to minors; and other payment obligations or legal requirements relating to the sale, distribution, or delivery of cigarettes or smokeless tobacco.

Importantly, neither the mail ban nor the other PACT Act provisions apply to business-to-business deliveries.  The non-mailing provisions of the PACT Act do not apply to tobacco products mailed only for business purposes between legally operating businesses that have all applicable State and Federal Government licenses or permits and are engaged in tobacco product manufacturing, distribution, wholesale, export, import, testing, investigation, or research; or for regulatory purposes between any business described above and an agency of the federal government or a state government.

Except for the mail ban, the amendment to the PACT Act became effective 90 days after enactment, which is March 28, 2021. The mail ban is to become effective when the Postal Service promulgates regulations clarifying how the non-mail provisions apply to consumer deliver of ENDS. Upon the issuance of final regulations implementing the PACT Act amendments by the USPS, the USPS will generally prohibit the mailing of such products, subject to potential exceptions already applicable to combusted cigarettes and smokeless tobacco (e.g., for shipments between legally operating businesses). The USPS could issue these final regulations at any time and has indicated that they will take immediate effect. The USPS has not issued the final regulations, and so the general prohibition on mailing ENDS products has yet to take effect.  On April 19, 2021, the USPS issued “guidance” on use of potential exceptions that the USPS proposed to apply to the category.  However, that document confirmed that, “[u]ntil the final rule is issued, ENDS are not subject to the [general mailing prohibition of the] PACT Act, although they may be nonmailable for other reasons” pursuant to preexisting law.  We understand that the USPS received numerous substantive comments on the proposed rule and, since the USPS has to review and substantively address relevant comments in the preamble to the final rule, this has caused some delay in the issuance of the final rule. Further, the most commonly used carriers, Federal Express and UPS, have recently announced that they would cease all deliveries of vapor products in the United States.

The other requirements of the PACT Act applicable to “delivery sellers” and “delivery sales” do not apply to business-to-business sales, as those terms involve delivery to “consumers.”  The PACT Act defines “consumer” as “any person that purchases cigarettes or smokeless tobacco” and specifically excludes “any person lawfully operating as a manufacturer, distributor, wholesaler, or retailer of cigarettes or smokeless tobacco.

Starting on February 6, 2020, the FDA has prioritized for immediate enforcement against: (i) flavored, cartridge-based ENDS products (other than tobacco- or menthol-flavored ENDS products), and (ii) any flavored ENDS products (including tobacco and menthol flavors) that are targeted at minors. Several states in the United States have imposed temporary emergency flavor bans on ENDS products, and a few of these bans have been enjoined by courts while several have become permanent. Flavor bans are not the same as a total ban on e-cigarettes, and none of the states in the U.S. have imposed a total ban on e-cigarettes.

Our self-branded vaping systems are not affected by the flavor bans. The flavor bans are mainly aimed at ENDS products that are sold with pre-filled non-tobacco flavored or non-menthol-flavored cartridges, and our self-branded products do not contain any pre-filled cartridges.

Cannabis vaping products are governed by state laws, which vary from state to state. Most states do not permit the adult recreational use of cannabis, and no states permit the sale of recreational cannabis products to minors. As a result of the reduced revenue to states resulting from the effects of the COVID 19 pandemic, states may seek to raise revenue by permitted and taxing the use of cannabis products. We cannot predict what action states will take or the nature and amount of taxes they may impose. However, to the extent the PACT Act is applied to cannabis products, it may be more difficult to sell our products in states that permit the sale of cannabis.

Europe

The European Commission issued the Tobacco Products Directive (the ‘‘TPD’’), which has been entered into force on 19 May 2014 and became applicable in the EU Member States on 20 May 2016. Under the TPD, an e-cigarette is widely defined as a product that can be used for, including all types of vaping devices, HNB devices and their respective components, the consumption of nicotine-containing vapor via a mouthpiece, or any component of that product. The TPD regulates e-cigarettes on five main aspects: (i) the information to be provided by the manufacturer and/or distributor, (ii) the advertising and promotion, (iii) safety issues and warnings, (iv) product presentation, and (v) provisional measures in case of suspected risk. Member states of the European Union are required to ensure that advertisements for any tobacco related product are prohibited, unless the advertisement is specifically targeted at professionals specializing in the electronic cigarettes trading. Moreover, no promotion whatsoever shall be made as to those devices with an intention (direct or indirect) to promote electronic cigarettes.

The sale of cannabis vaping products is illegal in the European Union.

United Kingdom

The Medicines and Healthcare Products Regulatory Agency (“MHRA”) is the authority for a notification scheme for e-cigarettes and refill containers in Great Britain and Northern Ireland and is responsible for implementing the majority of provisions under Part 6 of the Tobacco and related Products Regulations (TRPR) and the Tobacco Products and Nicotine Inhaling Products (Amendment) (EU Exit) Regulations 2020.

The TRPR introduced rules which ensure:

•	minimum standards for the safety and quality of all e-cigarettes and refill containers (otherwise known as e-liquids)

•	that information is provided to consumers so that they can make informed choices

•	an environment that protects children from starting to use these products.

The requirements:

•	restrict e-cigarette tanks to a capacity of no more than 2ml

•	restrict the maximum volume of nicotine-containing e-liquid for sale in one refill container to 10ml

•	restrict e-liquids to a nicotine strength of no more than 20mg/ml

•	require nicotine-containing products or their packaging to be child-resistant and tamper evident

•	ban certain ingredients including colorant, stimulants and any carcinogenic, mutanegenic or reprotoxic elements

•	include new labelling requirements and warnings in line with the Classification, Labelling & Packaging regulations of the European Union

•	require all e-cigarettes and e-liquids be notified to the MHRA before they can be sold.

The Tobacco Products and Nicotine Inhaling Products (Amendment) (EU Exit) Regulations 2020 explains the changes from a policy perspective:

The 2020 Regulations sets out the requirements for new products to be notified from January 1, 2021. This will mean that:

•	Producers placing products on the Northern Ireland market will be required to notify using the EU Common Entry Gate (EU-CEG) system for the notification of tobacco and e-cigarette products.

•	Producers placing products on the Great Britain market will be required to notify on the Great Britain domestic system.

•	Notifiers will be required to pay one fee if they notify in relation to placing products on one of the Great Britain or Northern Ireland markets and the same one fee if they notify in relation to placing products on the two markets.

A producer is anyone who manufactures or imports these products or who re-brands any product as their own.

Part 6 of the Tobacco and Related Products Regulations 2016 sets out the requirements for e-cigarettes and refill containers.

Producers must submit information about their products to the MHRA through the MHRA Submission Portal and European Common Entry Gate (EU-CEG) notification portal for UK wide supply.

Under the TRPR, it is the responsibility of the producer to ensure that their products comply with the TRPR requirements. We check notifications submitted for completeness and verify TRPR compliance with producers. Where this review has been completed, the compliance status of products is recorded as ‘declared’ to indicate that the notification is complete, and the product has been declared compliant by the producer.

Producers of new e-cigarette and refill container products must submit a notification to the MHRA six months before they intend to put their product on the market in Great Britain and/or Northern Ireland. Once the notification has been published on the MHRA website, producers can launch the product in the notified region. A product which has been substantially modified will count as a new product and must also follow this process. Further information regarding what qualifies as a substantial modification can be found in the guidance on submission type below.

The TRPR does not include any requirements as to where testing of e-cigarettes and refill containers has to take place nor has any international testing standards been established. The notifier will need to be satisfied as to the standards of any testing carried out as they have to submit a declaration that they bear full responsibility for the quality and safety of the product when placed on the market and used under normal or reasonably foreseeable conditions.

The sale of cannabis products is illegal in the United Kingdom.

Other requirements for e-cigarettes

Replacement e-cigarette parts that could contain nicotine only require notification if they have not already been notified as part of a device or e-cigarette kit. Identical replacement parts that have already been notified as part of another notified e-cigarette product do not need to be separately re-notified if it is clear on the labelling what notified product the part is for. Any non-identical replacement part, particularly one that alters the consumer safety profile of a product (for example by changing its refill capacity), would require a separate notification.

The Conformitè Europëenne (CE) Mark is defined as the European Union’s (EU) mandatory conformity marking for regulating the goods sold within the European Economic Area (EEA) since 1985. The CE marking represents a manufacturer’s declaration that products comply with the EU’s New Approach Directives. These directives not only apply to products within the EU but also for products that are manufactured in or designed to be sold in the EEA. This makes the CE marking recognizable worldwide even to those unfamiliar with the EEA.

On March 22, 2021, the Ministry of Industry and Information Technology of the PRC made a publication seeking public opinion on the Draft Decision on Amending the Regulations for the Implementation of the Tobacco Monopoly Law of the PRC for strengthening the regulations of e-cigarettes and new tobacco products in the PRC. We are not in a position to verify or know the details of any legislation plan or enforcement policy of the regulatory authorities in this regard but will monitor the situation and its potential effect on business.

Regulation of Foreign Investment in China

The establishment, operation and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013 and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law was promulgated by the National People's Congress on March 15, 2019 and took effect on January 1, 2020, replacing the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, and establishes the basic framework for access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, "foreign investments" refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as "foreign investors") in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either "restricted" or "prohibited" in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the "prohibited" industries, and shall meet certain requirements as stipulated under the Negative List for investing in "restricted" industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that (i) local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner; expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Regulations on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Implementation Regulations restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may make public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On June 23, 2020, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce of the PRC, promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, which came into effect on July 23, 2020. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2019 version), or the 2019 Encouraged Industry Catalogue, which came into effect on July 30, 2019. Industries not listed in the 2020 Negative List and 2019 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016 and amended in 2017 and 2018, establishment of and changes to FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which went into effect on January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through the Enterprise Registration System and National Enterprise Credit Information Notification System.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Regulations Relating to Production Safety

Pursuant to the Production Safety Law of the PRC, or the Production Safety Law, which took effect on November 1, 2002 and was amended on August 31, 2014, the entities that are engaged in production and business operation activities must implement national industrial standards which guarantee the production safety and comply with production safety requirements provided by the laws, administrative regulations and national or industrial standards. An entity must take effective measures for safety production, maintain safety facilities, examine the safety production procedures, educate and train employees and take any other measures to ensure the safety of its employees and the public. An entity or its relevant persons-in-charge which has failed to perform such safety production liabilities will be required to make amends within a time limit or face administrative penalties. If it fails to amend within the prescribed time limit, the production and business operation entity may be ordered to suspend business for rectification, and serious violations may result in criminal liabilities.

Regulations Related to Unfair Competition

According to the Law of the People's Republic of China against Unfair Competition, or the Anti-Unfair Competition Law, promulgated by the Standing Committee of the National People's Congress on September 2, 1993 and amended on November 4, 2017 and April 23, 2019, effective from April 23, 2019, operators shall not undermine their competitors by engaging in improper activities, including but not limited to, taking advantage of powers or influence to affect a transaction, market confusion, commercial bribery, misleading false publicity, infringement of trade secrets, price dumping, illegitimate premium sale and commercial libel. Any operators who violate the Anti-Unfair Competition Law by engaging in the foregoing unfair competitive activities shall be ordered to cease such illegal activities, eliminate the influence of such activities or compensate for the damages caused to any party. The competent supervision and inspection authorities may also confiscate the illegal gains or impose fines on such operators.

Regulations on Pricing

In China, prices of most commodities and services are market-adjusted and a very small number of commodities and services are subject to government-guided prices or government-set prices. Pursuant to the PRC Pricing Law, which was published by the Standing Committee of the National People's Congress.

Congress on December 29, 1997, and took effect on May 1, 1998, business operators must display prices clearly and in accordance with the requirements set out by the relevant authority. Further, business operators must indicate the name, origin of production, specifications and other relevant information. Business operators shall not charge any price different from the displayed price or fees that are not explicitly indicated. Business operators must not engage in any specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to lure consumers into concluding a transaction, or conducting price discrimination against other business operators. Failure to comply with the PRC Pricing Law may subject business operators to administrative sanctions, such as warnings or corrective orders from the competent administration authority, confiscation of illegal gains, imposition of fines, suspension of business operations or revocation of business licenses under severe circumstances, as well as potential civil and criminal liabilities.

Regulations on Advertising

The Advertising Law of the PRC, or the Advertising Law, promulgated by the Standing Committee of the National People's Congress on October 27, 1994 and most recently amended on April 24, 2015 and October 26, 2018, stipulates in detail the forms for distribution, productions and contents prohibited from advertising, as well as penalties and liabilities for violations. The Advertising Law sets forth certain content requirements for advertisements in China, which include prohibitions on, among other things, false or misleading content, superlative wording such as "the state-level," "the highest grade," "the best" or other similar words, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. The dissemination of tobacco advertisements via media is also prohibited as well as the display of tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. It is prohibited to use the advertisements or public service advertisements for other products or services to publicize the names, trademarks, packages, decorations or other similar contents of tobacco products. No names, trademarks, packages, decorations or other similar contents of tobacco products shall be contained in the notices on relocation, change of the name or recruitment published by the producers or sellers of such tobacco products.

On July 4, 2016, the SAMR issued the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, which became effective on September 1, 2016. According to the Internet Advertising Measures, "internet advertising" refers to commercial advertising for direct or indirect marketing goods or services in the form of text, image, audio, video, or other means through websites, web pages, internet applications, or other internet media. No entity and individual may publish any advertisement of tobacco by means of the internet.

Regulations Relating to Product Quality

The Product Quality Law of the PRC was promulgated on February 22, 1993, amended on July 8, 2000, August 27, 2009 and December 29, 2018, respectively. The Product Quality Law applies to anyone who manufactures or sells any product within the territory of the PRC. It is prohibited from producing or selling counterfeit products in any form, including counterfeit brands, or providing false information about the product manufacturers. Violation of national or industrial standards may result in civil liability and administrative penalties such as compensation, fines, suspension of business and confiscation of illegal income, and serious violations may result in criminal liabilities.

Regulations Relating to Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC, the Regulation on Computer Software Protection and related rules and regulations, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use on the same or similar commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain names. Domain names are regulated by the Administrative Measures on the Internet Domain Names promulgated by the MIIT. The MIIT is the major regulatory body responsible for the administration of domain names, under supervision of which the CNNIC is responsible for the daily administration of .cn domain names and Chinese domain names. MIIT adopts the “first to file” principle with respect to the registration of domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Related to Environmental Protection

Environmental protection

According to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on December 26, 1989 and amended in 2014 (the revision was implemented on January 1, 2015), enterprises, public institutions, and other business operators shall prevent and reduce environmental pollution and ecological disruption, and assume liabilities for damage caused by them. These entities are also required to comply with the national environmental quality standards set out by the environmental protection administrative department of the State Council, and local environmental quality standards established by people's governments of provinces, autonomous regions, and municipalities. The State adopts certain policies and measures to encourage and support the development of environmental protection industries, and further reduction of pollutant discharge by enterprises, public institutions, and other business operators after meeting the statutory requirements for the discharge of pollutants. The Environmental Protection Law also stipulates that the obligation of enterprises, public institutions, and other business operators to prevent and control pollution and damage to the environment caused by waste gas, water and residue, medical waste, dust, malodorous gasses, radioactive substances, noise, vibration, optical radiation, electromagnetic radiation, and other substances generated in their production, construction, and other activities. Any breach of the Environmental Protection Law may lead to fines, production restriction or business suspension, order of cessation or closedown, detention by public security authority, etc.

Prevention and control of water pollution

The Water Pollution Prevention and Control Law of the PRC promulgated on May 11, 1984 and amended in 1996, 2008 and 2017 (the latest revision was implemented on January 1, 2018), provides that each new construction, expansion, reconstruction or other related project, which directly or indirectly discharges pollutants into a water source, is subject to the state regulations on environmental protection of construction projects. Discharged water pollutants shall not exceed the national or local standards for discharge of water pollutants and the indexes for control of the total discharge of major water pollutants. Each enterprise that discharges pollutants directly or indirectly into a water source must register its facility with, and submit relevant information to the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants discharged during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to submit information on its water pollution prevention and control measures to the local environmental protection authorities. In addition, the PRC government also requires that each enterprise obtain a permit for the direct or indirect discharge of pollutants into the water, and pay a pollutant discharge fee.

Prevention and control of air pollution

The Atmospheric Pollution Prevention and Control Law of the PRC promulgated on September 5, 1987 and amended in 1995, 2000, 2015 and 2018 (the latest amendment was implemented on October 26, 2018) provides that each new construction, expansion, reconstruction or other related project that discharges atmospheric pollutants is subject to state regulations on environmental protection of construction projects. Each enterprise that discharges atmospheric pollutants must register its facilities with, and submit relevant information to the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to provide certain technological information associated with atmospheric pollution to the local environmental protection authorities. In addition, the PRC government has implemented a system to collect fees from enterprises that discharge pollutants based on the categories and quantities of atmospheric pollutants discharged. The relevant environmental protection authorities have established standards for collecting fees that take into consideration the relevant atmospheric pollution regulations and the national economic and technological development level.

Prevention and control of environmental pollution by solid waste

Enterprises' production and construction are also regulated by the Law of the PRC on the Prevention and Control of Environmental Pollution Caused by Solid Wastes which was promulgated on October 30, 1995 and recently amended on April 29, 2020. Entities discharging industrial solid wastes are obliged to establish and perfect the responsibility system for the prevention and control of environmental pollution and to adopt treatment on industrial solid wastes to reduce or control environmental pollution. The PRC government has in place an industrial solid waste declaration and registration system. Enterprises and public institutions shall make use of industrial solid wastes produced thereby pursuant to economic and technical conditions; for those industrial solid wastes that will not or cannot be utilized temporarily, enterprises and public institutions shall, in accordance with the regulations of the environmental protection administrative department of the State Council, build facilities and sites for their safe and classified storage or carry out harmless treatment for them. It is prohibited to close down, leave idle or dismantle, without approval, facilities or places for the prevention and control of environmental pollution by industrial solid wastes.

Prevention and control of environmental noise pollution

According to the Law of the PRC on Prevention and Control of Pollution from Environmental Noise promulgated on October 29, 1996 and amended on December 29, 2018, enterprises producing environmental noise pollution shall take measures to control it and pay fees for excessive emission of such pollution according to applicable laws and regulations. They also shall maintain and keep normal operation of the facilities for prevention and control of such pollution. Any industrial enterprise that produces ambient noise pollution due to the use of permanent equipment in the course of industrial production must, in accordance with the regulations of the competent department for the ecological environment under the State Council, report to the competent department for the ecological environment of the local people's government at or above the county level the types and quantity of its equipment that produce ambient noise pollution, the noise level produced under normal operation and the facilities installed for prevention and control of such pollution, and provide technical information relating to the prevention and control of noise pollution. Any industrial enterprise that intends to make a substantial change in the types or quantity of the equipment that produces ambient noise pollution, in the noise level or facilities for prevention and control of such pollution must submit a report without delay and take prevention and control measures as it should.

Regulation of Employment and Social Welfare

Labor Laws

Companies in the PRC are subject to the PRC Labor Law (the “PRC Labor Law”) which was promulgated on July 5, 1994, became effective on January 1, 1995 and was further amended on August 27, 2009 and December 29, 2018, the PRC Labor Contract Law (the “PRC Labor Contract Law”) which was promulgated on June 29, 2007, became effective on January 1, 2008 and was further amended on December 28, 2012, and the Implementation Regulations of the PRC Labor Contract Law which was promulgated by the State Council on September 18, 2008 and became effective on the same date, as well as other related regulations, rules and provisions promulgated by the relevant government authorities from time to time. Compared to previous PRC Laws and regulations, the PRC Labor Contract Law imposes stricter requirements in such respects as signing of labor contracts with employees, stipulation of probation period and violation penalties, termination of labor contracts, payment of remuneration and economic compensation, use of labor dispatches as well as social security premiums.

According to the PRC Labor Law and the PRC Labor Contract Law, a labor contract in writing shall be concluded when a labor relationship is to be established between an employer and an employee. An employer shall pay an employee two times of his salary for each month in the circumstance where he fails to enter a written labor contract with the employee for more than a month but less than a year; where such period exceeds one year, the parities are deemed to have entered an unfixed-term labor contract. Employers shall pay wages that are not lower than the local minimum wage standards to the employees. Employers are also required to establish labor safety and sanitation systems in compliance with PRC rules and standards, and to provide relevant training to the employees. The PRC Labor Contract Law also imposes stringent requirements on the use of employees of temp agencies, who are known in China as "dispatched workers". Dispatched workers are entitled to equal pay with fulltime employees for equal work. Employers are only allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees.

Social Insurance and Housing Provident Funds

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation, or the SAT, will become solely responsible for collecting social insurance premiums.

In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees' housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulation of Foreign Exchange

The Regulation of the PRC on Foreign Exchange Control, most recently amended by the State Council in 1 August 2008 and effective on 5 August 2008, is the principal regulation on foreign currency exchange in the PRC. According to the regulation, the RMB is freely convertible for current account items after due process, including distribution of dividends, trade-related foreign exchange transactions and service-related foreign exchange transactions, whereas foreign exchange for capital account items, such as direct investments or loans, requires prior approval of and registration with the SAFE.

According to the Notice of State Administration of Foreign Exchange on Reforming and Standardizing Capital Account Foreign Exchange Settlement Administration Policies issued by SAFE on June 9, 2016, it has been specified clearly in the document that, for the capital account foreign exchange income subject to voluntary foreign exchange settlement (including the repatriation of the proceeds from overseas listing), the domestic institutions may conduct the foreign exchange settlement at the banks according to their operation needs. The proportion of the capital account foreign exchange income subject to voluntary foreign exchange settlement was tentatively set as 100%, provided that SAFE may adjust the aforesaid proportion according to the international payment balance status in good time.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification (the “SAFE Circular 3”), which became effective on 18 January 2017 and stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, pursuant to the SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulation of Dividend Distributions

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation on Taxation

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the PRC EIT Law, which was promulgated on March 16, 2007, and was most recently amended and became effective on December 29, 2018, and (ii) the Implementing Regulations of the EIT Law (the “EIT Regulation”) promulgated by the State Council on December 6, 2007 and implemented on January 1, 2008 and amended on April 23, 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they are qualified for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards. According to the EIT Law and its implementation rules, the income tax rate of an enterprise that has been granted the certificate of High and New Technology Enterprise may be reduced to 15% with the approval of relevant tax authorities.

The EIT Law also provides that enterprises established under the laws of foreign jurisdictions with “de facto management body” located in PRC are treated as “resident enterprises” for PRC tax purposes, and will be subjected to PRC income tax on their worldwide income. Under the EIT Regulation, a “de facto management body” is defined as a body that has real and overall management control over the business, personnel, accounts and properties of an enterprise.

The Notice on Issues Concerning the Determination of Chinese-Controlled Enterprises Registered Overseas as Resident Enterprises on the Basis of Their Bodies of Actual Management, or the SAT Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. According to the SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that we, as an exempted company incorporated in the Cayman Islands with limited liability, meet all of the conditions above thus we do not believe that we are a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

International Tax Treaties and Withholding Tax

Under the PRC EIT Tax Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%. Pursuant to the Treaty on the Avoidance of Double Taxation and Tax Evasion between Mainland and Hong Kong, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits (“Circular 35”). Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

PRC Value-Added Tax

Pursuant to the Interim Value-added Tax Regulations of the PRC which was amended and became effective on November 19, 2017 and the Implementing Rules for the Interim Regulations of the PRC on Value-added Tax which was amended on October 28, 2011 and became effective on November 1, 2011 (collectively the “VAT Law”), all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value-added tax (the “VAT”) at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer, while small-scale taxpayer will be subject to a VAT rate of 3%. Further, when exporting goods, the exporter is entitled to all the refund of VAT that it has already paid or borne unless otherwise stipulated.

On November 16, 2011, the Ministry of Finance (the “MOF”) and SAT jointly promulgated the Pilot Plan for Levying VAT in Lieu of Business. Starting from January 1, 2012, the PRC government has been gradually implementing a pilot program in certain provinces and municipalities. According to the document, the tax rate of 17% shall be applicable to those like lease of tangible personal property, the tax rate of 11% shall be applicable to the transportation industry and the construction industry, and the tax rate of 6% shall be applicable to other modern service industries.

On March 23, 2016, the MOF and SAT jointly issued the Circular of Full Implementation of Business Tax to VAT Reform (the “Circular 36”) which confirms that business tax will be completely replaced by VAT from May 1, 2016.

On April 4, 2018, SAT and MOF jointly issued the Circular on Adjusting Value-added Tax Rate to further adjust the VAT rate, including the change of tax rate from 17% and 11% to 16% and 10% respectively for the taxable sales or import of goods by the taxpayer.

According to the Announcement on Policies Concerning Deepening the Reform of Value-added Tax, which was promulgated on March 20, 2019 and became effective on April 1, 2019, a VAT general taxpayer who is previously subject to 16% on VAT-taxable sales activities shall have the applicable tax rates adjusted to 13%.

Regulations on Tax regarding Indirect Transfer

On February 3, 2015, the State Administration of Taxation, or the SAT, issued the SAT Circular 7. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and is established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, considerations include, inter alia, (i) whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; (ii) whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and (iii) whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature evidenced by their actual function and risk exposure. According to the SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or the SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sales of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulation of M&A and Overseas Listings

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings.

Regulation of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulation under the PRC Securities Law

The PRC Securities Law was promulgated in December 1998 and was subsequently revised in October 2005, June 2013, August 2014 and December 2019. According to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While there is no detailed interpretation regarding the rule implementation under Article 177, it will be difficult for an overseas securities regulator to conduct investigation or evidence collection activities in China.

Cybersecurity Laws and Regulations

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that we delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also look into the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which will take effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Directors and Executive Officers	Age	Position/Title
Tuanfang Liu	49	Chief Executive Officer and Chairman
Michael Wang	57	Chief Financial Officer
Yuli Liu	39	Chief Operating Officer
Jiangyan Zhu	46	Director
Brent Cox	39	Independent Director Designee
Zhiqiang Liu	55	Independent Director Designee
Hongwu Yang	42	Independent Director Designee

Each of Brent Cox, Zhiqiang Liu and Hongwu Yang has accepted his appointment to be an independent director, effective upon the SEC’s declaration of effectiveness of the registration statement of which this prospectus is a part.

Tuanfang Liu has been serving as the Chairman of the Board of Directors and the Chief Executive Officer of Aspire Global Inc. since inception. Mr. Liu has served as Chairman of Shenzhen Yi Jia Technology Co., Limited, a company primarily engaged in e-cigarette manufacturing since he founded the company in June 2010. He is responsible for daily operations and research and development of the e-cigarette and cannabis vaporizer technology products. Mr. Liu has served as the Vice-Chairman of the European Union E-cigarette Association since 2019, Vice-Chairman and Founding Member of the Canada E-cigarettes Association since 2019, Vice-Chairman of the China Electronics Chamber of Commerce since 2017, and executive Vice-Chairman and Founder of the Shenzhen E-Vapor Industry Association since October 2017. He received “Shenzhen High-level Professionals” award in 2019. Mr. Liu holds doctorate degrees in Business Management from Victoria University School of Management in Switzerland and EuroPort Business School in the Netherlands, respectively. He has more than 14 years of experience in research and development of the e-cigarette products and quality control management.

Michael Wang has been serving as our Chief Financial Officer since August 2020. Mr. Wang is an experienced CEO, COO and President of various companies with leadership skills in P&L, finance, human resources, products, technology, sales and operations. Mr. Wang has approximately 12 years of internet technology and e-commerce expertise. From September 2018 through August 2020, he was the President, COO and Co-CEO of The Pharm/Sunday Goods (located in California and Arizona), a vertically integrated leader in the cannabis cultivation, processing, manufacturing, distribution, wholesale, and retail industry. Mr. Wang managed and transformed the cultivation, manufacturing and wholesale divisions. Mr. Wang was with Onestop Commerce as President and COO from 2013 to 2015 and as CEO from 2015 to 2018 Onestop Commerce managed all aspects of omni-channel-commerce for over 100 of the world’s top lifestyle brands and retailers, with annual sales approaching $300M. From 2005 through 2012, he was the Chief Operating and Fulfillment Officer and an investor in Zazzle, a world leader in online customization and personalization service. He stated his career in 1992 at Honeywell and also worked at Technicolor. Mr. Wang received Bachelor of Science and Master of Science degrees in Aerospace Engineering in 1983 and 1985 respectively, from the Beijing University of Aeroautics & Astronautics. In 1987, he received a Master of Science degree in Systems Engineering from Oakland University located in Rochester, Michigan. In 1992, Mr. Wang received an MBA in Finance and General Management from the University of Chicago’s Booth School of Business.

Yuli Liu has been serving as our Chief Operating Officer since August 2010. Mr. Liu has served as Chief Executive Officer of Shenzhen Yi Jia Technology Co., Limited since inception of the company in June 2010. He is responsible for daily operations, formulation of business strategies and marketing of our Aspire brand. From August 2005 to May 2010, Mr. Liu served as production management officer at various international companies, including Konica Minolta, Lenovo Group and Salcomp. Mr. Liu received a bachelor degree in International Economy and Trade from Northwest University of Politics and Law in July 2005. He also received a Business Management certificate from College of Continuing Education Graduate School of Shenzhen Tsinghua University in July 2015. We believe Mr. Liu’s experience in business operations, production management and marketing qualifies him to serve as our Chief Operating Officer.

Jiangyan Zhu has been serving as our director since inception. Ms. Zhu is one of the founders of the Company and has served as President of Finance of Shenzhen Yi Jia, where she is responsible for financial management, assisting in human resources management and establishing and improving the automated office system. Ms. Zhu holds a bachelor degree in Business Management from Jiangxi University of Technology. She also holds a Business Management certificate from the College of Continuing Education Graduate School of Shenzhen Tsinghua University. Ms. Zhu is the spouse of Mr. Tuanfang Liu.

Brent Cox serves as the managing partner of OBM Holdings, LLC, a private investment firm, a position he has held since April 2016. From September 2008 to April 2016, he served as a principal of the Yucaipa Companies, a Los Angeles, California based private equity firm where he was responsible for sourcing, analyzing and executing investment opportunities, structuring financing for investments and monitoring the performance and strategic initiatives of its portfolio companies. From 2006 to 2008, Mr. Cox served as an investment banking analyst in the Leveraged Finance Group of Jefferies & Co. a multinational independent investment bank and financial services company. Mr. Cox received a bachelor of science degree from the University of Southern California.

Zhiqiang Liu serves as a counsel at the Everwin Law Office, a Guangdong based Chinese law firm, a position he has held since October 2007. He has also been a professor of law and a doctoral advisor at Guangzhou University since July 2005. Mr. Liu received a doctor of law degree from Sun Yat-sen University and a master’s degree in law from the same university in 1995.

Hongwu Yang is a partner of Dahua Certified Public Accounting Firm, a position he has held since 2012. From 2008 to 2012, he served as an auditing manager at the Beijing office of Crowe Horwath Certified Public Accounting Firm. From 2006 to 2008, he served as an auditor at Shine Wing Certified Public Accounting Firm. Mr. Yang received a bachelor’s degree in Accounting from Jilin University of Finance of Economics.

Family Relationships

Tuanfang Liu, our Chairman and CEO, and Jiangyan Zhu, one of our directors, are married. Other than this relationship, there are no other direct family relationships among any of our directors or executive officers.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years. The executive officers are entitled to a fixed salary and other company benefits, each as determined by the Board from time to time. We may terminate an executive officer’s employment under PRC Labor Law and under other applicable laws and regulations.

Each executive officer has agreed to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our post-offering amended and restated memorandum and articles of association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her director duties. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

We plan to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Hongwu Yang, Brent Cox, Zhiqiang Liu, with Hongwu Yang as chair. We have determined that each of these three director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Hungwu Yang qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Hongwu Yang, Brent Cox, Zhiqiang Liu, with Zhinqiang Liu as chair. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Hongwu Yang, Brent Cox, Zhiqiang Liu, with Brent Cox as chair. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Securities — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our directors are elected for a term of one year, until the next annual meeting of shareholders and until their successors are elected and qualified.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our post-offering amended and restated memorandum and articles of association as it deems appropriate.

Compensation of Directors and Executive Officers

For the years ended June 30, 2019 and 2020, we paid an aggregate of RMB 2,470,000 and HKD 1,600,000, and RMB 3,730,000 and HKD 1,920,000 (approximately $566,337 and $777,656, respectively, in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiary is required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2021 Equity Incentive Plan

In July 2021, our directors and shareholders approved the 2021 Equity Incentive Plan (the “Plan”) pursuant to which up to 15,000,000 ordinary shares may be issued pursuant to options or restricted stock grants. The Plan will be administered by the Compensation Committee. Awards under the Plan may be granted to officers, directors, employees and those consultants who qualify as a consultant or advisor under the instructions to Form S-8. The Compensation Committee has broad discretion in making awards; provided that any options shall be exercisable at the fair market value on the date of grant. As of the date of this prospectus, no awards have been granted under the Plan.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2020, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the May 25, 2021 by our officers, directors, and 5% or greater beneficial owners of ordinary shares and all directors and officers as a group. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our ordinary shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our ordinary shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

		Percentage
Name of Beneficial Owners(1)	Number	Prior to Offering(2)	After Offering(3)
Directors and Executive Officers:
Tuanfang Liu and Jiangyan Zhu(4)(5)	108,750,000	72.5%

Pride Worldwide Investment Limited(4)	101,250,000	67.5%

Honor Epic International Limited(5)	7,500,000	5.0%

Fortune Genesis Enterprises Limited(6)	7,500,000	5.0%

Lead Point Company Limited(7)	7,500,000	5.0%

Ace Prestige International Limited(8)	7,500,000	5.0%

Extreme Lead Company Limited(9)	7,500,000	5.0%

Incentive Gain Company Limited(10)	7,500,000	5.0%

Directors and Officers as a group(4)(5)(6)	116,250,000	77.5%

(1)	Unless otherwise noted, the business address of each of the following entities is 14 Jian’an Road, Tangwei Fuyong Town, Bao’an District, Shenzhen, Guangdong Province, China: Pride Worldwide Investment Limited, Honor Epic International Limited and Fortune Genesis Enterprises Limited. The business address of each of the following entities is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands: Lead Point Company Limited, Ace Prestige International Limited, Extreme Lead Company Limited and Incentive Gain Company Limited.

(2)	The percentage of ownership is based on 150,000,000 ordinary shares outstanding as of the date of this prospectus.

(3)	The percentage of ownership is based on ordinary shares outstanding immediately after the offering, and assumes the over-allotment option is not exercised.

(4)

Tuanfang Liu, our Chief Executive Officer, is the sole shareholder of Pride Worldwide Investment Limited and holds the voting and dispositive power over the ordinary shares held by such entity.  Mr. Liu disclaims beneficial interest in shares beneficially owned by his wife, Jiangyan Zhu.

(5)

Jiangyan Zhu, our director and spouse of Tuanfang Liu, our Chief Executive Officer, is the sole shareholder of Honor Epic International Limited and holds the voting and dispositive power over the ordinary shares held by such entity. Ms. Zhu disclaims beneficial interest in shares beneficially owned by her husband.

(6)	Yuli Liu, our Chief Operating Officer, is the sole shareholder of Fortune Genesis Enterprises Limited and holds the voting and dispositive power over the ordinary shares held by such entity.

(7)	Lead Point Trust is the sole shareholder of Lead Point Company Limited and Shaofang Wang holds the voting and dispositive power over the ordinary shares held by such entity.

(8)	Ace Prestige Trust is the sole shareholder of Ace Prestige International Limited and Guijiu Zhu holds the voting and dispositive power over the ordinary shares held by such entity.

(9)	Extreme Lead Trust is the sole shareholder of Extreme Lead Company Limited and Min Wang holds the voting and dispositive power over the ordinary shares held by such entity.

(10)	Incentive Gain Trust is the sole shareholder of Incentive Gain Company Limited and Ganglin Liu holds the voting and dispositive power over the ordinary shares held by such entity.

RELATED PARTY TRANSACTIONS

Transactions with Certain Related Parties

Set forth below are our related party transactions that occurred since July 1, 2018. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of Form 20-F and may not be considered as related party transactions under PRC law.

Under Part I, Item 7B of Form 20-F, the Company is required to disclose any transaction occurring since the beginning of the Company’s preceding three financial years up to the latest practical date, which was June 30, 2020, with respect to transactions or loans between the Company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for the Company to enter into the related party transaction;

●	whether the related party transaction would impair the independence of an outside director;

●	whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

●	any pre-existing contractual obligations.

The table below sets forth the major related parties and their relationships with us:

Name of related parties and Relationship with the Company
-Tuanfang Liu is the chief executive officer and chairman. -Jiangyan Zhu is the wife of the chief executive officer and a director.

-Yuanfang Liu is the brother of the chief executive officer

-Eigate (Hong Kong) Technology Co., Limited is a company that is wholly owned and controlled by the chief executive officer

-Shenzhen Changdexin Plastic Mold Co., Limited, is a supplier owned and controlled by Yuanfang Liu, the brother of the chief executive officer.

-Dongguan ZhongFuZhou Industrial Company Limited is a company owned and controlled by the Chairman of the Company and his wife, a director

We had the following related party balances due to related parties

	As of
	June 30, 2019	June 30, 2020	December 31,2020
Eigate (Hong Kong) Technology Co., Limited	$60,000	$-	$-
Jiangyan Zhu	23,149,321	23,167,666	23,253,705
Tuanfang Liu	50,111,079	49,013,307	49,273,764
Yuanfang Liu	218,191	-	-
Dongguan ZhongFuZhou Industrial Company Limited	-	-	341,464
Total	$73,538,591	$72,180,973	$72,868,933

All of the related party balances were unsecured and was interest-free, has no due date and is repayable on demand.

As of June 30, 2019, June 30, 2020 and December 31, 2020, there were bank advances of $65,009,638, $31,382 and $42,570, respectively from related parties to us, and bank repayments of $54,080,706, $1,252,172 and nil, respectively, to related parties from us. These advances were mainly for purchase of bank investment products, and repayments were made gradually with maturity of these bank investment products.

As of June 30, 2019, June 30, 2020 and December 31, 2020, the balance due from Eigate (Hong Kong) Technology Co., Limited was $203,904, $266,217 and $82,789, respectively. These balances were all short-term in nature, non-interest bearing, unsecured, have no due date and are repayable on demand.

We purchased plastic molds from Shenzhen Changdexin Plastic Mold Co., Limited. As of June 30, 2019, June 30. 2020 and December 31, 2020, the accounts payable was $10,551, $107,454 and $45,918, respectively. For the years ended June 30, 2019 and 2020 and the six months ended December 31, 2020, the purchases from Shenzhen Changdexin Plastic Mold Co., Limited were $301,476, $474,181 and $319,551, respectively.

On October 30, 2020, we entered into a lease with DongGuan ZhongFuZhou Industrial Company Limited, a company which is owned by Tuanfang Liu and Jiangyan Zhu for manufacturing, warehouse and office space in Guangdong Province, China. The lease expires on October 29, 2030. The current rent is approximately $1.4 million, based on the current exchange rate, and increases by 10% every two years. For the six months ended December 31, 2020, the rental expense incurred with respect to this lease was $328,961.

During the years ended June 30, 2019 and 2020, one of our subsidiaries, Aspire Science and Technology Limited, declared dividends of $4.0 million and $3.8 million, respectively, to its sole shareholder, our chief executive officer, Tuanfang Liu. The 2019 dividend was declared and paid in June 2019. The 2020 dividend was declared in June 2020 and, as of the date of this prospectus, has not yet been paid. To the extent that is not paid by the date of this prospectus, it will be paid following completion of this offering. This dividend was declared at a time when Aspire Science and Technology Limited was wholly owned by Mr. Liu, prior to the restructure which resulted in Aspire Science and Technology Limited becoming a subsidiary.

During the years ended June 30, 2019 and 2020, Shenzhen Yi Jia, the VIE entity whose financial statements are consolidated with ours, declared dividends of $18.9 million and $22.9 million, respectively, to its shareholders, Tuanfang Liu, who is a 95% shareholder, and his cousin, who is a 5% shareholder. The 2019 dividend was declared in December 2018 and paid in January 2019. The 2020 dividend was declared in December 2019 and paid in September 2020.

DESCRIPTION OF SECURITIES

Aspire is a Cayman Islands company and its affairs are governed by our memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

As provided in our post-offering amended and restated memorandum and articles of association, subject to the Companies Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered agent in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4tth Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

As provided in our post-offering amended and restated memorandum and articles of association, the authorized share capital of the Company is $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each.

As of the date immediately prior to this offering, 150,000,000 ordinary shares of par value US$0.0001 per share were issued, fully paid and outstanding. Upon completion of this offering, we will have 165,000,000 ordinary shares issued and outstanding, assuming the Underwriters do not elect to exercise their option to purchase additional ordinary shares from us and no preference shares will be in issue.

All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

We have applied to list our ordinary shares, on Nasdaq under the symbol “ASPG.”

The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands insofar as they relate to material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares

General. Upon the completion of this offering, the authorized share capital of the Company is $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each. Holders of ordinary shares will have the same rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Our post-offering amended and restated memorandum and articles of association do not provide for pre-emptive rights.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our post-offering amended and restated memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholder vote, each ordinary share is entitled to one vote for each ordinary share registered in his or her name on our register of members. Holders of ordinary shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholder who together hold shares which carry in aggregate not less than ten percent of the votes attaching to all issued and outstanding shares that carry the right to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

A quorum required for a meeting of shareholders consists of the holders of at least one-third of all voting power of our shares in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by any director majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the aggregate voting power of our Company. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other general meetings.

Transfer of Ordinary Shares. Under the Companies Act (As Revised) of the Cayman Islands, the transfer of a registered share which is not listed on a recognized exchange is by a written instrument of transfer signed by the transferor and containing the name of the transferee. However, the instrument must also be signed by the transferee if registration would impose a liability on the transferee to the Company. The instrument of transfer must be sent to the Company for registration. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The entry of the name of a person in the Company’s register of members is prima facie evidence that legal title in the share vests in that person.

The procedure is different for the transfer of shares that are listed on a recognized exchange. Such shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the Company’s post-offering amended and restated memorandum and articles of association.

Liquidation.

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture. This provision does not apply to shares that are fullypaid and non-assessable.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our post-offering amended and restated memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of all of the holders of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series, which requires the vote of two-thirds of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders, and limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Register of Members.

Under the Companies Act (As Revised) of the Cayman Islands we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the number and class of shares held by each member (including the amount paid or agreed to be considered as paid, on the shares of each member, and confirmation of whether each relevant category of shares held by each member carries voting rights under our articles of association, and if so, whether such voting rights are conditional);

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the Companies Act (As Revised) of the Cayman Islands, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act (As Revised) of the Cayman Islands to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law.

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arising from dishonesty of such directors or officers willful default of fraud.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the view of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent.

The Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by an amendment to its certificate of incorporation.

Shareholder Proposals.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated memorandum and articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents and rules promulgated by the SEC. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting.

There are no prohibitions in relation to cumulative voting under the Companies Act, but our articles of association do not provide for cumulative voting.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Removal of Directors.

Under our post-offering amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote.

Transactions with Interested Shareholders.

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding up.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares.

Under the Companies Act and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of all of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class which requires the approval of the holders of two-thirds of the votes of such class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents.

As permitted by the Companies Act, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-Resident or Foreign Shareholders.

There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Underwriters’ Warrants

Please see “Underwriting” below for a full description of the warrants (and shares underlying such warrants) that we are issuing to the Underwriters in connection with this offering.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Global Market under the symbol “ASPG.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Global Market; however, we will not complete this offering unless we are so listed.

Transfer Agent

The transfer agent for our ordinary shares is Vstock Transfer, LLC, 18 Lafeyette Place, Woodmere, New York 11593.

History of Securities Issuances

On January 30, 2020, we issued 150,000,000 ordinary shares as follows: (i) 138,750,000 to Pride Worldwide Investment Limited; (ii) 7,500,000 to Fortune Genesis Enterprises Limited and (iii) 3,750,000 to Inspired Elite Global Limited for total consideration of $5,000.

On May 12, 2021, we issued two ordinary shares with respect to each outstanding ordinary share pursuant to a three-for-one share distribution. The issuance of these shares is retroactively reflected in the preceding paragraph.

In September, 2020, Inspired Elite Global Limited transferred 3,750,000 to Reliance Lead Company Limited; Pride Worldwide Investment Limited transferred shares as follows: (i) 7,500,000 to Incentive Gain Company Limited; (ii) 7,500,000 to Lead Point Company Limited; (iii) 7,500,000 to Ace Prestige International Limited; (iv) 7,500,000 to Extreme Lead Company Limited; and (v) 7,500,000 to Honor Epic International Limited.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our ordinary shares. We cannot assure you that a liquid trading market for our ordinary shares will develop on Nasdaq or be sustained after this offering. Future sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares. Further, since a large number of our ordinary shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our ordinary shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 165,000,000 ordinary shares outstanding (167,250,000 shares if the Underwriters’ overallotment option is exercised in full. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares, and while we intend to submit application for the ordinary shares to be listed on Nasdaq, we cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-Up Agreements

Our officers, directors and principal shareholders (defined as owners of 5% or more of our ordinary shares) have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of six months after the date of this prospectus. After the expiration of the six month period, the ordinary shares held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which will equal approximately [ ] ordinary shares immediately after this offering assuming the over-allotment option is not exercised and [ ] ordinary shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes in on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82, which was issued in April 2009 and partially abolished on December 29, 2017, specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as non-domestically-registered resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011 and was last amended on June 15, 2018, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that the Company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, the Company may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China.” Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

The SAT and the MOF issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008 and was amended on December 25, 2014 and became effective from January 1, 2014. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, pursuant to the Announcement of the State Taxation Administration on Promulgation of the Administrative Measures on Entitlement of Non-resident Taxpayers to Tax Treaty Benefits (or Circular 35) which was issued on October 14, 2019 and became effective from January 1, 2020, non-resident taxpayers claiming tax treaty benefits shall adopt the method of “making independent judgement, declaring claims and retaining the relevant materials for future inspection”. Where a non-resident taxpayer deems that it satisfies the criteria for entitlement to tax treaty benefits, it may, at the time of filing tax return or making withholding declaration through a withholding agent, enjoy tax treaty benefits, and simultaneously compile and retain the relevant materials pursuant to the provisions of this circular for future inspection, and be subject to follow-up administration by the tax authorities. There are also other conditions to qualify for such a reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, Aspire International Hong Kong Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from the wholly foreign-owned enterprises, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors-Risks Related to Doing Business in China.” Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.”

Our PRC subsidiary is a company incorporated under PRC law and, as such, is subject to PRC enterprise income tax on its taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on PRC tax laws and PRC accounting standards. In accordance with the implementation rules of PRC EIT Law, a qualified “High and New Technology Enterprise” is eligible for a preferential tax rate of 15%. The “High and New Technology Enterprise” certificate is effective for a period of three years. An entity may re-apply for the “High and New Technology Enterprise” certificate when the prior certificate expires. In December 2020, Shenzhen Yi Jia, obtained qualification as a "High and New Technology Enterprise" and is entitled to enjoy a preferential income tax rate of 15% for the tax filing of calendar years from 2020 to 2022. However, if it fails to maintain its qualified status, experiences any increase in the enterprise income tax rate, or faces any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments currently enjoyed, our business, financial condition and results of operations could be materially and adversely affected.

In accordance with the relevant laws and regulations promulgated by the SAT effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year. The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual tax filing and subject to the approval from the relevant tax authorities. Effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual tax filing.

We are subject to VAT for products sold, less any deductible VAT we have already paid or borne. On April 4, 2018, the Ministry of Finance and the SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to such notice, the taxable goods previously subject to VAT rates of 17% become subject to lower VAT rates of 16% starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the SAT and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% become subject to lower VAT rates of 13% starting from April 1, 2019 We are also subject to surcharges on VAT payments in accordance with PRC law.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiary through our intermediary holding company in Hong Kong. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. According to the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and relevant implanting notice, if our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See “Risk Factors—Risks Related to Doing Business in China.” There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ordinary shares. This summary applies only to U.S. Holders that hold our ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our ordinary shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ordinary shares. Dividends received on our ordinary shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long term if the ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition of ordinary shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our ordinary shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our ordinary shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement with US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC, TFI Securities and Futures Limited and China Merchants Securities (HK) Co., Limited (each an “Underwriter,” collectively, the “Underwriters”). US Tiger Securities, Inc. and EF Hutton, division of Benchmark Investments, LLC are acting as the representatives of the Underwriters of this offering. The Underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
US Tiger Securities, Inc.
EF Hutton, division of Benchmark Investments, LLC
TFI Securities and Futures Limited
China Merchants Securities (HK) Co., Limited
Total	15,000,000

The underwriting agreement provides that the obligations of the Underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The Underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the Underwriters are not required to take or pay for the shares covered by the Underwriters’ option to purchase additional shares described below.

Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Each of TFI Securities and Futures Limited and China Merchants Securities (HK) Co., Limited is not a broker-dealer registered with the SEC, therefore, to the extent it intends to make any offers or sales of shares in the United States, it will do so only through one or more SEC-registered broker-dealers in compliance with the applicable securities laws and regulations.

We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 2,250,000 additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, the Underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to each Underwriter’s name in the preceding table bears to the total number of ordinary shares listed in the preceding table.

The Underwriters will initially offer the shares to the public at the initial public offering price set forth on the cover of this prospectus. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The securities are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts and commissions are equal to 6% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase up to 2,250,000 additional ordinary shares to cover over-allotments.

	Per Share	Total Without Exercise of Over- allotment Option	Total With Full Exercise of Over- allotment Option
Initial public offering price	$
Underwriting discounts and commissions to be paid by us	$
Proceeds, before expenses, to us	$

We will also pay to the Underwriters by deduction from the net proceeds of this offering, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of our ordinary shares.

We have agreed to reimburse the Underwriters for their reasonable out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below).

We agreed to pay the Representatives a total of $450,000 for their out-of-pocket expenses, of which we paid a deposit of $100,000 to US Tiger Securities, Inc., upon the execution of the engagement letter between us and the US Tiger Securities, Inc. Any expense deposits in excess of the amount paid by us on account of the Underwriters’ out-of-pocket expenses will be refunded to us in accordance with FINRA Rule 5110(g)(4).

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Underwriters may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as Underwriters may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by Underwriters; (iv) the fees of counsel(s) and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; and (vi) fees, if necessary, associated with translation services. We have also agreed to reimburse the underwriters for all expenses and fees of their legal counsel related to the review by FINRA, which will not exceed $40,000.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions, non-accountable expense allowance and reimbursement of the Representative’s out-of-pocket expenses, will be approximately $2.54 million.

In addition, we agreed, until the closing of this offering, not to solicit, negotiate or enter into any agreement with any other broker-dealer relating to a possible private and/or public offering of the securities, provided that the Underwriters remain in good standing with FINRA and Nasdaq. If, prior to the 12-month period following the effective date of our engagement letter with the Underwriters, we (i) do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or (ii) effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the Underwriters, we will be liable to the Underwriters for the accountable expenses; provided, however, that such fees shall be subject to FINRA Rule 5110(g)(5)(A) and shall not apply if and to the extent the Underwriters have advised us of the Underwriters’ inability or unwillingness to proceed with this offering.

We intend to apply to list our ordinary shares on the Nasdaq Global Market under the symbol “ASPG.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

For a period of two years from the closing of this offering, we will (i) furnish to the Underwriters and distribute to our security holders an annual report and annual financial statements; (ii) furnish to the Underwriters with copies of all filings with the SEC; and (iii) furnish to the Underwriters with special security position reports and tracking reports as prepared by Deposit Trust Company for a period of two years from the closing of this offering.

Underwriters’ Warrants

In addition, we have agreed to issue the warrants to the Underwriters to purchase a number of ordinary shares equal to 6% of the total number of ordinary shares sold in this offering. The Underwriters’ Warrants shall have an exercise price equal to 125% of the initial public offering price of the ordinary shares sold in this offering. The Underwriters’ Warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The Underwriters’ Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriters’ Warrants nor any of our shares issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the Underwriters’ Warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriters’ Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Underwriters’ Warrants. The demand registration right provided consists of up to two occasions and will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(C). On the first occasion, we will bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the Underwriters’ Warrants, other than underwriting or discounts and commissions or brokerage or other selling expenses incurred and payable by the holders of the Underwriters’ Warrants. On the second occasion, if any, the holders of the Underwriters’ Warrants shall bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the Underwriters’ Warrants. The piggyback registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the piggyback registration right of the Underwriters’ Warrants, other than underwriting or discounts and commissions or brokerage or other selling expenses incurred and payable by the holders of the Underwriters’ Warrants. The exercise price and number of ordinary shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, we will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $1,000,000 from this offering that may be utilized by the Underwriters to fund any bona fide indemnification claims of the Underwriters arising during a 12 month period following the offering. The escrow account will be interest bearing, and we may invest the assets in low risk investments such as bonds, mutual funds and money market funds. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and principal shareholders (defined as owners of 5% or more of our ordinary shares) have agreed, subject to certain exceptions, to a six-month “lock-up” from the date of his offering with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of six months following the closing of the offering, such persons may not offer, sell, pledge or otherwise transfer or dispose of, directly or indirectly, these securities without the prior written consent of the Underwriters.

The Underwriters have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Underwriters may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of the shares has been negotiated between us and the Underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the Underwriters, for a period of three (3) months from the effective date of the registration statement of which this prospectus forms a part.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the Underwriters or selling group members, if any, participating in this offering and the Underwriters may distribute prospectuses electronically. The Underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the Underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the Underwriters under option to purchase additional shares. The Underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The Underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter or dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because such Underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the Underwriters may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the Underwriters may engage in passive market making transactions in our ordinary shares on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters, their affiliates, directors, officers and employees may at any time purchase, sell, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company and our affiliates. The Underwriters and their affiliates, directors, officers and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The Underwriters are full service financial institution engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriters may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

Selling Restrictions outside the United States

Notice to Prospective Investors in Australia

This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ordinary shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the ordinary shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ordinary shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding Underwriter conflicts of interest in connection with this offering.

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Malaysia

The ordinary shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our ordinary shares be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in Indonesia:

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ordinary shares may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Notice to Prospective Investors in Vietnam:

This offering of ordinary shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ordinary shares will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

Notice to Prospective Investors in Thailand:

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ordinary shares may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

Notice to Prospective Investors in Korea:

The ordinary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ordinary shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ordinary shares may not be resold to Korean residents unless the purchaser of the ordinary shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ordinary shares.

Notice to Prospective Investors in Japan:

The ordinary shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in New Zealand:

This document has not been registered, filed with, or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (New Zealand) (“FMCA”). This document is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain. The Securities are not being offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) other than to a person who is a “wholesale investor” within the meaning of clause 3(2) of Schedule 1 of the FMCA – that is, a person who:

•	is an “investment business” within the meaning of clause 37 of Schedule 1 of the FMCA;
•	meets the “investment activity criteria” specified in clause 38 of Schedule 1 of the FMCA;
•	is “large” within the meaning of clause 39 of Schedule 1 of the FMCA; or
•	is a “government agency” within the meaning of clause 40 of Schedule 1 of the FMCA.

The Securities are not being offered or sold to retail investors in New Zealand.

Notice to Prospective Investors in the European Economic Area:

The units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the units or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the Cayman Islands:

No offer or invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	$22,299
Nasdaq Listing Fee	295,000
Legal Fees and Expenses	1,010,000
Accounting Fees and Expenses	1,120,000
Printing and Engraving Expenses	38,000
Representative’s Out-of-Pocket Expenses	450,000
Transfer Agent, Escrow Agent and Related Expenses	25,000
Miscellaneous Expenses	25,000
Total	$2,985,299

LEGAL MATTERS

Ellenoff Grossman & Schole LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the ordinary shares offered hereby will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the Underwriter by Sidley Austin LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the Underwriter by Tian Yuan Law Firm. Ellenoff Grossman & Schole LLP may rely upon Maples and Calder (Hong Kong) LLP. with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of June 30, 2019 and 2020 and for each of the years then ended included in this prospectus have been so included in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

ASPIRE GLOBAL INC.

ASPIRE GLOBAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Aspire Global Inc.

Shenzhen, China

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aspire Global Inc., its subsidiaries, its variable interest entity ("VIE") and its VIE’s subsidiary ("the Company") as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2020, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

We have served as the Company’s auditor since 2019.

Beijing, China

March 8, 2021, except for Note 2 and Note 16, as to which the date is June 2, 2021 and Note 1 as to which the date is August 25, 2021

ASPIRE GLOBAL INC.

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	June 30,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$59,234,087	$153,046,251
Restricted cash	250,000	450,000
Held-to-maturity investments	89,777,445	9,979,095
Accounts receivable, net	8,046,443	9,300,910
Prepaid expenses and other current assets	1,165,514	1,301,917
Due from related parties	203,904	266,217
Inventories, net	6,682,364	7,241,388
Total current assets	165,359,757	181,585,778
Other assets:
Property, plant and equipment, net	1,168,371	1,994,174
Intangible assets, net	48,279	207,840
Deferred tax assets	215,341	197,023
Other non-current assets	10,045	3,438
Total other assets	1,442,036	2,402,475
Total assets (1)	$166,801,793	$183,988,253
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$12,765,592	$15,615,154
Advance payment from customers	1,920,665	1,671,743
Dividends payable	-	21,912,645
Accrued liabilities and other payables	3,033,175	5,127,926
Due to related parties	73,538,591	72,180,973
Income tax payable	5,040,935	6,393,487
Total current liabilities	96,298,958	122,901,928
Total liabilities (1)	$96,298,958	$122,901,928
Shareholders’ equity:
Equity attributable to owners of the Aspire Global Inc.:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized as of June 30, 2019 and June 30, 2020, respectively; 150,000,000 shares issued and outstanding as of June 30, 2019 and June 30, 2020, respectively)(2)	15,000	15,000
Additional paid-in capital	70,815	70,815
Accumulated other comprehensive loss	(2,448,424)	(4,310,531)
Reserves	11,084,251	13,346,309
Retained earnings	61,781,193	51,964,732
Total shareholders’ equity	70,502,835	61,086,325
Total liabilities and shareholders’ equity	$166,801,793	$183,988,253

(1)	The Company’s consolidated assets as of June 30, 2019 and June 30, 2020 included $76,114,163 and $67,997,537, respectively, of assets of VIE and VIE’s subsidiary, that can only be used to in a manner as agreed by the Wholly Foreign-Owned Enterprise (“WFOE”). Each of the following amounts represent the balances as of June 30, 3019 and June 30, 2020, respectively. These assets include cash and cash equivalents of $48,797,393 and $37,828,990; restricted cash of $250,000 and $450,000; held-to-maturity investments of $9,777,445 and $9,979,095; accounts receivable of $8,046,443 and $8,615,620; prepaid expenses and other current assets of $1,128,508 and $1,281,819; due from related parties of nil and $203,904; inventories of $6,682,364 and $7,241,388; property, plant and equipment, net, of $1,158,345 and $1,988,420; intangible assets, net, of $48,279 and $207,840; deferred tax assets of $215,341 and $197,023; other non-current assets of $10,045 and $3,438. The Company’s consolidated liabilities as of June 30, 2019 and June 30, 2020 included $24,158,138 and $48,024,639, respectively, of liabilities of the VIE and VIE’s subsidiary whose creditors have no recourse to the Company. These liabilities include account payable of $12,765,592 and $15,615,154; advance payment from customers of $352,884 and $ 562,007; dividends payable of nil and $18,080,372; accrued liabilities and other payables of $2,664,623 and $4,526,902; due to related parties of $4,142,973 and $3,782,992; income tax payable of $4,232,066 and $5,457,212. All of the amounts are after eliminations. See further description in Note 1, Organization and Principal Activities.
(2)	Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 16.

See notes to consolidated financial statements.

ASPIRE GLOBAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

	Years ended June 30,
	2019	2020
Revenue	$122,167,011	$79,025,838
Cost of revenue	61,906,228	45,761,941
Gross profit	60,260,783	33,263,897
Operating expenses:
Sales and marketing expenses	2,385,735	3,680,273
Research and development expenses	5,086,879	4,302,005
General and administrative expenses	2,927,718	6,136,905
Total operating expenses	10,400,332	14,119,183
Income from operations	49,860,451	19,144,714
Other income (expense):
Interest income	1,169,542	70,858
Interest expense	(77)	(826)
Exchange gain, net	2,169,326	1,400,746
Investment gain	195,443	2,321,890
Other income (expense)	(2,256,082)	983,489
Total other income (expense), net	1,278,152	4,776,157
Income before income taxes	51,138,603	23,920,871
Income taxes	(8,914,502)	(4,775,731)
Net income	$42,224,101	$19,145,140
Other comprehensive loss
Foreign currency translation adjustments	(2,018,947)	(1,862,107)
Comprehensive income	40,205,154	17,283,033
Net income per ordinary share
Basic and diluted	$0.28	$0.13
Weighted average ordinary shares outstanding: *
Basic and diluted	150,000,000	150,000,000

* Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 16.

See notes to consolidated financial statements.

ASPIRE GLOBAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(IN U.S. DOLLARS)

	Ordinary		Additional			Accumulated other	Total
	shares		paid-in	Retained		comprehensive	shareholders’
	Share	Amounts	capital	earnings	Reserves	loss	equity
Balance, July 1, 2018	150,000,000	$15,000	$70,815	$49,923,465	$3,571,523	$(429,477)	$53,151,326
Net income	-	-	-	42,224,101	-	-	42,224,101
Appropriation to reserves	-	-	-	(7,512,728)	7,512,728	-	-
Dividends declared	-	-	-	(22,853,645)	-	-	(22,853,645)
Foreign currency translation adjustment	-	-	-	-	-	(2,018,947)	(2,018,947)
Balance, June 30, 2019	150,000,000	$15,000	$70,815	$61,781,193	$11,084,251	$(2,448,424)	$70,502,835
Net income	-	-	-	19,145,140	-	-	19,145,140
Appropriation to reserves	-	-	-	(2,262,058)	2,262,058	-	-
Dividends declared	-	-	-	(26,699,543)	-	-	(26,699,543)
Foreign currency translation adjustment	-	-	-	-	-	(1,862,107)	(1,862,107)
Balance, June 30, 2020	150,000,000	$15,000	$70,815	$51,964,732	$13,346,309	$(4,310,531)	$61,086,325

* Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 16.

See notes to consolidated financial statements

ASPIRE GLOBAL INC.

CONSOLISATAED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	Years ended June 30,
	2019	2020
Cash flows from operating activities:
Net income:	$42,224,101	$19,145,140
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	117,059	281,013
Unrealized foreign exchange gain	(2,978,733)	(1,425,126)
Increase in reserve for inventories	-	624,646
Inventories impairment	2,578,484	-
Gain from short-term investments	(195,443)	(2,321,890)
Deferred income tax	(139,641)	12,192
Changes in operating assets and liabilities:
Accounts receivable	6,493,169	(846,891)
Inventories	(393,749)	(1,383,378)
Prepaid expenses and other current assets	2,047,368	(169,412)
Accounts payable	(8,695,202)	3,246,227
Advanced payment from customers	(5,771,564)	(236,669)
Accrued liabilities and other payables	1,128,047	1,823,281
Income tax payable	296,922	1,472,425
Net cash provided by operating activities	$36,710,818	$20,221,558
Cash flows from investing activities:
Purchase of property, plant and equipment	(863,438)	(1,064,568)
Purchase of intangible assets	(37,315)	(191,158)
Purchase of short-term investments	(181,267,637)	(40,097,866)
Maturity of short-term investments	91,604,613	122,285,052
Net cash (used in)/provided by investing activities	$(90,563,777)	$80,931,460
Cash flows from financing activities:
Payment made for dividends	(23,039,730)	(4,558,534)
Advances from related parties	65,009,638	31,382
Repayment of related parties	(54,080,706)	(1,252,172)
Net cash used in financing activities	$(12,110,798)	$(5,779,324)
Effect of exchange rate on cash and cash equivalents	$101,133	$(1,361,530)
Net (decrease) increase in cash and cash equivalents	(65,862,624)	94,012,164
Cash, cash equivalents and restricted cash - beginning of year	125,346,711	59,484,087
Cash, cash equivalents and restricted cash- end of year	$59,484,087	$153,496,251
Reconciliation to amounts on consolidated balance sheets :
Cash and cash equivalents	59,234,087	153,046,251
Restricted cash	250,000	450,000
Total cash, cash equivalents and restricted cash	$59,484,087	$153,496,251
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8,802,715	$3,309,964

See notes to consolidated financial statements.

Aspire Global Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Aspire Global Inc. ("Aspire" or the "Company") was incorporated under the laws of the Cayman Islands on January 30, 2020 as an exempted company with limited liability.

Aspire owns a 100% equity interest in Aspire Global Holdings Limited, a business company incorporated under the laws of the British Virgin Islands ("BVI") on February 13, 2020.

Aspire Global Holdings Limited owns a 100% equity interest in DEC (HK) Technology Co., Limited ("DEC"). DEC was incorporated in accordance with the laws and regulations of Hong Kong on March 15, 2012.

Aspire Global Holdings Limited also owns a 100% equity interest in Aspire International Hong Kong Limited. Aspire International Hong Kong Limited was incorporated in accordance with the laws and regulations of Hong Kong on July 6, 2020.

Aspire Global Holdings Limited further owns a 100% equity interest in Aspire Science and Technology Limited. Aspire Science and Technology Limited was incorporated in accordance with the laws and regulations of Hong Kong on December 9, 2016.

Eigate (Shenzhen) Electronic Technology Co., Limited ("Eigate (Shenzhen)") was formed on September 30, 2020 as a Wholly Foreign-Owned Enterprise ("WFOE") in the People’s Republic of China ("PRC"), with registered capital of $500,000. Aspire International Hong Kong Limited owns a 100% equity interest in Eigate (Shenzhen) Electronic Technology Co., Limited.

Shenzhen Yi Jia Technology Co., Limited ("Shenzhen Yi Jia") was incorporated in China on June 8, 2010 under the laws of the People’s Republic of China (the "PRC" or "China"). Shenzhen Yi Jia is engaged in e-cigarette manufacturing.

Shenzhen Yi Jia owns a 100% equity interest in Dongguan Enliqi Electronic Technology Co., Limited. Dongguan Enliqi Electronic Technology Co., Limited was incorporated in China on October 24, 2019 under the laws of the People’s Republic of China (the "PRC" or "China"), which provides material processing services to Shenzhen Yi Jia.

Aspire does not engage in any active operations and merely acts as a holding company.

The Company, through its wholly-owned PRC subsidiary, VIE and VIE’s subsidiary, manufactures and sells electronic cigarettes principally through export to overseas customers. The Company’s PRC operating subsidiary was established in 2010 and now has more than 820 employees and over 10,000 square meters of production space. The Company created the ASPIRE brand in 2013 and has various patents and certifications aimed at the electronic cigarette market.

Reorganization

On September 30, 2020, Eigate (Shenzhen) entered into a series of contractual arrangements with Shenzhen Yi Jia and the shareholders of Shenzhen Yi Jia who collectively held 100% of the shares in Shenzhen Yi Jia, including an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, a Equity Interest Pledge Agreement, and Power of Attorney (collectively "VIE Agreements"). The Chairman of the Company, Tuanfang Liu, holds a 95% equity interest in Shenzhen Yi Jia and his cousin, Yuli Liu, holds the remaining 5% in Shenzhen Yi Jia.

The principal terms of the contractual arrangements are further describe below :

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooporation agreement amongst Shenzhen Yi Jia and Eigate (Shenzhen) effective on September 30, 2020, Eigate (Shenzhen) agrees to provide Shenzhen Yi Jia with services, including technical development, technical support, management consultation, marketing and promotional services and other related services on an exclusive basis. Shenzhen Yi Jia agrees to pay specified service fees to Eigate (Shenzhen) as consideration for the services provided by Eigate (Shenzhen). The term of this agreement is thirty years and will be automatically be extended for another thirty years unless Eigate (Shenzhen) agrees to terminate in writing before expiration.

Exclusive Option Agreement

Pursuant to the exclusive option agreement amongst Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders granted the Eigate (Shenzhen) an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Shenzhen Yi Jia then held by the shareholders once or at multiple times at any time in part or in whole at Eigate (Shenzhen)’s sole and absolute discretion to the extent permitted by Chinese laws.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement amongst Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders agree to pledge the 100% equity interest in Shenzhen Yi Jia, representing RMB 500,000 in the registered capital of Shenzhen Yi Jia, as security for performance of all the contractual obligations of shareholders and Shenzhen Yi Jia, and payment of all the direct, indirect and derivative losses and losses of anticipated profits suffered by Eigate (Shenzhen) in event of default on the part of shareholders or Shenzhen Yi Jia. Shenzhen Yi Jia agrees that shareholders pledge the equity interest to Eigate (Shenzhen) pursuant to this agreement. The pledge remain effective until all contracual obligations have been fully performed and all losses from event of default has been fully paid.

Power of Attorney

Pursuant to an irrevocable power of attorney effective on September 30, 2020, the shareholders of Shenzhen Yi Jia have each appoint the Eigate (Shenzhen) to act on behalf of themselves with repect to all rights and matters concerning their shareholding, including without limitation to attend shareholders’ meeting, exercise all of shareholder’s rights and voting rights, handling shares, represent themselves as shareholders, appoint or remove senior management, and amend articles of association. The power of attorney shall be irrevocable and continously effective during the period that they are shareholders of Shenzhen Yi Jia.

These agreements are designed to provide Eigate (Shenzhen) with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of Shenzhen Yi Jia, including major control rights and the rights to the assets, property, and revenue of Shenzhen Yi Jia. All the above contractual arrangements obligate Eigate (Shenzhen) to absorb all of the risk of loss from business activities of Shenzhen Yi Jia and entitle Eigate (Shenzhen) to receive all of their residual returns. In essence, Eigate (Shenzhen) has gained effective control over Shenzhen Yi Jia. Therefore, the Company believes that Shenzhen Yi Jia should be considered as a Variable Interest Entity ("VIE") under the Statement of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 810 "Consolidation".

The above-mentioned transactions, including the entry into the VIE Agreements, the share issuances, share re-designation, and share transfers, were considered a reorganization of the Company (the "Reorganization"). After the Reorganization, Aspire ultimately owns 100% of Shenzhen Yi Jia through the VIE Agreements. In accordance with ASC 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controls all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries and VIE have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years shall also be retrospectively adjusted to furnish comparative information.

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in the Cayman Islands, PRC, Hong Kong and British Virgin Islands ("BVI"). Details of the subsidiaries of the Company as of June 30, 2020 were set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Aspire Global Inc.	January 30, 2020	Cayman Islands	Parent Company	Investment Holding
Aspire Global Holdings Limited	February 13, 2020	BVI	100%	Investment Holding
Aspire International Hong Kong Limited	July 6, 2020	Hong Kong	100%	Investment Holding
Aspire Science and Technology Limited	December 9, 2016	Hong Kong	100%	Sales and Marketing
DEC (HK) Technology Co., Limited	March 15, 2012	Hong Kong	100%	Sales and Marketing
Eigate (Shenzhen) Electronic Technology Co., Limited	September 30, 2020	PRC	100%	Consulting
Shenzhen Yi Jia Technology Co., Limited	June 8, 2010	PRC	VIE	Electronic Cigarette Manufacturing
Dongguan Enliqi Electronic Technology Co., Limited	October 24, 2019	PRC	Nil	Material processing

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and the shareholders of its VIE are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

The Company may, at its discretion and subject to statutory limits and restrictions, provide financial support to its PRC VIE through loans.

The following financial statement balances of the VIE for which the Company is the primary beneficiary and its subsidiary before intercompany elimination as of the years ended:

	June 30,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$48,797,393	$37,828,990
Restricted cash	250,000	450,000
Held-to-maturity investments	9,777,445	9,979,095
Accounts receivable (1)	26,184,788	48,931,457
Prepaid expenses and other current assets	1,128,508	1,281,819
Due from related parties	-	203,904
Inventories	6,682,364	7,241,388
Total current assets (1)	92,820,498	105,916,653
Other assets:
Property, plant and equipment, net	1,158,345	1,988,420
Intangible asset, net	48,279	207,840
Deferred tax assets	215,341	197,023
Other non-current assets	10,045	3,438
Total other assets	1,432,010	2,396,721
Total assets (1)	$94,252,508	$108,313,374
Liabilities:
Current liabilities
Accounts payable	$12,765,592	$15,615,154
Advance payment from customers	352,884	562,007
Dividend payable	-	18,080,372
Accrued liabilities and other payables	2,664,623	4,526,902
Due to related parties	4,142,973	3,782,992
Income tax payable	4,232,066	5,457,212
Total current liabilities	24,158,138	48,024,639
Total liabilities	$24,158,138	$48,024,639

(1)	The following provides intercompany eliminations as of the years ended:

	As of June 30, 2019
	Before Elimination	Elimination	After Elimination
Accounts receivable	$26,184,788	$(18,138,345)	$8,046,443
Total current assets	92,820,498	(18,138,345)	74,682,153
Total assets	94,252,508	(18,138,345)	76,114,163

	As of June 30, 2020
	Before Elimination	Elimination	After Elimination
Accounts receivable	$48,931,457	$(40,315,837)	$8,615,620
Total current assets	105,916,653	(40,315,837)	65,600,816
Total assets	108,313,374	(40,315,837)	67,997,537

Consolidating Statements of Income Information

	Year ended June 30,
	2019	2020
Revenue	$3,310,416	$118,856,595
Cost of revenue	-	(61,906,228)
Gross profit	3,310,416	56,950,367
Operating Expenses	(1,321,518)	(9,078,814)
Income before income taxes	3,016,045	48,122,558
Net income	2,393,756	39,830,345

Consolidating Cash Flows Information

	Year ended June 30,
	2019	2020
Net cash provided by operating activities	$24,512,699	$(3,515,765)
Net cash (used in)/provided by investing activities	(10,561,659)	(1,086,826)
Net cash used in financing activities	(19,036,494)	(4,800,706)
Net (decrease) increase in cash and cash equivalents	(4,980,714)	(10,768,403)
Cash, cash equivalents and restricted cash - beginning of year	54,028,107	49,047,393
Cash, cash equivalents and restricted cash- end of year	49,047,393	38,278,990

Although the assets and liabilities of the VIE and the VIE’s subsidiary are included in the Company’s consolidated financial statements, the cash and cash equivalents and other assets of the VIE and the VIE’s subsidiary may only be used as the WFOE may approve. The Company has no liability or obligation with respect to the liabilities of the VIE and the VIE’s subsidiary.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. During 2020, the disease was reported to have spread to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in much of the world. Since the Company’s products are sold worldwide, the COVID-19 outbreak has materially adversely affected the Company’s business operations and financial condition and operating results for 2020, including but not limited to material negative impact to the Company’s total revenue.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of the Company’s product live. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its personnel, social distancing, and securing the supply of materials that are essential to the Company’s production process. The Company will continue to follow the various government policies and advice and, in parallel, the Company may take further actions that the Company determine are in the best interests of its employees, customers, and business relationships.

From the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, the Company’s factory production was slowed down due to the COVID-19 pandemic in China. This slowdown in production resulted in a near-total stoppage of the Company’s business during this nearly 4-month time period, including most sales activities. In addition, since the Company’s products are generally sold in stores such as grocery stores, convenience stores and tobacco stores, to the extent that either the stores are closed as a result of government actions or consumers are reluctant to go shopping because of the COVID-19 pandemic, retail sales of the Company’s products sufferred.

The extent to which the COVID-19 impacts the Company’s operations on an ongoing basis is highly uncertain. It will depend on various factors including the duration and severity of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The operating results for the years ended June 30, 2019 and June 30, 2020 may not be indicative of the future operating results in light of the uncertain impact COVID-19 could have on the Company's business.

E-cigarette Regulation

Regulation regarding e-cigarette varies across countries, from no regulation to a total ban. The legal status of e-cigarette is currently pending in many countries. But as e-cigarettes have become more and more popular recently, many countries are considering imposing more stringent law and regulations to regulate this market. Changes in existing law and regulations and the imposition of new laws, regulation in countries and regions that our major customers located in may adversely affect our business.

The Federal Food, Drug, and Cosmetic Act requires all Electronic Nicotine Delivery Systems ("ENDS") products manufacturers that market products in U.S. to submit Premarket Tobacco Product Applications ("PMTA") with Food and Drug Administration ("FDA"). For ENDS products that were first distributed in the U.S. market between February 15, 2007 and August 8, 2016, a PMTA is required to be submitted to the FDA as Existing ENDS Products by September 9, 2020; for ENDS product that were not distributed or on sale in U.S. market prior to or as of August 8 2016, a PMTA is required as New ENDS products before introducing them into U.S. market. The Company has submitted PMTA filing for one ENDS product, and the submitted product will generally be allowed to remain on market for one year. However, even with submission of PMTA application, the FDA may reject the Company’s application and may prevent the Company’s ENDS products from being sold in U.S., which will adversely affect the Company’s business.

The European Commission issued the Tobacco Products Directive (the “TPD”), which became effective on May 19, 2014 and became applicable in the European Union member states on May 20, 2016. The TPD regulates e-cigarettes on the packaging, labelling and ingredients of the products on European Union market, the creation of smoke-free environments, tax measures and activities against illegal trade and anti-smoke campaigns. Member states of the European Union are required to ensure that advertisements for any tobacco related product are prohibited, and no promotion shall be made as to those devices with an intention to promote e-cigarettes. For the e-cigarettes released after May 20, 2016, TPD requires e-cigarette manufacturers to submit product sales applications to the regulatory market six months in advance, and ensure their products can meet the TPD requirements before they can be released. The Company has complied with TPD requirement that for all the products sold in Europe.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Stock dividend

On May 12, 2021, the Company effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share and per share information has been retroactively adjusted to reflect the stock dividend. Refer to Note 16.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE, and subsidiary of its VIE. All inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment and intangible asset, impairment of long-lived assets, and deferred cost. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes currency on hand, deposits held by banks that can be added or withdrawn without limitation and highly liquid investments with maturities less than three months.

Restricted cash

Restricted cash refers to cash that is held onto by the Company for specific reasons and is, therefore, not available for immediate ordinary business use. This consists primarily of security deposits held at the Bank of China as guarantee on certain investment products.

Fair Value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Held-to-Maturity investments

All investments with original maturities less than twelve months, and investments are not readily convertible to known amount of cash are classified as short-term investments. Investments that are expected to be realized in cash during the next twelve months are also included in short-term investments.

The Company accounts for short-term investments in accordance with ASC Topic 320, Investment- Debt securities ("ASC 320"). The Company classifies the short-term investments in debt as "held-to-maturity", whose classification determines the respective accounting methods, stipulated by ASC 320. Investment incomes are included in earnings. Any realized gains and losses on the sale of the short-term investments are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized.

Securities that the Company has positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost basis is other-than-temporary, in accordance with ASC 320. Other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt securities amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Receivable balances are written off when they are deemed uncollectible.

The Company maintains an allowance for potential credit losses on accounts receivable. The Company reviews accounts receivable on periodic basis, and makes 80% of general provision for accounts receivable aged between 1.5 years to 2 years, and 100% for balances aged over 2 years, and makes specific provision when there is doubt as to collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, the customer’s current credit-worthiness and current economic trend. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories consist principally of raw materials, work-in-process, and finished goods. Inventories are stated at the lower of cost or net realizable value. The cost of an inventory item is determined using the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed net realizable value, the Company will record reserve for the difference between the cost and the net realizable value. The net realizable value is determined based on the estimated selling price, in the ordinary course of business, less estimated costs to complete or dispose.

Property, plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets from the time the assets are placed in service. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. Gains or losses on dispositions of property, plant and equipment are included in operating income or expense.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Machinery and motor vehicle	5 - 10 years
Office and other equipment	3 - 5 years
Leasehold improvement	2 years

Intangible assets, net

Intangible asset with finite lives is stated at cost less accumulated amortization and impairment loss, if any. Intangible asset with finite lives is amortized using the straight-line method over the estimated economic lives. The Company’s principal intangible assets are patents on atomizers, batteries, packaging and trademarks. These are all amortized over 10 years. The Company also has a software intangible asset which is amortized over 5 years.

Accounts Payable

Accounts payable represents payables to suppliers. As at June 30, 2019, all suppliers were PRC suppliers. As at June 30, 2020, $33,197 payable balances are related to overseas suppliers, remaining are all PRC suppliers.

Advance Payment from Customers

Advance payments represent deposits received from customers after an order has been placed but before a product has been shipped. The Company’s normal policy is to require a customer deposit of 30% of purchase price upon placement of sales order, although the Company exempts certain customers from this requirement.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the years ended June 30, 2019 and 2020.

Revenue Recognition

The Company sells its products to customers around the world and recognizes revenue in accordance with the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue is recognized when control of goods has transferred to customers. For the majority of the Company’s customer arrangements, control transfers to customers at a point-in-time when goods have been delivered to the pickup location specified by the customer or a forwarder appointed by the customer as that is generally when legal title, physical possession and risks and rewards of goods transfers to the customer.

Revenue is recognized at the transaction price based on the purchase order as adjusted for the anticipated rebates, discounts and other sales incentives. When determining the transaction price, management estimates variable consideration applying the portfolio approach practical expedient under ASC 606. The main sources of variable consideration for the Company are customer rebates, trade promotion funds, and cash discounts. These sales incentives are recorded as a reduction of revenue at the time of the initial sale using the most-likely amount estimation method. The most-likely amount method is based on the single most likely outcome from a range of possible consideration outcomes. The range of possible consideration outcomes are primarily derived from the following inputs: sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Because the Company serves numerous markets, the sales incentive programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives.

There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction of revenue based on anticipated sales returns that occur in the normal course of business. The Company has elected to present revenue net of sales taxes, VAT and other similar taxes.

The Company’s warranties are of an assurance-type and come standard with all Company products to cover repair or replacement should product not perform as expected. The Company offers warranty for all major products, including all types of E-vapor kits, atomizers, replacement coils and mods, but no warranty for accessories such as spare parts or packaging consumables. The Company generally offers 90 days warranty period from date of purchase for products sold to all regions, but from May 2019, the Company offers six months warranty period from date of purchase for products sold to UK and France. The warranty offers refund or replacement of products for manufacturer defective items, dead on arrival items and items that do not appear the same as listed on website, and exclude damaged goods caused by misuse or unauthorized repair. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and recovery from suppliers. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty costs. The Company estimates the actual historical warranty claims coupled with an analysis of unfulfilled claims to record a liability for specific warranty purposes. As of June 30, 2020 and 2019, products returned for repair or replacement have been immaterial. Accordingly, a warranty liability has not been deemed necessary.

For both years ended June 30, 2019 and June 30, 2020, 99% of the Company’s sales were done offline directly with customers, the majority of whom are distributors. Online retail sales were done through Chinese portals such as Taobao.com and JD.com. From November 2019 the Company no longer markets its products in the PRC through internet portals.

For offline customers, the Company’s policy is to require a deposit of 30% of the purchase price upon the customer placing an order. The remaining balance is required to be paid before shipment. Certain long-standing customers are exempt from deposits and are granted credit of up to 180 days.

For both years ended June 30, 2019 and June 30, 2020, more than 80% of the Company’s sales were exported outside of China and Hong Kong. For both years, the Company exported to more than 20 countries including the United States, Canada and many European countries.

Disaggregated Revenue

In accordance with ASC 606-10-50-5, the Company has taken into consideration of nature, amount, timing, and uncertainty of revenue and cash flows, and has determined to disaggregate its net sales by whether the products are Aspire branded or not, as it is important information for the Company to make resource allocation decisions. The net sales disaggregated by products branded for the years ended June 30, 2020 and June 30, 2019 were as follows:

Net sales by products branded	Years ended June 30,
	2019	2020
Aspire branded	$121,421,151	$76,443,674
OEM and ODM	745,860	2,582,164
Total	$122,167,011	$79,025,838

“OEM” represents original equipment manufacturing products, and “ODM” represents original design manufacturing products.

Cost of Revenue

Cost of revenue for the years ended June 30, 2019 and June 30, 2020 consisted primarily of materials used in the production process such as plastics, direct salary and benefits expenses associated with the manufacturing. Overhead, including factory rental expense and machinery depreciation, was also included in cost of revenue.

Research and Development Expenses

Research and development costs are expensed as incurred and relate to the Company’s research and development of new products and to the improvement of existing products.

Interest Income

For the years ended June 30, 2019 and June 30, 2020, interest income related to interest on bank deposits and time deposits.

Investment Gain

This represents the Company’s realized gain on its held-to-maturity investment for years ended June 30, 2019 and June 30, 2020. Held-to-maturity are financial instruments that the Company has the intent and ability to hold to maturity and are reported net of any related amortization. Held-to-maturity investment are not remeasured to fair value on a recurring basis.

Other Income (Expense)

Other expense for the year ended June 30, 2019 was principally a one-time expense of $2,578,484 from typhoon-related damage to the Company’s inventories.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax positions as of June 30, 2019 and 2020.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar ("USD"). The functional currency of the Company’s entities located in China is the Renminbi ("RMB"). The functional currency of the Company’s entities located in Hong Kong is the Hong Kong Dollar ("HKD"). For the entities whose functional currency is the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currencies at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translations of amounts from RMB and HKD into USD were made at the following exchange rates for the respective dates and periods:

	At June 30,
	2019	2020
Consolidated balance sheets :
RMB to $1.00	6.8747	7.0795
HKD to $1.00	7.8152	7.7504

Consolidated statements of operations and comprehensive income :
RMB to $1.00	6.8182	7.0198
HKD to $1.00	7.8404	7.7953

Earnings Per Share

The Company computes earnings per share ("EPS") in accordance with ASC 260, "Earnings per Share" ("ASC 260"). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (for example, convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The Company has no dilutive securities as of and for the years ended June 30, 2019 and 2020.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in USD is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker ("CODM") for making decisions, allocating resources, and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company’s CODM reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and has determined that the Company has only one reportable segment. Notwithstanding the Company has customers located around the world, the Company’s long-lived assets and management are all located substantially in the PRC and management operates its business as a single segment.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, immediate family members of principal owners of the Company and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 14.

Recent Accounting Pronouncements

As an emerging growth company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Accounting pronouncements adopted during the year ended June 30, 2020

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU does not provide a definition of restricted cash or restricted cash equivalents. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. As a result of this update, restricted cash are included within cash and cash equivalents on the statements of consolidated cash flows.

Accounting pronouncements not yet effective

In June 2016, the FASB amended guidance related impairment of financial instruments as part of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. For public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies (SRCs) as defined by the SEC, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities, including SRCs, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, "Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which simplifies how an entity is required to test goodwill for impairment by eliminating step two from the goodwill impairment test. Step two of the goodwill impairment test measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with its carrying amount. The new guidance is effective prospectively for us for the year ending June 30, 2021. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In November 2018, the FASB issued ASU 2018-18, "Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606," which clarifies that elements of collaborative arrangements could qualify as transactions with customers in the scope of ASC 606. The amendments require the application of existing guidance to determine the units of account in collaborative arrangement for purposes of identifying transactions with customers. For transactions outside the scope of ASC 606, companies can apply elements of ASC 606 or other relevant guidance by analogy, or apply a reasonable accounting policy if there is no appropriate analogy. ASU 2018-18 is effective retrospectively for us for the year ending June 30, 2021. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In April 2019, the FASB issued ASU 2019-04, "Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments", which provides narrow-scope amendments to clarify and improve guidance within the standards on credit losses, hedging, and recognition and measurement of financial instruments. Apart from the amendments to ASU 2016-13 mentioned above, the SAU also included subsequent amendments to SAU 2016-01. We do not expect that the adoption of this guidance will have a material impact on the financial position, results of operations and cash flow.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. FASB delayed the effective date for non-public companies (including smaller reporting companies and emerging growth companies as defined by the SEC) with ASU 2020-05 to be effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company plans to adopt the ASU on July 1, 2022 and is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

Concentration and Risks

Risks and Uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed above, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Customer and Supplier Concentration

(a) Customers

For the years ended June 30, 2019 and 2020, the Company’s major customers, who accounted for more than 10% of the Company’s consolidated revenue, were as follow:

	Year Ended June 30,
	2019	2020
Major Customers
A	31%	41%
B	22%	11%
C	10%	*

*Represents less than 10% of consolidated revenue.

(b) Suppliers

For the years ended June 30, 2019 and 2020, the Company’s suppliers, who accounted for more than 10% of the Company’s total purchases, were as follows:

	Year Ended June 30,
	2019	2020
Major Suppliers
D	10%	*

*Represents less than 10% of consolidated purchases.

Currency Controls and Credit Risk

Much of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions require submitting a payment application form together with suppliers’ invoices, shipping documents, and signed contracts.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

3.	CASH AND CASH EQUIVALENTS

Below is a breakdown of the Company’s cash balances in banks for both years, both by geography and by currencies (translated into U.S. dollars):

By Geography:	As of June 30,
	2019	2020
Cash in PRC	$48,797,393	$37,828,990
Cash in HK	10,436,694	115,217,261
Total	$59,234,087	$153,046,251
By Currency:
RMB	$19,683,156	$20,422,760
USD	39,467,065	132,560,401
HKD	42,373	55,634
GBP	27,636	1,692
EUR	9,627	1,707
CAD	4,230	4,057
Total	$59,234,087	$153,046,251

"HKD" refers to Hong Kong dollars, "GBP" refers to British pounds, "EUR" refers to Euros, and "CAD" refers to Canadian dollars.

4.	FAIR VALUE MEASUREMENT

As of June 30, 2019 and 2020, information about inputs into the fair value measurement of the Company’s assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows :

		Fair value measurement at reporting date using
Description	Fair value as of June 30,2019	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets :
Cash and cash equivalents	$59,234,087	$59,234,087	-	-
Restricted cash	250,000	250,000	-	-
Total assets:	$59,484,087	$59,484,087	-	-

		Fair value measurement at reporting date using
Description	Fair value as of June 30,2020	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets :
Cash and cash equivalents	$153,046,251	$153,046,251	-	-
Restricted cash	450,000	450,000	-	-
Total assets:	$153,496,251	$153,496,251	-	-

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters.

Accounts receivable, prepaid expenses, other receivables and due from related parties are financial assets with carrying values that approximate to fair value due to their short-term nature. Accounts payable, advance payment from customers, accrued liabilities and other payables and due to related parties are financial liabilities with carrying values that approximate to fair value due to their short-term nature. The Company classifies the valuation technique that uses these inputs as Level 2 in the fair value hierarchy.

5.	HELD-TO-MATURITY INVESTMENT

The Company's held-to-maturity investments mainly consist of wealth investment products from bank and certificate of deposits which are stated at amortized cost. The Company has the intent and ability to hold to maturity and are reported net of any related amortization. The Company intends to hold this investment until maturity and they are not remeasured to fair value on a recurring basis. The gains and losses on this investment are recorded in the Income Statement under "Investment Gain".

	As of June 30, 2019
	Cost or Amortised Cost	Gross unrecognized holding gains	Gross unrealized gains	Fair Value
Held-to-maturity debt investments in USD	$89,777,445	$821,740	-	$90,599,185

	As of June 30, 2020
	Cost or Amortised Cost	Gross unrecognized holding gains	Gross unrealized gains	Fair Value
Held-to-maturity debt investments in USD	$9,979,095	$3,945	-	$9,983,040

The entire balance of the held-to-maturity investments presented on the balance sheet as of June 30, 2020 of $9,979,095 matures on September 23, 2020.

6.	ACCOUNTS RECEIVABLE

As of June 30, 2019 and 2020, accounts receivable consisted of the following:

	As of June 30,
	2019	2020
Accounts receivable – gross	$8,046,443	$9,300,910
Allowance for doubtful accounts	-	-
Accounts receivables, net	$8,046,443	$9,300,910

The Company recorded no bad debt expense for both years ended June 30, 2019 and 2020.

Breakdown of accounts receivable by both foreign and domestic customers for both years is as follows:

	As of June 30,
	2019	2020
Foreign	$7,645,192	$6,032,455
Domestic	401,251	3,268,455
Accounts receivables, net	$8,046,443	$9,300,910

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of June 30, 2019 and 2020, prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2019	2020
Prepayments	$674,981	$672,506
Deposit	29,871	19,315
Export tax refund	242,845	449,550
Others	217,817	160,546
Total	$1,165,514	$1,301,917

Prepayments primarily consist of prepayment for raw materials and consulting services provided by suppliers.

8.	INVENTORIES

As of June 30, 2019 and 2020, inventory which is held by the VIE and the VIE’s subsidiary consisted of the following:

	As of June 30,
	2019	2020
Raw materials	$2,439,704	$3,198,637
Work-in-process	3,242,313	3,527,577
Finished goods	1,000,347	1,134,552
Inventories	$6,682,364	$7,860,766
Less : reserve	-	(619,378)
Total	$6,682,364	$7,241,388

In the year ended June 30, 2019, the Company incurred a $2.6 million charge as a result of an inventory loss resulting from a typhoon, which was recorded in other expenses in the consolidated statement of operations and comprehensive income.

9.	PROPERTY, PLANT AND EQUIPMENT, NET

As of June 30, 2019 and 2020, property and equipment consisted of the following:

	As of June 30,
	2019	2020
Machinery and motor vehicle	$1,305,559	$2,235,185
Leasehold improvement	1,168	1,178
Office and other equipment	135,636	268,640
	1,442,363	2,505,003
Less: accumulated depreciation	(273,992)	(510,829)
Total	$1,168,371	$1,994,174

For the years ended June 30, 2019 and 2020, depreciation expense amounted to $113,453 and $248,967, respectively.

10.	ACCOUNTS PAYABLE

Account payable balances as of June 30, 2019 and 2020 consisted of balances related to suppliers.

Breakdown of accounts payable by both foreign and domestic customers for both years is as follows:

	As of June 30,
	2019	2020
Domestic	$12,765,592	$15,581,957
Foreign	-	33,197
Total	$12,765,592	$15,615,154

11.	ACCRUED LIABILITIES AND OTHER PAYABLES

As of June 30, 2019 and 2020, accrued liabilities and other payables consisted of the following:

	As of June 30,
	2019	2020
Accrued salaries and related benefits	$2,408,827	$4,168,234
Freight payable	247,326	188,067
Sales commission payable	158,745	51,837
Automobile purchase payable	120,005	-
Labor dispaching services fee	-	291,778
Taxes other than income tax payable	10,263	51,658
Others	88,009	376,352
Total	$3,033,175	$5,127,926

12.	DIVIDENDS PAYABLE

Dividends payable represents two separate dividends declared by the Company and/or its subsidiaries but not yet paid as of June 30, 2019 and 2020, net of any withholding taxes. The dividends were declared by the Company’s present subsidiaries to its then stockholders prior to the reorganization of the Company. A breakdown is as follows:

	As of June 30,
	2019	2020
Dividends declared	$22,853,645	$26,699,543
Dividends paid	(23,039,730)	(4,558,534)
Exchange difference	186,085	(228,364)
Total	$-	$21,912,645

The Company’s subsidiaries declared and paid two separate dividends during the year ended June 30, 2019, which consist of Dividend #1 of $18,880,530 declared in December 2018 and paid in January 2019, $3,813,322 out of Dividend #1 paid was withholding individual income tax, and Dividend #2 of $3,973,115 declared and paid in June 2019. There is no dividends payable balance as of June 30, 2019.

The Company declared two separate dividends during the year ended June 30, 2020, which consist of Dividend #3 of $22,867,270 declared in December 2019 and the amount after withholding individual income tax $18,080,372, remained unpaid as of June 30, 2020. The payout date for remaining part of Dividend #3 is September 15, 2020. For payout of Dividend #4 of $3,832,273 of a HK subsidiary declared in June 2020, as the bank requires the management’s physical presence in arranging the payment, while the Hong Kong-mainland China border is yet to reopen due to COVID-19 epidemic, the payout date is to be determined upon the reopen of border.

13.	INTEREST INCOME

A breakdown is as follows by currency (translated into US Dollars) and geography:

By Geography:	Years ended June 30,
	2019	2020
HK	$1,023,422	$11,672
PRC	146,120	59,186
Total	$1,169,542	$70,858

By Currency:
USD	$1,038,961	$16,298
RMB	130,581	54,560
Total	$1,169,542	$70,858

14.	RELATED PARTY TRANSACTIONS

a) The table below sets forth the major related parties and their relationships with the Company:

Name of related parties and Relationship with the Company
-Tuanfang Liu is the Chairman of the Company.
-Jiangyan Zhu is the wife of the Chairman of the Company.
-Yuanfang Liu is the brother of the Chairman of the Company
-Eigate (Hong Kong) Technology Co., Limited is a company wholly owned and controlled by the Chairman of the Company.
-Shenzhen Changdexin Plastic Mold Co., Limited, is a supplier owned and controlled by Yuanfang Liu, the brother of the Chairman of the Company

b) The Company had the following related party balances due to related parties:

	As of June 30,
	2019	2020
Eigate (Hong Kong) Technology Co., Limited	$60,000	$-
Jiangyan Zhu	23,149,321	23,167,666
Tuanfang Liu	50,111,079	49,013,307
Yuanfang Liu	218,191	-
Total	$73,538,591	$72,180,973

As of June 30, 2019 and 2020, all of the related party balances were unsecured and was interest-free, has no due date and is repayable on demand.

c) Due to related parties balances mainly represent loans from related parties to the Company. For the years ended June 30, 2019 and 2020, there were $65,009,638 and $31,382 proceeds from related parties to the Company respectively, and $54,080,706 and $1,252,172 repayment to related parties from the Company, respectively. These advances were mainly for purchasing wealth management products, and repayments were made gradually with maturity of these wealth management products.

d) Due from related parties of the Company was Eigate (Hong Kong) Technology Co., Limited. As of June 30, 2019 and 2020, the balance due from Eigate (Hong Kong) Technology Co., Limited was $203,904 and $266,217 respectively. These balances were all short-term in nature, non-interest bearing, unsecured, have no due date and are repayable on demand.

e) The Company purchased plastic molds from Shenzhen Changdexin Plastic Mold Co., Limited. As of June 30, 2019 and 2020, the accounts payable was $10,551 and $107,454 respectively. For the years ended June 30, 2019 and 2020, the purchases from Shenzhen Changdexin Plastic Mold Co., Limited was $301,476 and $474,181 respectively.

15.	INCOME TAXES

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands ("BVI")

The Company has a subsidiary that was incorporated in the BVI. Under the current laws of the BVI, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the BVI.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the "Bill") which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar ("HKD") of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%.

PRC

Generally, companies which are incorporated in the PRC, are subject to enterprise income tax on their taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. For period from July 2018 to December 2018 and period from January 2020 to June 2020, Shenzhen Yi Jia had been qualified as "high and new technology enterprises" and enjoys a preferential income tax rate of 15%. Other than above-mentioned period, Shenzhen Yi Jia was subject to enterprise income tax of 25%.

For the years ended June 30, 2019 and 2020, income before income taxes consist of:

	Years ended June 30,
	2019	2020
PRC	$48,122,558	$18,126,534
Non-PRC	3,016,045	5,794,337
Total	$51,138,603	$23,920,871

For the years ended June 30, 2019 and 2020, income taxes consist of:

	Years ended June 30,
	2019	2020
Current income tax	$9,054,143	$4,763,539
Deferred income tax	(139,641)	12,192
Total	$8,914,502	$4,775,731

The reconciliation of the actual income taxes to the amount of tax computed by applying the aforementioned statutory tax rate to pre-tax income is as follows:

	Years ended June 30,
	2019	2020
Expected taxation at PRC statutory rate	$12,784,651	$5,980,218
Tax effect of PRC preferential tax rates	(3,325,418)	(966,231)
Effect of income tax rate different in other jurisdictions	(277,409)	(513,685)
Effect of tax rate changes on deferred taxes	(51,656)	84,356
Non-deductible expenses	815,878	1,064,665
Tax effect of super deduction and others	(674,267)	(495,452)
Non-taxable income	(294,782)	(386,243)
Change in valuation allowance	-	22,638
Others	(62,495)	(14,535)
Income tax expense	$8,914,502	$4,775,731

As of June 30, 2020, there is a net operating loss of RMB635,661 arose from Dongguan Enliqi Electronic Technology Co., Limited, which can be carried forward to offset future taxable income and will expire during the period from year 2021 to 2025.

Deferred tax assets and liabilities represent the future effects on income taxes that result from temporary differences and carryforwards that exist at the balance sheet date, and are measured using enacted rates and provisions of the tax law. Deferred tax assets are recognized for deductible temporary differences as well as tax attributes.

The tax effects of temporary differences that gave rise to the deferred tax balances at June 30, 2019 and 2020 are as follows :

Deferred tax assets	As of June 30,
	2019	2020
Employee benefits	$215,341	$104,116
Inventory valuation allowance	-	92,907
Net operating loss carry-forward	-	22,638
	215,341	219,661
Less: valuation allowance	-	(22,638)
Total	$215,341	$197,023

The Company elects to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of operations and comprehensive income. As of the years ended June 30, 2019 and 2020, there was no significant impact from tax uncertainties on the Company’s financial position and result of operations. The total amount of interest and penalties accrued in each year was immaterial. The Company does not expect the amount of unrecognized tax benefits would increase significantly in the next 12 months.

In accordance with relevant PRC tax administration laws, tax years from 2014 to 2019 of the Company’s PRC subsidiaries remain subject to tax audits as of June 30, 2020.

16.	SHAREHOLDERS’ EQUITY

Ordinary Shares

On January 30, 2020, Aspire Global Inc. was incorporated in the Cayman Islands. There are 500,000,000 ordinary shares authorized as of June 30, 2019 and June 30, 2020, respectively.

On May 12, 2021, the Company effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share, per share information and notes thereto have been retroactively adjusted for the three-for-one share distribution as if such stock dividend occurred on the first day of the first period presented.

There are 150,000,000 ordinary shares with a par value of $0.0001 issued and outstanding as of June 30, 2019 and June 30, 2020, respectively. The shares are presented on a retroactive basis. Holders of ordinary shares will have the same rights. All of our outstanding ordinary shares are fully paid and non-assessable. To the extent they are issued, certificates representing the ordinary shares are issued in registered form.

Dividends

The holders of the Company’s ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Reserve

The Company’s PRC subsidiaries are required to reserve 10% of their net profit after income tax, as determined in accordance with PRC accounting rules and regulations. Appropriation to the statutory surplus fund by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus fund. This statutory surplus fund is not distributable in the form of cash dividends. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the Company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The Company provided a statutory surplus fund and discretionary surplus fund of $7,389,501 and $3,694,750 respectively as of June 30, 2019, and $9,129,546 and $4,216,763 respectively as of June 30, 2020.

17.	EARNINGS PER SHARE

The following table presents a reconciliation of basic net income per share:

	Years ended June 30,
	2019	2020
Net income available to owners of the Company	$42,224,101	$19,145,140
Weighted average basic and diluted ordinary shares outstanding	150,000,000	150,000,000
Net income per basic and diluted ordinary share attributable to owners of the Company	$0.28	$0.13

18.	RESTRICTED NET ASSETS

Relevant PRC laws and regulations restrict PRC subsidiaries of the Company from transferring certain portions of its net assets, additional paid-in-capital and statutory reserves to the Company in the form of loans, advances, or cash dividends. Such laws and regulations may permit the payments of dividends from their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

19.	COMMITMENTS AND CONTINGENCIES

As of June 30, 2020, the future minimum rents payable under non-cancelable operating leases were:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years
Contractual lease obligations:	$5,406,965	$1,219,878	$2,379,221	$1,807,866

These leases commitments include leases on factory, dormitory and office space.

20.	SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date of June 30, 2020 through March 8, 2021, the date on which the consolidated financial statements were issued.

On September 15, 2020, the Company paid out the dividend with $18,080,372, which was declared during the year ended June 30, 2020.

On September 23, 2020, the formal transfer of 100% of the ownership of Aspire North America LLC, a California limited liability company, to the Company was completed.  This entity was formed on behalf of the Company on February 22, 2020 for the Company to further explore and develop North American market.

On October 30, 2020, the Company entered into a lease with Dongguan ZhongFuZhou Industrial Company Limited, a company which is owned by Tuanfang Liu and Jiangyan Zhu for manufacturing, warehouse and office space in Guangdong Province, China. The lease expires on October 29, 2030. The current rent is approximately RMB 9.6 million, or approximately $1.4 million annually, and increases by 10% every two years.

The Company is a defendant in an action commenced by Nathan Estabrook against Samsung SDI Co., Ltd., Samsung SDI America, Inc., Samsung Electronics Canada Inc., All Day Vapes Inc., Pacific Smoke International Inc., and Shenzhen Yi Jia Technology Co., Limited. in the Supreme Court of British Columbia for damage and special damages claimed to have arisen from an injury resulting from the explosion in the plaintiff’s pants of a Samsung battery in an Aspire mod. The Company was served in this action in December 2020 and has not yet engaged legal counsel to evaluate the claim. As a result, there is considerable uncertainty regarding the timing or ultimate resolution of the matter, which could include eventual loss, fine, penalty or business impact, if any, and therefore, an estimate for the reasonably possible loss or a range of reasonably possible losses cannot be made. However, the Company believes that this matter when finally resolved, are not reasonably likely to have a material adverse effect on the Company’s consolidated results of operations, financial position and cash flows.

21.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The Company performed a test on the restricted net assets of its consolidated subsidiaries, VIE, and VIE’s subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e)(3), "General Notes to Financial Statements" and concluded that it was not applicable for the Company to disclose the financial information for the parent company only.

ASPIRE GLOBAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	As of
	June 30,	December 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$153,046,251	$143,293,007
Restricted cash	450,000	1,096,876
Held-to-maturity investments	9,979,095	-
Accounts receivable, net	9,300,910	9,014,903
Prepaid expenses and other current assets	1,301,917	3,922,734
Due from related parties	266,217	82,789
Inventories, net	7,241,388	10,262,381
Total current assets	181,585,778	167,672,690
Other assets:
Property, plant and equipment, net	1,994,174	2,534,280
Intangible assets, net	207,840	260,956
Deferred tax assets	197,023	107,030
Other non-current assets	3,438	-
Total other assets	2,402,475	2,902,266
Total assets (1)	$183,988,253	$170,574,956
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$15,615,154	$15,150,542
Advance payment from customers	1,671,743	2,106,158
Dividends payable	21,912,645	3,832,273
Accrued liabilities and other payables	5,127,926	7,313,098
Due to related parties	72,180,973	72,868,933
Income tax payable	6,393,487	3,325,160
Total current liabilities	122,901,928	104,596,164
Total liabilities (1)	$122,901,928	$104,596,164
Shareholders’ equity:
Equity attributable to owners of the Aspire Global Inc.:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized as of June 30, 2020 and December 31, 2020, respectively; 150,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2020, respectively)(2)	15,000	15,000
Additional paid-in capital	70,815	70,815
Accumulated other comprehensive loss	(4,310,531)	(252,892)
Reserves	13,346,309	13,346,309
Retained earnings	51,964,732	52,799,560
Total shareholders’ equity	61,086,325	65,978,792
Total liabilities and shareholders’ equity	$183,988,253	$170,574,956

(1)	The Company’s consolidated assets as of June 30, 2020 and December 31, 2020 included $67,997,537 and $48,916,558 , respectively, of assets of VIE and VIE’s subsidiary, that can only be used to in a manner as agreed by the Wholly Foreign-Owned Enterprise ("WFOE"). Each of the following amounts represents the balances as of June 30, 3020 and December 31, 2020, respectively. These assets include cash and cash equivalents of $37,828,990 and $22,082,159; restricted cash of $450,000 and $1,096,876; held-to-maturity investments of $9,979,095 and nil; accounts receivable of $8,615,620 and $8,783,222; prepaid expenses and other current assets of $1,281,819 and $3,793,819 ; due from related parties of $203,904 and nil; inventories of $7,241,388 and $10,262,381; property, plant and equipment, net, of $1,988,420 and $2,530,115; intangible assets, net, of $207,840 and $260,956; deferred tax assets of $197,023 and $107,030; other non-current assets of $3,438 and nil. The Company’s consolidated liabilities as of June 30, 2020 and December 31, 2020 included $48,024,639 and $30,795,210, respectively, of liabilities of the VIE and VIE’s subsidiary whose creditors have no recourse to the Company. These liabilities include account payable of $15,615,154 and $15,150,093; advance payment from customers of $562,007 and $799,230; dividends payable of $18,080,372 and nil; accrued liabilities and other payables of $4,526,902 and $7,186,079; due to related parties of $3,782,992 and $4,452,370; income tax payable of $5,457,212 and $3,207,438. All of the amounts are after eliminations. See further description in Note 1, Organization and Principal Activities.

(2)	Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 15.

ASPIRE GLOBAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

	For the Six Months Ended December 31,
	2019	2020
Revenue	$40,987,188	$44,214,803
Cost of revenue	23,577,747	29,426,050
Gross profit	17,409,441	14,788,753
Operating expenses:
Sales and marketing expenses	1,667,508	2,513,958
Research and development expenses	2,682,032	2,737,850
General and administrative expenses	3,008,970	3,816,376
Total operating expenses	7,358,510	9,068,184
Income from operations	10,050,931	5,720,569
Other income (expense):
Interest income	41,256	23,626
Exchange gain (loss), net	711,928	(4,162,797)
Investment gain	150,062	63,613
Other income (expense)	661,645	(227,591)
Total other income (expense), net	1,564,891	(4,303,149)
Income before income taxes	11,615,822	1,417,420
Income taxes	(3,108,389)	(582,592)
Net income	$8,507,433	$834,828
Other comprehensive (loss) gain
Foreign currency translation adjustments	(867,441)	4,057,639
Comprehensive income	7,639,992	4,892,467
Net income per ordinary share
Basic and diluted	$0.06	$0.01
Weighted average ordinary shares outstanding:*
Basic and diluted*	150,000,000	150,000,000

* Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 15.

ASPIRE GLOBAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(IN U.S. DOLLARS)

	Ordinary		Additional			Accumulated other	Total
	shares		paid-in	Retained		comprehensive	shareholders’
	Share*	Amounts*	capital	earnings	Reserves	loss	equity
Balance, July 1, 2019	150,000,000	$15,000	$70,815	$61,781,193	$11,084,251	$(2,448,424)	$70,502,835
Net income	-	-	-	8,507,433	-	-	8,507,433
Appropriation to reserves	-	-	-	(2,262,058)	2,262,058	-	-
Dividends declared	-	-	-	(22,867,270)	-	-	(22,867,270)
Foreign currency translation adjustment	-	-	-	-	-	(867,441)	(867,441)
Balance, December 31, 2019	150,000,000	$15,000	$70,815	$45,159,298	$13,346,309	$(3,315,865)	$55,275,557
Balance, July 1, 2020	150,000,000	$15,000	$70,815	$51,964,732	$13,346,309	$(4,310,531)	$61,086,325
Net income	-	-	-	834,828	-	-	834,828
Foreign currency translation adjustment	-	-	-	-	-	4,057,639	4,057,639
Balance, December 31, 2020	150,000,000	$15,000	$70,815	$52,799,560	$13,346,309	$(252,892)	$65,978,792

* Retroactively restated for effect of three-for-one share distribution on May 12, 2021. Refer to Note 15.

ASPIRE GLOBAL INC.

UNAUDITED INTERIM CONDENSED CONSOLISATAED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Six Months Ended December 31,
	2019	2020
Cash flows from operating activities:
Net income:	$8,507,433	$834,828
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	118,618	190,562
Unrealized foreign exchange (gain)/loss	(730,648)	3,951,940
Increase in reserve for inventories	-	39,989
Gain from short-term investments	(150,062)	(63,613)
Deferred income tax	211,227	102,831
Changes in operating assets and liabilities:
Accounts receivable	(607,411)	594,660
Inventories	(656,842)	(2,357,403)
Prepaid expenses and other current assets	390,673	(1,945,762)
Accounts payable	(6,397,302)	(1,892,129)
Advanced payment from customers	(416,103)	370,741
Accrued liabilities and other payables	711,412	1,997,576
Income tax payable	1,870,668	(3,439,762)
Net cash provided by (used in) operating activities	$2,851,663	$(1,615,542)
Cash flows from investing activities:
Purchase of property, plant and equipment	(742,543)	(521,320)
Purchase of intangible assets	(170,072)	(54,182)
Purchase of short-term investments	(20,067,489)	-
Maturity of short-term investments	20,138,251	10,199,725
Net cash (used in)/provided by investing activities	$(841,853)	$9,624,223
Cash flows from financing activities:
Payment made for dividends	-	(18,898,847)
Payment for IPO costs	-	(478,953)
Advances from related parties	31,382	42,570
Repayment of related parties	(242,559)	-
Net cash used in financing activities	$(211,177)	$(19,335,230)
Effect of exchange rate on cash and cash equivalents	$(580,899)	$2,220,181
Net (decrease) increase in cash and cash equivalents	1,217,734	(9,106,368)
Cash, cash equivalents and restricted cash - beginning of year	59,484,087	153,496,251
Cash, cash equivalents and restricted cash- end of year	$60,701,821	$144,389,883
Reconciliation to amounts on consolidated balance sheets :
Cash and cash equivalents	60,451,821	143,293,007
Restricted cash	250,000	1,096,876
Total cash, cash equivalents and restricted cash	$60,701,821	$144,389,883
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,044,324	$3,911,440

Aspire Global Inc.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Aspire Global Inc. ("Aspire" or the "Company") was incorporated under the laws of the Cayman Islands on January 30, 2020 as an exempted company with limited liability.

Aspire owns a 100% equity interest in Aspire Global Holdings Limited, a business company incorporated under the laws of the British Virgin Islands ("BVI") on February 13, 2020.

Aspire Global Holdings Limited owns a 100% equity interest in DEC (HK) Technology Co., Limited ("DEC"). DEC was incorporated in accordance with the laws and regulations of Hong Kong on March 15, 2012.

Aspire Global Holdings Limited also owns a 100% equity interest in Aspire International Hong Kong Limited. Aspire International Hong Kong Limited was incorporated in accordance with the laws and regulations of Hong Kong on July 6, 2020.

Aspire Global Holdings Limited further owns a 100% equity interest in Aspire Science and Technology Limited. Aspire Science and Technology Limited was incorporated in accordance with the laws and regulations of Hong Kong on December 9, 2016.

Eigate (Shenzhen) Electronic Technology Co., Limited ("Eigate (Shenzhen)") was formed on September 30, 2020 as a Wholly Foreign-Owned Enterprise ("WFOE") in the People’s Republic of China ("PRC"), with registered capital of $500,000. Aspire International Hong Kong Limited owns a 100% equity interest in Eigate (Shenzhen) Electronic Technology Co., Limited.

Shenzhen Yi Jia Technology Co., Limited ("Shenzhen Yi Jia") was incorporated in China on June 8, 2010 under the laws of the People’s Republic of China (the "PRC" or "China"). Shenzhen Yi Jia is engaged in e-cigarette manufacturing.

Shenzhen Yi Jia owns a 100% equity interest in Dongguan Enliqi Electronic Technology Co., Limited. Dongguan Enliqi Electronic Technology Co., Limited was incorporated in China on October 24, 2019 under the laws of the People’s Republic of China (the "PRC" or "China"), which provides material processing services to Shenzhen Yi Jia.

On September 23, 2020, the formal transfer of 100% of the ownership of Aspire North America LLC, a California limited liability company, to the Company was completed.  This entity was formed on behalf of the Company on February 22, 2020 for the Company to further explore and develop North American market.

Aspire does not engage in any active operations and merely acts as a holding company.

The Company, through its wholly-owned PRC subsidiary, VIE and VIE’s subsidiary, manufactures and sells electronic cigarettes principally through export to overseas customers. The Company’s PRC operating subsidiary was established in 2010 and now has more than 820 employees and over 10,000 square meters of production space. The Company created the ASPIRE brand in 2013 and has various patents and certifications aimed at the electronic cigarette market.

Reorganization

On September 30, 2020, Eigate (Shenzhen) entered into a series of contractual arrangements with Shenzhen Yi Jia and the shareholders of Shenzhen Yi Jia who collectively held 100% of the shares in Shenzhen Yi Jia, including an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, an Equity Interest Pledge Agreement, and a Power of Attorney (collectively “VIE Agreements”). The Chairman of the Company, Tuanfang Liu, holds a 95% equity interest in Shenzhen Yi Jia and his cousin, Yuli Liu, holds the remaining 5% in Shenzhen Yi Jia.

The principal terms of the contractual arrangements are further describe below:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooporation agreement amongst Shenzhen Yi Jia and Eigate (Shenzhen), effective on September 30, 2020, Eigate (Shenzhen) agrees to provide Shenzhen Yi Jia with services, including technical development, technical support, management consultation, marketing and promotional services and other related services on an exclusive basis. Shenzhen Yi Jia agrees to pay specified service fees to Eigate (Shenzhen) as consideration for the services provided by Eigate (Shenzhen). The term of this agreement is thirty years and will be automatically be extended for another thirty years unless Eigate (Shenzhen) agrees to terminate in writing before expiration.

Exclusive Option Agreement

Pursuant to the exclusive option agreement amongst Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders effective on September 30, 2020, the shareholders granted the Eigate (Shenzhen) an irrevocable and exclusive right to purchase, or designate one or more persons to purchase the equity interests in Shenzhen Yi Jia then held by the shareholders once or at multiple times at any time in part or in whole at Eigate (Shenzhen)’s sole and absolute discretion to the extent permitted by Chinese laws.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement amongst Eigate (Shenzhen), Shenzhen Yi Jia and its shareholders, the shareholders agree to pledge the 100% equity interest in Shenzhen Yi Jia, representing RMB 500,000 in the registered capital of Shenzhen Yi Jia, as security for performance of all the contractual obligations of shareholders and Shenzhen Yi Jia, and payment of all the direct, indirect and derivative losses and losses of anticipated profits suffered by Eigate (Shenzhen) in event of default on the part of shareholders or Shenzhen Yi Jia. Shenzhen Yi Jia agrees that shareholders pledge the equity interest to Eigate (Shenzhen) pursuant to this agreement. The pledge remain effective until all contractual obligations have been fully performed and all losses from event of default has been fully paid.

Power of Attorney

Pursuant to an irrevocable power of attorney effective on September 30, 2020, the shareholders of Shenzhen Yi Jia have each appointed Eigate (Shenzhen) to act on behalf of themselves with respect to all rights and matters concerning their shareholding, including without limitation to attend shareholders’ meeting, exercise all of shareholder’s rights and voting rights, handling shares, represent themselves as shareholders, appoint or remove senior management, and amend articles of association. The power of attorney shall be irrevocable and continuously effective during the period that they are shareholders of Shenzhen Yi Jia.

These agreements are designed to provide Eigate (Shenzhen) with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of Shenzhen Yi Jia, including major control rights and the rights to the assets, property, and revenue of Shenzhen Yi Jia. All the above contractual arrangements obligate Eigate (Shenzhen) to absorb all of the risk of loss from business activities of Shenzhen Yi Jia and entitle Eigate (Shenzhen) to receive all of their residual returns. In essence, Eigate (Shenzhen) has gained effective control over Shenzhen Yi Jia. Therefore, the Company believes that Shenzhen Yi Jia should be considered as a Variable Interest Entity ("VIE") under the Statement of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 810 "Consolidation".

The above-mentioned transactions, including the entry into the VIE Agreements, the share issuances, share re-designation, and share transfers, were considered a reorganization of the Company (the "Reorganization"). After the Reorganization, Aspire ultimately owns 100% of Shenzhen Yi Jia through the VIE Agreements. In accordance with ASC 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controls all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries and VIE have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years shall also be retrospectively adjusted to furnish comparative information.

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in the Cayman Islands, PRC, Hong Kong, the United States and British Virgin Islands ("BVI"). Details of the subsidiaries of the Company as of December 31, 2020 were set out below:

Name of Entity	Date of Organization	Place of Organization	% of Ownership	Principal Activities
Aspire Global Inc.	January 30, 2020	Cayman Islands	Parent Company	Investment Holding
Aspire Global Holdings Limited	February 13, 2020	BVI	100%	Investment Holding
Aspire North America LLC	February 22, 2020	United States	100%	Sales and Marketing
Aspire International Hong Kong Limited	July 6, 2020	Hong Kong	100%	Investment Holding
Aspire Science and Technology Limited	December 9, 2016	Hong Kong	100%	Sales and Marketing
DEC (HK) Technology Co., Limited	March 15, 2012	Hong Kong	100%	Sales and Marketing
Eigate (Shenzhen) Electronic Technology Co., Limited	September 30, 2020	PRC	100%	Consulting
Shenzhen Yi Jia Technology Co., Limited	June 8, 2010	PRC	VIE	Electronic Cigarette Manufacturing
Dongguan Enliqi Electronic Technology Co., Limited	October 24, 2019	PRC	Nil	Material processing

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and the shareholders of its VIE are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

The Company may, at its discretion and subject to statutory limits and restrictions, provide financial support to the VIE through loans.

The following financial statement balances of the VIE for which the Company is the primary beneficiary and its subsidiary before intercompany elimination as of the years ended:

	As of
	June 30,	December 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$37,828,990	$22,082,159
Restricted cash	450,000	1,096,876
Held-to-maturity investments	9,979,095	-
Accounts receivable (1)	48,931,457	55,349,486
Prepaid expenses and other current assets	1,281,819	3,793,819
Due from related parties	203,904	-
Inventories	7,241,388	10,262,381
Total current assets (1)	105,916,653	92,584,721
Other assets:
Property, plant and equipment, net	1,988,420	2,530,115
Intangible asset, net	207,840	260,956
Deferred tax assets	197,023	107,030
Other non-current assets	3,438	-
Total other assets	2,396,721	2,898,101
Total assets (1)	$108,313,374	$95,482,822
Liabilities:
Current liabilities:
Accounts payable	$15,615,154	$15,150,093
Advance payment from customers	562,007	799,230
Dividend payable	18,080,372	-
Accrued liabilities and other payables (1)	4,526,902	7,982,957
Due to related parties	3,782,992	4,452,370
Income tax payable	5,457,212	3,207,438
Total current liabilities (1)	48,024,639	31,592,088
Total liabilities (1)	$48,024,639	$31,592,088

(1)	Reconciliation

	As of June 30, 2020
	Before Elimination	Elimination	After Elimination
Accounts receivable	$48,931,457	$(40,315,837)	$8,615,620
Total current assets	105,916,653	(40,315,837)	65,600,816
Total assets	108,313,374	(40,315,837)	67,997,537

	As of December 31, 2020
	Before Elimination	Elimination	After Elimination
Accounts receivable	$55,349,486	$(46,566,264)	$8,783,222
Total current assets	92,584,721	(46,566,264)	46,018,457
Total assets	95,482,822	(46,566,264)	48,916,558
Accrued liabilities and other payables	7,982,957	(796,878)	7,186,079
Total current liabilities	31,592,088	(796,878)	30,795,210
Total liabilities	31,592,088	(796,878)	30,795,210

Although the assets and liabilities of the VIE and the VIE’s subsidiary are included in the Company’s consolidated financial statements, the cash and cash equivalents and other assets of the VIE and the VIE’s subsidiary may only be used as the WFOE may approve. The Company has no liability or obligation with respect to the liabilities of the VIE and the VIE’s subsidiary.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. During 2020, the disease was reported to have spread to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in much of the world. Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of the Company’s product live. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its personnel, social distancing, and securing the supply of materials that are essential to the Company’s production process. The Company will continue to follow the various government policies and advice and, in parallel, the Company may take further actions that the Company determines are in the best interests of its employees, customers, and business relationships.

From the middle of January 2020, the start of the Chinese New Year holiday, until the end of April 2020, the Company’s factory production was slowed down due to the COVID-19 pandemic in China. In addition, since our products are generally sold in stores such as grocery stores, convenience stores and tobacco stores, to the extent that either the stores are closed as a result of government actions or consumers are reluctant to go shopping because of the COVID-19 pandemic, retail sales of our products would suffer. Following the temporary slowdown in production in first half year of 2020, the majority of the Company’s suppliers, distributors and other service partners have gradually resumed normal operations. Currently, the Company’s manufacturing plant has recovered its production capacity, and the Company has not experienced significant supply chain constraints as a result of the pandemic.

Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 pandemic globally, the Company pays close attention to the development of the COVID-19 outbreak and government regulations that seek to address the pandemic, and continues to evaluate the nature and extent of the impact to the Company’s business.

E-cigarette Regulation

Regulation regarding e-cigarette varies across countries, from no regulation to a total ban. The legal status of e-cigarette is currently pending in many countries. But as e-cigarettes have become more and more popular recently, many countries are considering imposing more stringent law and regulations to regulate this market. Changes in existing law and regulations and the imposition of new laws, regulation in countries and regions that our major customers located in may adversely affect our business.

The Federal Food, Drug, and Cosmetic Act requires all Electronic Nicotine Delivery Systems ("ENDS") products manufacturers that market products in U.S. to submit Premarket Tobacco Product Applications ("PMTA") with Food and Drug Administration ("FDA"). For ENDS products that were first distributed in the U.S. market between February 15, 2007 and August 8, 2016, a PMTA is required to be submitted to the FDA as Existing ENDS Products by September 9, 2020; for ENDS product that were not distributed or on sale in U.S. market prior to or as of August 8 2016, a PMTA is required as New ENDS products before introducing them into U.S. market. The Company has submitted PMTA filing for one ENDS product, and the submitted product will generally be allowed to remain on market for one year. On March 18, 2021, the Company received PMTA Acceptance letter from the FDA. On April 20, 2021, the Company received PMTA Filling Letter from the FDA. The Application is still under review now. However, even with submission of PMTA application, the FDA may reject the Company’s application and may prevent the Company’s ENDS products from being sold in U.S., which will adversely affect the Company’s business. The failure to comply with the PMTA regulations can result in penalties being assessed against the Company.

The European Commission issued the Tobacco Products Directive (the “TPD”), which became effective on May 19, 2014 and became applicable in the European Union member states on May 20, 2016. The TPD regulates e-cigarettes on the packaging, labelling and ingredients of the products on European Union market, the creation of smoke-free environments, tax measures and activities against illegal trade and anti-smoke campaigns. Member states of the European Union are required to ensure that advertisements for any tobacco related product are prohibited, and no promotion shall be made as to those devices with an intention to promote e-cigarettes. For the e-cigarettes released after May 20, 2016, TPD requires e-cigarette manufacturers to submit product sales applications to the regulatory market six months in advance, and ensure their products can meet the TPD requirements before they can be released. The Company has complied with TPD requirement that for all the products sold in Europe.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Stock dividend

On May 12, 2021, the Company effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share and per share information has been retroactively adjusted to reflect the stock dividend. Refer to Note 15.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE, and subsidiary of its VIE. All inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment and intangible asset, impairment of long-lived assets, and deferred cost. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes currency on hand, deposits held by banks that can be added or withdrawn without limitation and highly liquid investments with maturities less than three months.

Restricted cash

Restricted cash refers to the Company’s cash that is not available for immediate ordinary business use. The restricted cash consists primarily of security deposits held at the Bank of China as guarantee on certain investment products.

Fair Value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Held-to-Maturity investments

All investments with original maturities less than twelve months, and investments are not readily convertible to known amount of cash are classified as short-term investments. Investments that are expected to be realized in cash during the next twelve months are also included in short-term investments.

The Company accounts for short-term investments in accordance with ASC Topic 320, Investment- Debt securities ("ASC 320"). The Company classifies the short-term investments in debt as "held-to-maturity", whose classification determines the respective accounting methods, stipulated by ASC 320. Investment incomes are included in earnings. Any realized gains and losses on the sale of the short-term investments are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized.

Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost basis is other-than-temporary, in accordance with ASC 320. Other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt securities amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Receivable balances are written off when they are deemed uncollectible.

The Company maintains an allowance for potential credit losses on accounts receivable. The Company reviews accounts receivable on periodic basis, and makes 80% of general provision for accounts receivable aged between 1.5 years to 2 years, and 100% for balances aged over 2 years, and makes specific provision when there is doubt as to collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, the customer’s current credit-worthiness and current economic trend. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories consist principally of raw materials, work-in-process, and finished goods. Inventories are stated at the lower of cost or net realizable value. The cost of an inventory item is determined using the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed net realizable value, the Company will record reserve for the difference between the cost and the net realizable value. The net realizable value is determined based on the estimated selling price, in the ordinary course of business, less estimated costs to complete or dispose.

Property, plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets from the time the assets are placed in service. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. Gains or losses on dispositions of property, plant and equipment are included in operating income or expense.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Machinery and motor vehicle	5 - 10 years
Office and other equipment	3 - 5 years
Leasehold improvement	2 years

Intangible assets, net

Intangible assets with finite lives are stated at cost less accumulated amortization and impairment loss, if any. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives. The Company’s principal intangible assets are patents on atomizers, batteries, packaging and trademarks. These are all amortized over 10 years. The Company also has a software intangible asset which is amortized over 5 years.

Accounts Payable

Accounts payable represents payables to suppliers. As at June 30, 2020 and December 31, 2020, $33,197 and $36,093 payable balances are payments due to overseas suppliers, remaining are payments due to PRC suppliers.

Advance Payment from Customers

Advance payments represent deposits received from customers after an order has been placed but before a product has been shipped. The Company’s normal policy is to require a customer deposit of 30% of purchase price upon placement of sales order, although the Company exempts certain customers from this requirement.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the six months ended December 31, 2019 and 2020.

Revenue Recognition

The Company sells its products to customers around the world and recognizes revenue in accordance with the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue is recognized when control of goods has transferred to customers. For the majority of the Company’s customer arrangements, control transfers to customers at a point-in-time when goods have been delivered to the pickup location specified by the customer or a forwarder appointed by the customer as that is generally when legal title, physical possession and risks and rewards of goods transfers to the customer.

Revenue is recognized at the transaction price based on the purchase order as adjusted for the anticipated rebates, discounts and other sales incentives. When determining the transaction price, management estimates variable consideration applying the portfolio approach practical expedient under ASC 606. The main sources of variable consideration for the Company are customer rebates, trade promotion funds, and cash discounts. These sales incentives are recorded as a reduction of revenue at the time of the initial sale using the most-likely amount estimation method. The most-likely amount method is based on the single most likely outcome from a range of possible consideration outcomes. The range of possible consideration outcomes are primarily derived from the following inputs: sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Because the Company serves numerous markets, the sales incentive programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives.

There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction of revenue based on anticipated sales returns that occur in the normal course of business. The Company has elected to present revenue net of sales taxes, VAT and other similar taxes.

The Company’s warranties are of an assurance-type and come standard with all Company products to cover repair or replacement should product not perform as expected. The Company offers warranty for all major products, including all types of E-vapor kits, atomizers, replacement coils and mods, but no warranty for accessories such as spare parts or packaging consumables. The Company generally offers 90 days warranty period from date of purchase for products sold to all regions, but from May 2019, the Company offers six months warranty period from date of purchase for products sold to UK and France. The warranty offers refund or replacement of products for manufacturer defective items, dead on arrival items and items that do not appear the same as listed on website, and exclude damaged goods caused by misuse or unauthorized repair. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and recovery from suppliers. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty costs. The Company estimates the actual historical warranty claims coupled with an analysis of unfulfilled claims to record a liability for specific warranty purposes. As of June 30, 2020 and December 31, 2020, products returned for repair or replacement have been immaterial. Accordingly, a warranty liability has not been deemed necessary.

For the six months ended December 31, 2019 and 2020, 99% and 100% of the Company’s sales were done offline directly with customers, the majority of whom are distributors. Online retail sales were done through Chinese portals such as Taobao.com and JD.com. Since November 2019 the Company has not marketed its products in the PRC through internet portals.

For offline customers, the Company’s policy is to require a deposit of 30% of the purchase price upon the customer placing an order. The remaining balance is required to be paid before shipment. Certain long-standing customers are exempt from deposits and are granted credit of up to 180 days.

For the six months ended December 31, 2019 and 2020, more than 75% of the Company’s sales were exported outside of China and Hong Kong. For both periods, the Company exported to more than 20 countries including the United States, Canada and many European countries.

Disaggregated Revenue

In accordance with ASC 606-10-50-5, the Company has taken into consideration of nature, amount, timing, and uncertainty of revenue and cash flows, and has determined to disaggregate its net sales by whether the products are Aspire branded or not, as it is important information for the Company to make resource allocation decisions. The net sales disaggregated by products branded for the six months ended December 31, 2019 and 2020 were as follows:

Net sales by products branded	For the Six Months Ended December 31,
	2019	2020
Aspire branded	$39,100,429	$38,461,444
OEM and ODM	1,886,759	5,753,359
Total	$40,987,188	$44,214,803

“OEM” represents original equipment manufacturing products, and “ODM” represents original design manufacturing products.

Cost of Revenue

Cost of revenue for the six months ended December 31, 2019 and 2020 consisted primarily of materials used in the production process such as plastics, direct salary and benefits expenses associated with the manufacturing. Overhead, including factory rental expense and machinery depreciation, was also included in cost of revenue.

Research and Development Expenses

Research and development costs are expensed as incurred and relate to the Company’s research and development of new products and to the improvement of existing products.

Investment Gain

This represents the Company’s realized gain on its held-to-maturity investment for the six months ended December 31, 2019 and 2020. Held-to-maturity are financial instruments that the Company has the intent and ability to hold to maturity and are reported net of any related amortization. Held-to-maturity investment are not remeasured to fair value on a recurring basis.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax positions as of June 30, 2020 and December 31, 2020.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar ("USD"). The functional currency of the Company’s entities located in China is the Renminbi ("RMB"). The functional currency of the Company’s entities located in Hong Kong is the Hong Kong Dollar ("HKD"). For the entities whose functional currency is the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currencies at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translations of amounts from RMB and HKD into USD were made at the following exchange rates for the respective dates and periods:

	As of
	June 30,	December 31,
	2020	2020
Unaudited interim consolidated balance sheets :
RMB to $1.00	7.0795	6.5249
HKD to $1.00	7.7504	7.7526

	For the Six Months Ended December 31,
	2019	2020
Unaudited interim consolidated statements of operations and comprehensive income :
RMB to $1.00	7.0086	6.7729
HKD to $1.00	7.8269	7.7512

Earnings Per Share

The Company computes earnings per share ("EPS") in accordance with ASC 260, "Earnings per Share" ("ASC 260"). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (for example, convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The Company has no dilutive securities as of and for the six months ended December 31, 2019 and 2020.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in USD is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker ("CODM") for making decisions, allocating resources, and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company’s CODM reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and has determined that the Company has only one reportable segment. Notwithstanding the Company has customers located around the world, the Company’s long-lived assets and management are all located substantially in the PRC and management operates its business as a single segment.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, immediate family members of principal owners of the Company and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 14.

Recent Accounting Pronouncements

As an emerging growth company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Accounting pronouncements adopted during the six months ended December 31, 2020

In November 2018, the FASB issued ASU 2018-18, "Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606," which clarifies that elements of collaborative arrangements could qualify as transactions with customers in the scope of ASC 606. The amendments require the application of existing guidance to determine the units of account in collaborative arrangement for purposes of identifying transactions with customers. For transactions outside the scope of ASC 606, companies can apply elements of ASC 606 or other relevant guidance by analogy, or apply a reasonable accounting policy if there is no appropriate analogy. ASU 2018-18 is effective retrospectively for us for the year ending June 30, 2021. The adoption of this guidance had no material impact on our financial position, results of operations and cash flows.

Accounting pronouncements not yet effective

In June 2016, the FASB amended guidance related impairment of financial instruments as part of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. For public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies (SRCs) as defined by the SEC, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities, including SRCs, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years regarding an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, "Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which simplifies how an entity is required to test goodwill for impairment by eliminating step two from the goodwill impairment test. Step two of the goodwill impairment test measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with its carrying amount. ASU 2017-04 was effective for Public business entities that meet the definition of an U.S. Securities and Exchange (SEC) filer, excluding entities eligible to be smaller reporting companies (SRCs) as defined by the SEC, should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. All other entities should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2022. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In April 2019, the FASB issued ASU 2019-04, "Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments", which provides narrow-scope amendments to clarify and improve guidance within the standards on credit losses, hedging, and recognition and measurement of financial instruments. Apart from the amendments to ASU 2016-13 mentioned above, the SAU also included subsequent amendments to SAU 2016-01. We do not expect that the adoption of this guidance will have a material impact on the financial position, results of operations and cash flow.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. FASB delayed the effective date for non-public companies (including smaller reporting companies and emerging growth companies as defined by the SEC) with ASU 2020-05 to be effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company plans to adopt the ASU on July 1, 2022 and is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In March 2021, the FASB issued ASU 2021-03, Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events. The guidance provides private companies and not-for-profit entities with an accounting alternative to perform the goodwill impairment triggering event evaluation as of the end of the reporting period, whether the reporting period is an interim or annual period. An entity that elects this alternative is not required to monitor for goodwill impairment triggering events during the reporting period but, instead, should evaluate the facts and circumstances as of the end of each reporting period to determine whether a triggering event exists and, if so, whether it is more likely than not that goodwill is impaired. An entity that does not elect the accounting alternative for amortizing goodwill and that performs its annual impairment test as of a date other than the annual reporting date should perform a triggering event evaluation only as of the end of the reporting period. The amendments are effective on a prospective basis for fiscal years beginning after December 15, 2019. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance as of March 30, 2021. An entity should not retroactively adopt the amendments in this Update for interim financial statements already issued in the year of adoption. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

Concentration and Risks

Risks and Uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed above, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Customer and Supplier Concentration

(a) Customers

For the six months ended December 31, 2019 and 2020, the Company’s major customers, who accounted for more than 10% of the Company’s consolidated revenue, were as follow:

	For the Six Months Ended December 31,
	2019	2020
Major Customers
A	37%	38%
B	12%	*

*Represents less than 10% of consolidated revenue.

(b) Suppliers

For the six months ended December 31, 2019 and 2020, the Company’s suppliers, who accounted for more than 10% of the Company’s total purchases, were as follows:

	For the Six Months Ended December 31,
	2019	2020
Major Suppliers
C	10%	12%

Currency Controls and Credit Risk

Much of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions require submitting a payment application form together with suppliers’ invoices, shipping documents, and signed contracts.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

3.	CASH AND CASH EQUIVALENTS

Below is a breakdown of the Company’s cash balances in banks for both years, both by geography and by currencies (translated into U.S. dollars):

By Geography:	As of
	June 30,	December 31,
	2020	2020
Cash in PRC	$37,828,990	$22,082,159
Cash in HK	115,217,261	120,982,734
Other	-	228,114
Total	$153,046,251	$143,293,007
By Currency:
RMB	$20,422,760	$6,840,556
USD	132,560,401	135,586,746
HKD	55,634	851,556
GBP	1,692	1,640
EUR	1,707	8,164
CAD	4,057	4,345
Total	$153,046,251	$143,293,007

"HKD" refers to Hong Kong dollars, "GBP" refers to British pounds, "EUR" refers to Euros, and "CAD" refers to Canadian dollars.

4.	FAIR VALUE MEASUREMENT

As of June 30, 2020 and December 31, 2020, information about inputs into the fair value measurement of the Company’s assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of June 30, 2020	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets :
Cash and cash equivalents	$153,046,251	$153,046,251	-	-
Restricted cash	450,000	450,000	-	-
Total assets:	$153,496,251	$153,496,251	-	-

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2020	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets :
Cash and cash equivalents	$143,293,007	$143,293,007	-	-
Restricted cash	1,096,876	1,096,876	-	-
Total assets:	$144,389,883	$144,389,883	-	-

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters.

Accounts receivable, prepaid expenses, other receivables and due from related parties are financial assets with carrying values that approximate to fair value due to their short-term nature. Accounts payable, advance payment from customers, accrued liabilities and other payables and due to related parties are financial liabilities with carrying values that approximate to fair value due to their short-term nature. The Company classifies the valuation technique that uses these inputs as Level 2 in the fair value hierarchy.

5.	HELD-TO-MATURITY INVESTMENT

The Company's held-to-maturity investments mainly consist of wealth investment products from bank which are stated at amortized cost. The Company has the intent and ability to hold to maturity and are reported net of any related amortization. The Company intends to hold these investments until maturity and they are not remeasured to fair value on a recurring basis. The gains and losses on this investment are recorded in the Income Statement under "Investment Gain". There is no held-to-maturity investment as of December 31, 2020.

	As of June 30, 2020
	Cost or Amortised Cost	Gross unrecognized holding gains	Gross unrealized gains	Fair Value
Held-to-maturity debt investments in USD	$9,979,095	$3,945	-	$9,983,040

6.	ACCOUNTS RECEIVABLE

As of June 30, 2020 and December 31, 2020, accounts receivable consisted of the following:

	As of
	June 30,	December 31,
	2020	2020
Accounts receivable – gross	$9,300,910	$9,014,903
Accounts receivables, net	$9,300,910	$9,014,903

The Company recorded no bad debt expense for the six months ended December 31, 2019 and 2020.

Breakdown of accounts receivable by both foreign and domestic customers as of June 30, 2020 and December 31, 2020 is as follows:

	As of
	June 30,	December 31,
	2020	2020
Foreign	$6,032,455	$4,250,193
Domestic	3,268,455	4,764,710
Accounts receivables, net	$9,300,910	$9,014,903

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of June 30, 2020 and December 31, 2020, prepaid expenses and other current assets consisted of the following:

	As of
	June 30,	December 31,
	2020	2020
Prepayments	$672,506	$2,447,805
Deferred IPO costs	-	497,157
Deposit	19,315	82,410
Export tax refund	449,550	570,687
Others	160,546	324,675
Total	$1,301,917	$3,922,734

Prepayments primarily consist of prepayment for raw materials and consulting services provided by suppliers on applying patents.

Deferred IPO costs consist of direct costs incurred by the Company attributable to its proposed IPO of ordinary shares in the United States have been deferred and recorded as deferred IPO costs and will be offset against the gross proceeds received from such offering.

8.	INVENTORIES

As of June 30, 2020 and December 31, 2020, inventory which is held by the VIE and the VIE’s subsidiary consisted of the following:

	As of
	June 30,	December 31,
	2020	2020
Raw materials	$3,198,637	$4,731,729
Work-in-process	3,527,577	4,606,412
Finished goods	1,134,552	1,637,773
Inventories	$7,860,766	$10,975,914
Less : reserve	(619,378)	(713,533)
Total	$7,241,388	$10,262,381

9.	PROPERTY, PLANT AND EQUIPMENT, NET

As of June 30, 2020 and December 31, 2020, property and equipment consisted of the following:

	As of
	June 30,	December 31,
	2020	2020
Machinery and motor vehicle	$2,235,185	$2,929,402
Leasehold improvement	1,178	439
Office and other equipment	268,640	322,405
	2,505,003	3,252,246
Less: accumulated depreciation	(510,829)	(717,966)
Total	$1,994,174	$2,534,280

For the six months ended December 31, 2019 and 2020, depreciation expense amounted to $108,219 and $166,939, respectively.

10.	ACCOUNTS PAYABLE

Account payable balances as of June 30, 2020 and December 31, 2020 consisted of balances related to suppliers.

Breakdown of accounts payable by both foreign and domestic customers as of June 30, 2020 and December 31, 2020 is as follows:

	As of
	June 30,	December 31,
	2020	2020
Domestic	$15,581,957	$15,114,449
Foreign	33,197	36,093
Total	$15,615,154	$15,150,542

11.	ACCRUED LIABILITIES AND OTHER PAYABLES

As of June 30, 2020 and December 31, 2020, accrued liabilities and other payables consisted of the following:

	As of
	June 30,	December 31,
	2020	2020
Accrued salaries and related benefits	$4,168,234	$6,306,759
Freight payable	188,067	66,972
Sales commission payable	51,837	18,952
Labor dispatching services fee	291,778	273,006
Taxes other than income tax payable	51,658	464,742
Others	376,352	182,665
Total	$5,127,926	$7,313,096

12.	DIVIDENDS PAYABLE

Dividends payable represents two separate dividends declared by the Company and/or its subsidiaries but not yet paid as of June 30, 2020 and December 31, 2020, net of any withholding taxes. The dividends were declared by the Company’s present subsidiaries to its then stockholders prior to the reorganization of the Company. A breakdown is as follows:

	As of
	June 30,	December 31,
	2020	2020
Opening dividend payable	$-	$21,912,645
Dividends declared	26,699,543	-
Dividends paid	(4,558,534)	(18,898,847)
Exchange difference	(228,364)	(818,475)
Total	$21,912,645	$3,832,273

The Company declared two separate dividends during the year ended June 30, 2020, which consist of Dividend #1 of $22,867,270 declared in December 2019 and the amount after withholding individual income tax $18,080,372, remained unpaid as of June 30, 2020. The payout date for remaining part of Dividend #1 is September 15, 2020. For payout of Dividend #2 of $3,832,273 of a HK subsidiary declared in June 2020, as the bank requires the management’s physical presence in arranging the payment, while the Hong Kong-mainland China border is yet to reopen due to COVID-19 epidemic, the payout date is to be determined upon the reopen of border. Dividend #2 remained unpaid as of December 31, 2020.

13.	RELATED PARTY TRANSACTIONS

a) The table below sets forth the major related parties and their relationships with the Company:

Name of related parties and Relationship with the Company
-Tuanfang Liu is the Chairman of the Company.
-Jiangyan Zhu is the wife of the Chairman of the Company.
-Eigate (Hong Kong) Technology Co., Limited is a company wholly owned and controlled by the Chairman of the Company.

-Shenzhen Changdexin Plastic Mold Co., Limited, is a supplier owned and controlled by Yuanfang Liu, the brother of the Chairman of the Company

- Dongguan ZhongFuZhou Industrial Company Limited is a company owned and controlled by the Chairman of the Company and his wife.

b) The Company had the following related party balances due to related parties:

	As of
	June 30,	December 31,
	2020	2020
Jiangyan Zhu	$23,167,666	$23,253,705
Tuanfang Liu	49,013,307	49,273,764
Dongguan ZhongFuZhou Industrial Company Limited	-	341,464
Total	$72,180,973	$72,868,933

c) As of June 30, 2020 and December 31, 2020, the balance with Jiangyan Zhu and Tuanfang Liu were mainly advances from related parties to the Company. These balances were short-term in nature, unsecured, interest-free, and repayable on demand.

d) Due from related parties of the Company was Eigate (Hong Kong) Technology Co., Limited. As of June 30, 2020 and December 31, 2020, the balance due from Eigate (Hong Kong) Technology Co., Limited was $226,217 and $82,789 respectively. These balances were all short-term in nature, non-interest bearing, unsecured, have no due date and are repayable on demand.

e) The Company purchased plastic molds from Shenzhen Changdexin Plastic Mold Co., Limited. As of June 30, 2020 and December 31, 2020, the accounts payable was $107,454 and $45,918 respectively. For the six months ended December 31, 2019 and 2020, the purchases from Shenzhen Changdexin Plastic Mold Co., Limited was $248,911 and $319,551 respectively.

f) On October 30, 2020, the Company entered into a lease with Dongguan ZhongFuZhou Industrial Company Limited for manufacturing, warehouse and office space in Guangdong Province, China. The lease expires on October 29, 2030. The current rent is approximately RMB 9.6 million, or approximately $1.4 million annually, and increases by 10% every two years. For the six months ended December 31, 2020, the rental expense incurred was $328,961.

14.	INCOME TAXES

For interim financial reporting, the Company estimates the annual tax rate based on projected taxable income for the full year and records income tax provision in accordance with the guidance on accounting for income taxes in an interim period.

As the year progresses, the Company refines the estimates of the year’s taxable income as new information becomes available. This continual estimation progress often results in a change to the expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the period in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

The following table summarizes the income tax expenses and effective tax rates for the six months ended December 31, 2019 and 2020:

	For the Six Months Ended December 31,
	2019	2020
Income before income tax	$11,615,822	$1,417,420
Income tax expense	3,108,389	582,592
Effective tax rate	27%	41%

The difference between statutory income tax rate and effective tax rate was mainly due to non-deductible expenses and additional tax deductible amount over the research and development expenses, which are both considered permanent book-tax differences.

15.	SHAREHOLDERS’ EQUITY

Ordinary Shares

On January 30, 2020, Aspire Global Inc. was incorporated in the Cayman Islands. There are 500,000,000 ordinary shares authorized as of June 30, 2020 and December 31, 2020, respectively.

On May 12, 2021, the Company effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share, per share information and notes thereto have been retroactively adjusted for the three-for-one share distribution as if such stock dividend occurred on the first day of the first period presented.

There are 150,000,000 ordinary shares with a par value of $0.0001 issued and outstanding as of June 30, 2020 and December 31, 2020, respectively. The shares are presented on a retroactive basis. Holders of ordinary shares will have the same rights. All of our outstanding ordinary shares are fully paid and non-assessable. To the extent they are issued, certificates representing the ordinary shares are issued in registered form.

Dividends

The holders of the Company’s ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Reserve

The Company’s PRC subsidiaries are required to reserve 10% of their net profit after income tax, as determined in accordance with PRC accounting rules and regulations. Appropriation to the statutory surplus fund by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus fund. This statutory surplus fund is not distributable in the form of cash dividends. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the Company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The Company provided a statutory surplus fund and discretionary surplus fund of $9,129,546 and $4,216,763 respectively as of June 30, 2020 and December 31, 2020.

16.	EARNINGS PER SHARE

The following table presents a reconciliation of basic net income per share:

	For the Six Months Ended December 31,
	2019	2020
Net income available to owners of the Company	$8,507,433	$834,828
Weighted average basic and diluted ordinary shares outstanding	150,000,000	150,000,000
Net income per basic and diluted ordinary share attributable to owners of the Company	$0.06	$0.01

17.	RESTRICTED NET ASSETS

Relevant PRC laws and regulations restrict PRC subsidiaries of the Company from transferring certain portions of its net assets, additional paid-in-capital and statutory reserves to the Company in the form of loans, advances, or cash dividends. Such laws and regulations may permit the payments of dividends from their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

18.	COMMITMENTS AND CONTINGENCIES

As of December 31, 2020, the future minimum rents payable under non-cancelable operating leases were:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
Contractual lease obligations:	23,905,961	3,181,710	6,210,913	4,808,886	9,704,452

These leases commitments include leases on factory, dormitory and office space.

19.	SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date of December 31, 2020 through June 2, 2021, the date on which the consolidated financial statements were issued.

The Company is a defendant in an action commenced by Nathan Estabrook against Samsung SDI Co., Ltd., Samsung SDI America, Inc., Samsung Electronics Canada Inc., All Day Vapes Inc., Pacific Smoke International Inc., and Shenzhen Yi Jia Technology Co., Limited. in the Supreme Court of British Columbia for damage and special damages claimed to have arisen from an injury resulting from the explosion in the plaintiff’s pants of a Samsung battery in an Aspire mod. The Company was served in this action in December 2020 and has retained a legal counsel to handle the claim. As the action is still in its early stage, there is considerable uncertainty regarding the timing or ultimate resolution of the matter, which could include eventual loss, or business impact, if any, and therefore, an estimate for the reasonably possible loss cannot be made. However, the Company believes that this matter when finally resolved, are not reasonably likely to have a material adverse effect on the Company’s consolidated results of operations, financial position and cash flows.

On March 17, 2021, the FDA sent a letter to Aspire North America requesting that Aspire North America submit documents relating to its marketing practices for Aspire products. Specifically, the FDA requested documents related to youth exposure to Aspire North America’ social media marketing of Aspire as well as Aspire North America’s use of influencers in social media marketing. This request applies to all of Aspire electronic nicotine delivery system (ENDS) products and their components or parts. FDA is requesting these documents based on the epidemic of youth ENDS use and based on what it sees as Aspire North America’s marketing of Aspire products on social media platforms (e.g., Facebook, YouTube, and Instagram). On June 15, 2021, Aspire North America provided the requested material to the FDA. The Company cannot predict whether the FDA will request additional information or the information provided to the FDA will result in any charge or penalty payable by the Company or Aspire North America.

On March 22, 2021, the Ministry of Industry and Information Technology of the PRC made a publication for seeking public opinion on the Draft Decision on Amending the Regulations for the Implementation of the Tobacco Monopoly Law of the PRC for strengthening the regulations of e-cigarettes and new tobacco products in the PRC. The Company is not in a position to verify or know the details of any legislation plan or enforcement policy of the regulatory authorities in this regard but will monitor the situation and its potential effect on business.

On May 12, 2021, the Company effected a three-for-one share distribution pursuant to which two ordinary shares were issued with respect to each outstanding ordinary share. All share, per share information and notes thereto have been retroactively adjusted for the three-for-one share distribution as if such stock dividend occurred on the first day of the first period presented.

20.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The Company performed a test on the restricted net assets of its consolidated subsidiaries, VIE, and VIE’s subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e)(3), "General Notes to Financial Statements" and concluded that it was not applicable for the Company to disclose the financial information for the parent company only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the employment agreements with our executive officers, we will agree to indemnify our executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On January 30, 2020, we issued 150,000,000 ordinary shares as follows: (i) 138,750,000 to Pride Worldwide Investment Limited; (ii) 7,500,000 to Fortune Genesis Enterprises Limited and (iii) 3,750,000 to Inspired Elite Global Limited for total consideration of $5,000. The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Regulation S.

On May 12, 2021, we issued two ordinary shares with respect to each outstanding ordinary share. The issuance of these shares, which is retroactively reflected in the preceding paragraph, is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriter was involved in these issuances of ordinary shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Second Amended and Restated Memorandum and Articles of Association of the Registrant to be effective immediately prior to the completion of this offering
4.1*	Form of Underwriters’ Warrant
5.1*	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered
5.2*	Opinion of Han Kun Law Offices regarding PRC legal matters
8.1*	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	Exclusive Business Cooperation Agreement, dated September 30, 2020, by and among Shenzhen Y Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited.
10.2*	Exclusive Option Agreement, dated September 30, 2020, by and among Shenzhen Yi Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited, Tuanfang Liu and Yuli Liu.
10.3*	Equity Interest Pledge Agreement, dated September 30, 2020, by and among Shenzhen Yi Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited Tuanfang Liu and Yuli Liu.
10.4*	Power of Attorney, dated September 30, 2020, executed by Tuanfang Liu.
10.5*	Power of Attorney, dated September 30, 2020, executed by Yuli Liu.
10.6*	Spousal Consent Letter, dated September 30, 2020, executed by Tuanfang Liu’s spouse.
10.7*	Spousal Consent Letter, dated September 30, 2020, executed by Yuli Liu’s spouse.
10.8*	English Translation of Form of Patent Assignment Agreement by and between Tuanfang Liu and Shenzhen Yi Jia Technology Co., Limited.
10.9*	Form of Trademark Licensing Agreement, by and between Shenzhen Yi Jia Technology Co., Limited and Aspire Electronic Cigarettes (UK) Limited.
10.10*	Form of Framework Purchase Agreement, by and between Shenzhen Yi Jia Technology Co., Limited and the Customers.
10.11*	English Translation of Lease Agreement, dated September 17, 2019, by and between Dongguan Huadeng Industry Investment Co., Ltd. and Dongguan Enliqi Electronic Technology Co., Ltd.
10.12*	English Translation of Supplemental Lease Agreement, dated November 6, 2020, by and between Dongguan Huadeng Industry Investment Co., Ltd. and Dongguan Enliqi Electronic Technology Co., Ltd.
10.13*	Tenancy Agreement, dated May 17, 2021, by and between Aspire Science and Technology Limited and Wong Chuk Suk Chun.
10.14*	Loan Agreement, dated September 1, 2018, by and between Eigate (Hong Kong) Technology Co., Limited and Aspire Science and Technology Limited.
10.15*	Supplemental Loan Agreement, dated September 24, 2018, by and between Eigate (Hong Kong) Technology Co., Limited and Tuanfang Liu.
10.16*	Supplemental Loan Agreement, dated June 21, 2019, by and between Eigate (Hong Kong) Technology Co., Limited and Aspire Science and Technology Limited.
10.17*	Tripartite Loan Agreement, dated September 24, 2018, by and among Eigate (Hong Kong) Technology Co., Limited, DEC (HK) Technology Co., Ltd. and Aspire Science and Technology Limited.
10.18*	Form of Director Offer Letter†
10.19*	English translation of form of Employment Agreement between the VIE and its officers†
10.20*	Employment Agreement, dated March 30, 2020, by and between Registrant and Michael Wang†
10.21*	Form of Lock-up Agreement (included as an exhibit to the Underwriting Agreement, Exhibit 1.1)
10.22*	2021 Equity Incentive Plan†
10.23*	Form of escrow agreement among Aspire Global Inc, US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC and Wilmington Trust, National Association
14.1*	Code of Ethics
21.1*	Subsidiaries of the Registrant
23.1**	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1
23.3*	Consent of Han Kun Law Offices (included in Exhibit 5.2)
23.4*	Consent of Euromonitor International Limited
23.5*	Consent of Hongwu Yang
23.6*	Consent of Brent Cox
23.7*	Consent of Zhiqiang Liu
24.1*	Powers of Attorney
99.1*	Representation under Item 8.A.4 of Form 20-F

* Previously filed.

** Filed herewith.

† Indicates a management contract or compensation plan.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong Province, China, on September 15, 2021.

Aspire Global Inc.

By:	/s/ Tuanfang Liu
Name: Tuanfang Liu
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tuanfang Liu	Chairman and Chief Executive Officer	September 15, 2021
Tuanfang Liu	(Principal Executive Officer)

/s/ Michael Wang	Chief Financial Officer	September 15, 2021
Michael Wang	(Principal Financial and Accounting Officer)

/s/ Jiangyan Zhu	Director	September 15, 2021
Jiangyan Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Aspire Global Inc. has signed this registration statement or amendment thereto in Newark, Delaware on September 15, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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